UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re:

CYTOMEDIX, INC.

(f/k/a Autologous Wound Therapy, Inc.)

Debtor.

Taxpayer ID No.: 23-3011702

Chapter 11 Case No. 01 B 27610 Honorable Eugene R. Wedoff

Confirmation Hearing: June 6, 2002 10:00 a.m.

DISCLOSURE STATEMENT

TO THE

FIRST AMENDED

PLAN OF REORGANIZATION

OF

CYTOMEDIX, INC.

Steven R. Jakubowski (ARDC NO. 6191960)

Elizabeth E. Richert (ARDC NO. 6275764)

ROBERT F. COLEMAN & ASSOCIATES

77 West Wacker Drive, Suite 4800

Chicago, Illinois 60601

Telephone: (312) 444-1000

Facsimile: (312) 444-1028

Attorneys for the Debtor and Debtor in Possession

DATED: April 24, 2002

TABLE OF CONTENTS

Page

SUMMARY viii

I. INTRODUCTION 1

II. VOTING INSTRUCTIONS AND PROCEDURES 2

A. Holders of Claims and Equity Interests Entitled to Vote on the Plan 2

B. Solicitation Package 2

C. Voting Procedures, Ballots, and Voting Deadline 3

III. DESCRIPTION OF THE DEBTOR 4

A. Corporate History of the Debtor 4

B. Description of the Debtor's Business 5

1. Operations 5

2. Sales and Marketing 5

3. Competition 7

4. Intellectual Property Rights 9

a. Generally 9

b. The Worden Patent and the Claims of Charles E. Worden, Sr 10

c. The Curative Royalty Agreement 12

d. Potential Infringers of the Debtor's Patents 13

5. Government Regulation 14

6. Properties 14

C. Prepetition Debt Financings 15

D. The Debtor's Prepetition Board of Directors and Committees 16

E. Events Leading to the Filing of the Reorganization Case 17

IV. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE 18

A. Commencement of the Reorganization Case 18

B. The Shareholders' Consent Solicitation, Resignation of Former Management, and Appointment of New Management 18

C. Debtor in Possession Financing and Continued Use of Cash Collateral 19

D. Liquidation of Procuren-Related Assets 20

E. Filing of Schedules; Claims Bar Dates for Prepetition and Postpetition Claims 21

F. Significant Business Developments 22

G. Executory Contracts and Unexpired Leases 22

H. Extensions of the Debtor's Exclusivity Period 24

I. Negotiations Leading to the Filing of the Plan 24

V. FINANCIAL PROJECTIONS FOR THE REORGANIZED DEBTOR 24

VI. SUMMARY OF THE REORGANIZATION PLAN 26

A. Overall Structure of the Plan 26

B. Classification and Treatment of Claims and Equity Interests 27

C. Treatment of Unclassified Claims 28

1. Allowed Administrative Claims 28

a. Generally 28

b. Manner of Distribution of New Common Stock to Converting Holders of Allowed Administrative Claims 29

c. Special Provisions for Distribution of New Common Stock and New Warrants for Converting Holders of Postpetition Senior Secured Notes 29

d. Statutory Fees 30

2. Allowed Tax Claims 30

D. Treatment of Classified Claims 31

1. Treatment of Allowed Secured Claims (Class 1) 31

a. Allowed Secured Claims in Class 1A (12% Senior Notes) 32

(1) Partial Conversion into New Common Stock at the Administrative Rate 32

(2) Partial Conversion into New Series A Convertible Preferred Stock 32

(3) Release of All Causes of Action Against Certain Holders of Class 1A Claims" 32

(4) Effect of Acceptance of the Plan by Class 1A: the "Cramdown Alternative" 33

b. Allowed Secured Claims in Class 1B (10% Junior Notes) 33

(1) Partial Conversion into New Common Stock at the Administrative Rate 33

(2) Partial Conversion into New Series B Convertible Preferred Stock 33

(3) Release of All Causes of Action Against Certain Holders of Class 1B Claims" 34

(4) Effect of Acceptance of the Plan by Class 1B: the "Cramdown Alternative" 34

c. Allowed Secured Claims in Class 1C (Worden) 34

d. Allowed Secured Claims in Class 1D (Curative Royalty Agreement) 35

e. Allowed Secured Claims in Class 1E 36

2. Allowed Priority Unsecured Claims of Employees (Class 2) 36

3. Allowed General Unsecured Claims (Class 3) 37

a. General Information and Instructions 37

b. Option 3A (Distribution of Cash Only) 40

c. Option 3B (Distribution of New Common Stock Only) 40

4. Allowed Preferred Stock Interests (Class 4) 40

a. Class 4A (Existing Series A Preferred Stock) 40

b. Class 4B (Existing Series B Preferred Stock) 41

5. Existing Common Stock (Class 5) 41

6. Existing Stock Options (Class 6) 42

7. Other Equity Interests, Including Section 510(b) Claims (Class 7) 42

E. Assumption of Executory Contracts and Unexpired Leases 42

1. Assumptions Generally 42

2. Approval of Assumption of Executory Contracts and Unexpired Leases 43

3. Objections to Assumption of Executory Contracts and Unexpired Leases 43

4. Payments Related to Assumption of Executory Contracts and Unexpired Leases 44

F. Executory Contracts and Unexpired Leases to Be Rejected 44

G. Claims Bar Date for Rejection Damages 45

H. Corporate Action 45

I. Cancellation and Surrender of Instruments, Securities, and Other Documentation 46

J. Applicability of Bankruptcy Code Sections 1125 and 1145 to Certain New Securities to Be Issued Under the Plan 46

K. Revesting of Property of the Estate and Release of Liens 47

L. Setoffs 47

M. Preservation of Causes of Action 48

N. Claims Administration Responsibility; The Disbursing Agent 50

O. Objections to Disputed Claims and Disputed Interests 50

P. No Distributions Pending Allowance 51

Q. Timing, Calculation, and Manner of Amounts to Be Distributed 51

1. Cash Payments 51

2. Transmittal of Distributions 51

3. Estimation of Disputed Claims and Disputed Interests 51

4. Distributions After Allowance of Disputed Claims or Disputed Interests 52

5. Undeliverable Distributions 52

R. Fractional Securities 52

S. Distribution Record Date 53

T. Retention of Jurisdiction 53

VII. CONFIRMATION OF THE PLAN AND CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN 56

A. Confirmation Hearing and Objections to Confirmation 56

B. Conditions to Confirmation Contained in the Bankruptcy Code 57

1. Generally 57

2. Financial Feasibility 57

3. Acceptance by Impaired Classes 58

4. Confirmation Without Acceptance by All Impaired Classes: The "Cramdown" Alternative 59

a. Nonacceptance by an Impaired Class of Secured Claims 59

b. Nonacceptance by Class 3 (General Unsecured Claims) or Class 4A (Existing Series A Preferred) 60

c. Nonacceptance by Class 4B (Existing Series B Preferred) 61

d. Deemed Nonacceptance by Classes 5, 6, and 7 (Existing Common Stock, Existing Stock Options, and Other Equity Interests) 61

e. Other Considerations 61

5. The "Best Interests" Test: the Debtor's Liquidation Analysis 61

C. Conditions Precedent to Effectiveness of the Plan 63

D. Effect of Nonoccurrence of Conditions Precedent to the Effective Date 64

E. Legal Effects of Confirmation and Effectiveness of the Plan 64

1. Discharge and Injunction 64

2. Contribution Bar 66

3. Termination of Subordination Rights and Settlement of Related Claims and Controversies 66

F. Limitation of Liability 67

G. Amendment and Modification of the Plan 67

H. Withdrawal, Revocation, or Non-Consummation of the Plan 68

I. Alternatives to Confirmation and Consummation of the Plan; Benefits of Plan Over Alternative Competing Plans 68

VIII. DESCRIPTION OF SECURITIES TO BE ISSUED UNDER THE PLAN 69

A. New Common Stock 69

B. New Series A Convertible Preferred Stock 69

C. New Series B Convertible Preferred Stock 70

D. New Warrants 71

E. Transfer Agent and Registrar 71

IX. CERTAIN MATTERS IN RESPECT OF THE REORGANIZED DEBTOR 72

A. Funding of the Plan 72

B. Management of the Reorganized Debtor 73

C. Reorganization Bonus 73

D. Long Term Incentive Plan of the Reorganized Debtor 75

E. The Restated Certificate of Incorporation, Restated Certificate of Designation, and Restated Bylaws of the Reorganized Debtor 75

F. Registration Rights Granted to New Investors 76

G. Delaware Anti-Takeover Law 76

X. CERTAIN RISK FACTORS TO BE CONSIDERED 76

A. Inherent Uncertainty of the Financial Projections; History of Losses 77

B. Absence of Established Market for New Common Stock 77

C. Importance of Management 78

D. Assumptions Regarding the Value of the Reorganized Debtor's Assets 78

E. Future Litigation Risks 79

F. Absence of Dividends on the New Common Stock 79

XI. RESALE OF SECURITIES RECEIVED UNDER THE PLAN 79

A. Issuance of New Common Stock 79

B. Subsequent Transfers of Securities 80

XII. CERTAIN TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN 81

A. Federal Income Tax Consequences to the Debtor 82

1. Discharge or Cancellation of Indebtedness of the Debtor 82

2. Recognition of Gain or Loss by the Debtor 83

3. Amount and Utilization of Net Operating Loss Carryforwards and Other Federal Income Tax Attributes 83

B. Tax Consequences to Holders of Allowed Claims. 83

C. Tax Consequences to Holders of Allowed Existing Equity Interests. 84

D. Importance of Obtaining Professional Tax Assistance 84

XIII. RESERVATION OF CERTAIN RIGHTS 85

XIV. ADDITIONAL INFORMATION 85

XV. RECOMMENDATION AND CONCLUSION 86

APPENDICES

APPENDIX A Plan of Reorganization of Cytomedix, Inc.

Plan Exhibits

I.A.61 Long Term Incentive Plan for the Reorganized Debtor

I.A.64 Form of New Class A Warrant

I.A.65 Form of New Class B Warrant

I.A.70 Form of New Series A Convertible Preferred Stock Certificate

I.A.71 Form of New Series B Convertible Preferred Stock Certificate

I.A.91 Restated Bylaws for the Reorganized Debtor

I.A.92 Restated Certificate of Incorporation for the Reorganized Debtor and Amended and Restated Certificate of Designation for the Reorganized Debtor

(A) Restated Certificate of Incorporation for the Reorganized Debtor

(B) Amended and Restated Certificate of Designation for the Reorganized Debtor

I.A.100 Short-Selling Bar Representation Irrevocably Made and Deemed Made by All Persons Receiving New Securities Under the Plan

I.A.106 Worden Agreements with the Reorganized Debtor

(A) Patent License Agreement

(B) Substitute Royalty Agreement

(C) Mutual Releases

V.A Schedule of Contracts to Be Assumed

V.B Schedule of Contracts to Be Rejected

APPENDIX B Projections of the Reorganized Debtor: 6/1/2002 - 12/31/2004

(1) Assuming Minimum $3.0 Million Is Raised Through the Private Placement Offering

(2) Assuming Maximum $5.0 Million Is Raised Through the Private Placement Offering

APPENDIX C Historical Financial Statements, with Accompanying Notes

(1) for the Year Ending 12/31/2000 (Audited)

(2) for the Year Ending 12/31/2001 (Unaudited), including the Postpetition Period

(3) for the Fiscal Quarter Ending March 31, 2002

APPENDIX D Liquidation Analysis

APPENDIX E Information Regarding Certain Anticipated Officers, Directors, and Consultants of the Reorganized Debtor

APPENDIX F Potential Defendants in Causes of Action for Infringement or Authorized Use of Intellectual Property Assets or Breaches of Confidentiality, Nondisclosure, or Noncompetition Agreements

APPENDIX G Order Approving Disclosure Statement and Related Notices, Scheduling Confirmation Hearing, and Establishing Voting Procedures

SUMMARY

Brief Description of the Debtor

Cytomedix, Inc. (the "Debtor") filed a voluntary petition for relief in the Bankruptcy Court for the Northern District of Illinois, Eastern Division, on August 7, 2001 (the "Petition Date").

The Debtor is a biotechnology company whose business model is premised upon developing, producing, licensing, and distributing autologous cellular therapies (i.e., therapies using the patient's own body products) for the treatment of chronic, non-healing wounds using the Debtor's proprietary platelet gel and related product therapies. To create the proprietary platelet gel product, the patient's own platelets and other essential blood components for the healing process are separated through centrifugation and formed into a gel (hereinafter, "AutoloGelTM") that is topically applied to a wound (under the direction of a physician).

Since new management took over control on the Debtor on October 16, 2001, the Debtor has made substantial progress in developing a new business model. This model is premised upon advances in technology that enable the Debtor to deliver AutoloGel in a simple, low cost manner at the point of care through single-use, licensed disposable packs. The Debtor has conducted ongoing testing of the new method's effectiveness, which have borne out the Debtor's assertions regarding the product's price, ease of use, and therapeutic advantages. Also, the Debtor has (directly and indirectly) entered into license agreements that have enabled the Debtor to test AutoloGel's effectiveness on patients being treated in nationally recognized wound care treatment centers. Based on the limited results achieved to date, the Debtor believes that its business prospects will substantially improve following the Effective Date as the cloud of the bankruptcy will have been lifted and third parties gain confidence in the Debtor's financial viability.

Summary of Classification and Treatment of

Allowed Claims and Equity Interests Under the Plan

The classification of Allowed Claims and Equity Interests, the estimated aggregate amount of such Claims and Equity Interests in each Class (after resolution of all Disputed Claims), and the amount and nature of distributions to holders of Allowed Claims and Equity Interests in each such Class are summarized in the table that follows. Holders of Allowed Claims and Equity Interests who will receive New Common Stock under the Plan on account of their Allowed Claims and Equity Interests should consider a number of material risks relating to an investment in the New Common Stock, including those identified in Section X of the Disclosure Statement.

The Plan separates the classified Claims and Existing Equity Interests into the following Classes:

Class 1A 12% Senior Noteholders

Class 1B 10% Junior Noteholders

Class 1C Secured Claims of Charles Worden, Sr.

Class 1D Secured Claims Under the Curative Royalty Agreement

Class 1E Other Secured Claims

Class 2 Priority Employee Claims

Class 3 General Unsecured Claims

Class 4A Existing Series A Preferred Stock

Class 4B Existing Series B Preferred Stock

Class 5 Existing Common Stock

Class 6 Existing Stock Options

Class 7 Other Equity Interests

The Plan also provides treatment for certain unclassified Claims represented by Administrative Claims, Postpetition Senior Secured Notes, and certain Tax Claims.

The treatment of these classified and unclassified Allowed Claims and Existing Equity Interests are summarized in the tables that follow:

REORGANIZATION PLAN STRUCTURE

(assuming minimum $3.0 million net is raised in Private Placement)

Class / Claimant	Amount / Number	Description of Treatment	No. of Common Shares Issued	Cash Outlays
Postpetition Senior Secured Notes	$620,000	Converts to New Common Stock at Administrative Rate of $1.00/Share. 1 Class A Warrant for each 4 Shares of New Common Stock Issued. 3 Class B Warrants for each 20 Shares of New Common Stock Issued. Shares Issued on Effective Date, Subject to Lock Up that is Removed 10% on the Initial Distribution Date and 10% on Each of the Nine Succeeding Monthly Distribution Dates.	620,000	-
Other Administrative Claims	$625,150	Conversion of Two-Thirds of Debtor's Counsel's Fees at Administrative Rate. 10% of Shares Issued on Initial Distribution Date and 10% on Each of the Nine Succeeding Monthly Distribution Dates.	354,167	$270,983
Fresh Capital Infusions	$3,000,000	Same treatment as Postpetition Senior Secured Notes. Excludes Possible PPM Fees/Commission of up to 10% of Fresh Capital Raised	3,000,000	-
Priority Tax Claims	$16,840	Cash over Six Years from Date of Assessment; Interest Accruing at 4% per Annum	-	$16,840
12% Senior Noteholders (Class 1A)	$2,384,000	Assumes 50% Converts to New Common Stock at Administrative Rate. Remainder Converts to New Series A Convertible Preferred at $1.00 per Share (1,192,000 Preferred Shares). Neg. Covenants Prohibit Security Interest on 1P or Royalties until New Series A Convertible Preferred Retired. Liquidation Preference over Common and New Series B Convertible Preferred. 8% Cumulative Dividend: Paid in Kind in Year 1; thereafter in Cash or Paid in Kind at Board Discretion. Call Feature on Preferred: 105% of Par Value until 1st Anniv. of Effective Date; 104% thereafter. Upon 1st Anniv., and Every Six Months Thereafter, May Convert 25% of Remaining Preferred Holdings at Greater of: (I) 90% of 20 day avg. closing ask price and (II) $3.00Shares of New Common Stock Issued in 12 Equal Monthly Installments Commencing on Initial Distribution Date. Shares of New Series A Convertible Preferred Issued on Initial Distribution Date.	1,192,000	-
10% Junior Noteholders (Class 1B)	$ 22,860,170	Assumes 50% Converts to New Common Stock at Administrative Rate. Remainder Converts to New Series B Convertible Preferred at $1.00 per Share (1,432,585 Preferred Shares). Neg. Covenants Prohibit Security Interest on 1P or Royalties until New Series B Convertible Preferred Retired. Liquidation Preference over Common. 8% Cumulative Dividend: Paid in Kind in Year 1; thereafter in Cash or Paid in Kind at Board Discretion. Call Feature on Preferred: 105% of Par Value until 1st Anniv. of Effective Date; 104%-until 2d Anniv; 103% thereafter. Upon 1st anniv., and Every Six Months Thereafter, May Convert 25% of Remaining Preferred Holdings at Greater of: (I) 90% of 20 day avg. closing ask price and (II) $3.00 Shares of New Common Stock Issued in 12 Equal Monthly Installments Commencing on Initial Distribution Date. Shares of New Series B Convertible Preferred Issued on Initial Distribution Date.	1,430,085	-
Worden Secured Claims (Class 1C)	$110,125	Converts to New Common Stock at Administrative Rate of $1.00/ Share. Shares of New Common Stock Issued in 12 Equal Monthly Installments Commencing on Initial Distribution Date.	110,125	-
Curative/Waverly Secured Claims (Class D)	$300,000	Funds have been Escrowed by Debtor from DePuy Royalty Payments Received and Will Be Turned Over on the Effective Date, Unless the Debtor Shall Have Commenced an Avoidance Action Against Claimant	-	-
Priority Employee Claims (Class 2)	$110,949	Cash over Six Years from Effective Date; Interest Accruing at 4% per Annum	-	$110,949
General Unsecured Claims (Class 3)	$2,650,000	At Election of Creditor: Either--Option 3A: $0.12 in Cash on the Plan Effective Date; Option 3B: 1 share of New Common Stock for each $5.00 in Allowed Claim. Assume Here: 70% Fall within Option 3A; 30% Fall within Option 3B. Shares of New Common Stock Issued in 12 Equal Monthly Installments Commencing on Initial Distribution Date	371,000	$95,400
Existing Series A Preferred (Class 4A)	$1,625,000	One Share of New Common Stock for each 5 Shares of Existing Series A Preferred Stock Issued Only When Trailing 12 Month Revenues Exceed $10 Million. Shares of Common Stock Issued in 12 Equal Monthly Installments Commencing on Date of Satisfaction of Condition	325,000	-
Existing Series B Preferred (Class 4B)	5,111,550	Pay $0.0001 Liquidation Preference per Share on Effective Date	-	$511
Existing Common Stock (Class 5)	11,711,073	One Share of New Common Stock for Each Five Shares of Existing Common Stock. Shares of New Common Stock Issued in 12 Equal Monthly Installments Commencing on Initial Distribution Date	2,342,215	-
Existing Stock Options (Class 6)	6,043,310	None	-	-
Other Equity Interests (Class 7)	-	None	-	-
Reorganization Bonus		Five Percent of Plan Issued Shares (does not reflect added rights to 5% of New Preferred Stock, or 59,600 New Series A Convertible Preferred and 71,629 New Series B Preferred Convertible Preferred). Shares of New Common Stock Issued in 12 Equal Monthly Installments Commencing on Initial Distribution Date	422,230	-
-	-	TOTAL ESTIMATED SHARES OF NEW COMMON STOCK TO BE ISSUED UNDER PLAN	10,166,821	-
-	-	TOTAL ESTIMATED SHARES OF NEW SERIES A PREFERRED STOCK TO BE ISSUED UNDER PLAN	1,251,600	-
-	-	TOTAL ESTIMATED SHARES OF NEW SERIES B PREFERRED STOCK TO BE ISSUED UNDER PLAN	1,504,214	-
-	-	TOTAL ESTIMATED NEW CLASS A WARRANTS TO BE ISSUED UNDER PLAN	605,000	-
-	-	TOTAL ESTIMATED NEW CLASS B WARRANTS TO BE ISSUED UNDER PLAN	363,000	-
-	-	TOTAL ESTIMATED CASH OUTLAYS UNDER PLAN	-	$494,683

Notes:

1. This chart does not reflect the 15% of Total Shares Issued Under the Plan Reserved Under the Proposed Long Term Incentive Plan. No Reorganization Bonus is being paid on securities to be issued under the proposed Long Term Incentive Plan

2. All recipients of New Securities issued under the Plan are subject to Short Selling Bar Representation at Exhibit 1.A.100 of the Plan

3. Chart assumes only minimum $3.0 million (net) is raised in the Private Placement Offering. If the maximum $5.0 million (net) is raised, total shares of New Common Stock issued on the Effective Date would increase by 2 million and total Class A and Class B Warrants would increase by 500,000 and 300,000 respectively. No Reorganization Bonus is will be paid on funds raised in the Private Placement Offering in excess of $1.7 million except for a "finder's fee" of 5% payable only if (i) no commission shall otherwise be paid in the Private Placement Offering in respect of such excess funds, (ii) the New Investor whose funds are the subject of said finder's fee is no a member of any Impaired or Unimpaired Class under the Plan, and (iii) the Insider claiming the finder's fee shall have initiated the contact between the Debtor and the New Investor.

Funding of the Plan

Cash payments required by the Plan shall be provided from the funds of the Estate, from funds generated by operation of the Debtor and the Reorganized Debtor's business, and from the fresh capital raised through the Private Placement Offering. Funds raised in the Private Placement Offering are designated to be escrowed prior to the Confirmation Date and turned over to the Reorganized Debtor on the Effective Date upon satisfaction of the other conditions precedent to Confirmation set forth in Article VIII of the Plan.

In the Private Placement Offering being conducted by the Debtor in conjunction with the Confirmation, the Debtor is offering to sell (net of fees and commissions) at least $3.0 million and no more than $5.0 million in New Common Stock and New Warrants to New Investors on the same terms and conditions offered to the holders of Postpetition Senior Secured Notes that elect under Section III.A.1.d of the Plan to convert their Allowed Claims into shares of New Common Stock and New Warrants. If the requisite minimum funds are committed, the closing of the Private Placement Offering will occur on the Effective Date.

Conditions Precedent to Plan Effectiveness

The occurrence of the Effective Date shall be conditioned upon satisfaction of each of the following conditions, any one of which may be waived at the sole and absolute discretion of the Debtor:

1. the Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtor (in its sole and absolute discretion), which Order shall have become Final;

2. the Plan shall not have been amended, altered, or modified from the Plan as Filed and disseminated with the Disclosure Statement, unless such amendment, alteration, or modification is, and all Exhibits to the Plan are, in form and substance satisfactory to the Debtor in its sole and absolute discretion;

3. at least $3.0 million in fresh capital (net of fees and commissions) shall have been escrowed pursuant to the Private Placement Offering, and such escrowed funds shall be designated to be irrevocably released to the Reorganized Debtor on the Effective Date, subject to the terms and conditions of the Private Placement Offering;

4. Classes 1A and 1B shall have voted to accept the Plan;

5. holders of Class 5 Equity Interests shall receive the distributions contemplated by the Plan so that the Reorganized Debtor has sufficient shareholders of record and shares of New Common Stock in float to qualify for listing on a national securities exchange such as Nasdaq or the American Stock Exchange; and

6. the Confirmation Order shall have been become Final no later than June 30, 2002.

The Debtor retains the right to withdraw or revoke the Plan in its sole discretion at any time prior to the Confirmation Date.

Senior Management of the Reorganized Debtor

Appendix E to the Disclosure Statement designates the individuals who shall serve initially as the directors and the executive officers of the Reorganized Debtor commencing on the Effective Date. This list may be amended any time prior to the Effective Date upon such notice as may be required by the Bankruptcy Court. Subject to any requirement of Bankruptcy Court approval under Bankruptcy Code Section 1129(a)(5), those persons so designated shall be authorized to assume their offices on or before the Effective Date and shall be authorized to continue to serve in such capacities thereafter pending further action of the Board of Directors or stockholders of the Reorganized Debtor in accordance with applicable law.

Voting on the Plan by Impaired Classes

This Disclosure Statement is being transmitted to Persons in the following Impaired Classes that are entitled to vote on the Plan:

Class 1A 12% Senior Noteholders

Class 1B 10% Junior Noteholders

Class 1C Secured Claims of Charles Worden, Sr.

Class 1D Secured Claims of Curative

Class 3 General Unsecured Claims

Class 4A Existing Series A Preferred Stockholders

Class 4B Existing Series B Preferred Stockholders

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

Each Ballot has been coded to reflect the Class of Claims or Equity Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

In order for your vote to be counted, your original Ballot must be properly completed in accordance with the voting instructions on the Ballot and received no later than May 28, 2002, at 4:30 p.m. (Central time) (the "Voting Deadline") at the offices of the Clerk of the Bankruptcy Court, 219 South Dearborn, Room 710, Chicago, Illinois 60604. Fax copies of ballots will not be accepted. Do not return any stock certificates, debt instruments, or Claims forms with your Ballot.

Holders of Claims and Interests which may be entitled to receive shares of New Common Stock under the Plan should note that confirmation and effectiveness of the Plan shall satisfy the requirements under applicable law that the Long Term Incentive Plan be approved by shareholder vote.

The Disclosure Statement is also being transmitted for informational purposes only to holders of the following Claims or Existing Equity Interests that either are Unimpaired by the Plan or are Impaired in a manner that does not require the holders thereof to vote on the Plan: Postpetition Senior Secured Notes; other Administrative Claims; Priority Tax Claims; and Class 2 Priority Employee Claims.

The full Disclosure Statement is not being transmitted to holders of Claims or Existing Equity Interests in Class 5 (Existing Common Stock), Class 6 (Existing Stock Options), or Class 7 (Other Equity Interests). The Plan provides that holders of Class 5 Existing Common Stock will receive one share of New Common Stock for each five shares held of Existing Common Stock. Holders of Claims and Equity Interests in Classes 6 and 7 will receive no distributions under the Plan and thus the Debtor is not soliciting the votes of these Classes. In lieu of a full Disclosure Statement being distributed to Persons in these Classes, the Debtor is only transmitting to them a summary disclosure that was approved in the Order Approving the Disclosure Statement and Scheduling Confirmation Hearing.

The Confirmation Hearing

The Bankruptcy Court has scheduled the Confirmation Hearing for June 6, 2002, at 10:00 a.m. (Central Time) before the Honorable Eugene R. Wedoff, United States Bankruptcy Judge, at the Dirksen Federal Building, 219 South Dearborn, Courtroom 744, Chicago, Illinois. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Bankruptcy Code section 1129 have been satisfied, and if appropriate, the Bankruptcy Court will enter the Confirmation Order approving the Plan.

As indicated in the Order Approving Disclosure Statement and Scheduling Confirmation Hearing, any objection to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, grounds for the objection, evidentiary support therefor, and the amount of the objector's Claim or such other grounds as give the objector standing to assert any objection to the Plan. Any such objection must be Filed and served in the manner described in the Order Approving Disclosure Statement and Scheduling Confirmation Hearing so that it is received on or before May 28, 2002.

Cramdown

Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm the Plan, even if it has not been accepted by all Impaired Classes entitled to vote on the Plan, provided that the Plan has been accepted by at least one Impaired Class. The Debtor reserves its right to seek the application of the statutory requirements set forth in Bankruptcy Code section 1129(b) for confirmation of the Plan despite lack of acceptance by all Impaired Classes entitled to vote on the Plan.

Pursuant to Bankruptcy Code section 1129(b), notwithstanding the failure of a voting Impaired Class to accept the Plan, it may be confirmed, on request of the Plan proponent, through a procedure commonly known as a "cramdown," if the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting Class of Impaired Claims or Equity Interests. For the reasons outlined in the Disclosure Statement, the Debtor believes that the cramdown requirements can be satisfied in this case as against holders of General Unsecured Claims and Equity Interests that are entitled to vote on the Plan.

If Classes 3 or 4A vote to reject the Plan, the Plan still could be confirmed if the Bankruptcy Court finds that the Plan does not "discriminate unfairly" as to these dissenting Classes and is "fair and equitable" to such Classes. Application of the "fair and equitable" standard, also known as the "absolute priority rule," to these Classes requires in certain circumstances that unless a dissenting Class receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or Interests in any junior Class may receive or retain any property on account of such Claims or Interests. Because holders of Existing Common Stock will receive or retain property under the Plan on account of such Existing Equity Interests, an argument could be raised that, if Class 3 or Class 4A votes to reject the Plan, the Plan does not satisfy the absolute priority rule and cannot be confirmed.

If Classes 3 or 4A vote to reject the Plan, the Debtor will argue that the Plan still is "fair and equitable" to these Classes so long as Classes 1A through 1C have voted to accept the Plan. In such event, the Debtor will contend that holders of Secured Claims in Classes 1A through 1C, by voting to accept the Plan, have affirmatively agreed in their accepting ballot to surrender rights of recovery to which they are entitled to junior Classes who otherwise would not be entitled to any recovery absent this surrender. The Debtor will further contend that, as a matter of law, this surrender of rights satisfies the "fair and equitable" requirement as to Classes 3 and 4A even if holders of Existing Equity Interests in junior Classes receive distributions under the Plan.

Should the Plan be "crammed down" over the rejecting vote of Class 3 pursuant to Bankruptcy Code section 1129(a), the Debtor still shall honor the election of each member of Class 3 that votes on the Plan for treatment under Option 3A. Therefore, it is important that holders of Class 3 Claims who vote to reject the Plan still make an election under Option 3A in Item 2 of their Class 3 Ballot if they desire to receive the Cash distribution provided under Option 3A in lieu of the New Common Stock distribution provided under Option 3B.

The Debtor is not soliciting the votes of holders of Claims or Existing Equity Interests in Class 5 (Existing Common Stock), Class 6 (Existing Stock Options), or Class 7 (Other Equity Interests). The Debtor intends to seek confirmation as to these Classes pursuant to the "cram down" provisions of Section 1129(b)(2)(C)(ii) of the Bankruptcy Code, which permit confirmation over the deemed rejection of the Plan by these Classes on the basis that the holder of any interest that is junior to the Equity Interests of these Classes will not receive or retain any property under the Plan on account of such junior interests.

Additional Information

Additional information regarding the Debtor and certain documents relating to the Plan, the Disclosure Statement, and the Reorganization Case generally can be found throughout the Disclosure Statement. Orders of the Bankruptcy Court pertaining to the Reorganization Cases, the Debtor's Schedules of Assets and Liabilities, the Debtor's consolidated Statement of Financial Affairs and monthly operating reports, certain other lists, schedules, and statements that must be Filed pursuant to Bankruptcy Rule 1007, and any pleadings Filed in the Reorganization Case (including all exhibits thereto) may be inspected for a fee at the website of Bankruptcy Court for the Northern District of Illinois, Eastern Division, and may be reviewed and photocopied at the Office of the Clerk of the Bankruptcy Court, Dirksen Federal Building, 7th Floor, 219 South Dearborn Street, Chicago, Illinois during normal business hours.

Additional historical information regarding the Debtor is included in the filings of the Debtor with the Securities and Exchange Commission. All of the Debtor's public filings may be reviewed at the main or certain regional offices of the Securities and Exchange Commission during normal business hours. Copies of the Plan, Disclosure Statement, and various filings with the SEC relating to the Debtor may be obtained from the SEC's EDGAR database at (www.sec.gov/edgarph.htm). Copies of the Disclosure Statement may also be obtained by contacting Elizabeth E. Richert, counsel for the Debtor, at (312) 606-8648. Any statements contained in this Disclosure Statement concerning the terms or provisions of any document, agreement, instrument, or exhibit may not be complete. Each such statement is qualified in its entirety by reference to such document, agreement, instrument, or exhibit, which should be reviewed in its entirety for a more complete understanding of its contents.

I.

INTRODUCTION

Cytomedix, Inc. (the "Debtor") submits this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the "Bankruptcy Code") for use in the solicitation of votes on the "First Amended Plan of Reorganization for Cytomedix, Inc." (the "Plan") proposed by the Debtor and filed with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court") on April 24, 2002. A copy of the Plan is annexed as Appendix A to this Disclosure Statement. Descriptions or summaries of significant Plan provisions are set forth in Section VI of this Disclosure Statement. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Article I.A of the Plan.

This Disclosure Statement sets forth certain information regarding the Debtor's prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Reorganization Case, and the anticipated organization, operations, and financing of the Reorganized Debtor. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of certain Claims and Equity Interests in Impaired Classes must follow for their votes to be counted.

This Disclosure Statement contains summaries of certain provisions of the Plan, certain documents related to the Plan, certain events in the Reorganization Case, and certain financial information. Although the Debtor believes that such summaries are fair and accurate, they are qualified to the extent that they do not set forth the entire text of such documents. Factual information contained in this Disclosure Statement regarding the Debtor's operations has been provided by the Debtor's management, except where otherwise specifically noted. The Debtor and its representatives do not warrant or represent that the information contained herein, including the financial information or projections, is without any material inaccuracy or omission. Except where specifically noted, the financial information contained herein has not been audited by a certified public accounting firm and may not be in accordance with generally accepted accounting principles.

Certain of the information contained in this Disclosure Statement is by its nature forward looking and contains estimates, assumptions, and projections that may be materially different from actual future results. Except with respect to the projections set forth in Appendix B annexed hereto (the "Projections") and as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtor nor the Reorganized Debtor intends to update the Projections. Accordingly, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtor does not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof. For a description of various risk factors to be considered, refer to Section X of this Disclosure Statement.

II.

VOTING INSTRUCTIONS AND PROCEDURES

A. Holders of Claims and Equity Interests Entitled to Vote on the Plan

This Disclosure Statement is being transmitted to Persons in the following Impaired Classes that are entitled to vote on the Plan:

Class 1A 12% Senior Noteholders

Class 1B 10% Junior Noteholders

Class 1C Secured Claims of Charles Worden, Sr.

Class 1D Secured Claims of Curative

Class 3 General Unsecured Claims

Class 4A Existing Series A Preferred Stockholders

Class 4B Existing Series B Preferred Stockholders

B. Solicitation Package

This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Reorganization Case. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtor other than the information contained herein.

On April 24, 2002, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such holders to make an informed judgment with respect to acceptance or rejection of the Plan. This Disclosure Statement is the only document authorized by the Bankruptcy Court to be used in connection with the solicitation of votes on the Plan.

THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT, HOWEVER, DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

IN ADDITION, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

All Persons entitled to vote on the Plan are encouraged to read this Disclosure Statement and its appendices carefully and in their entirety before deciding to vote either to accept or to reject the Plan.

Accompanying this Disclosure Statement are the following: (i) the Plan (at Appendix A hereto); (ii) the Order Approving the Disclosure Statement and Scheduling Confirmation Hearing (at Appendix G hereto); and (iii) one or more Ballots (and return envelopes) to be used by Persons eligible to vote on the Plan.

The Disclosure Statement is also being transmitted for informational purposes only to holders of the following Claims or Existing Equity Interests that either are Unimpaired by the Plan or are Impaired in a manner that does not require the holders thereof to vote on the Plan: Postpetition Senior Secured Notes; other Administrative Claims; Priority Tax Claims; and Class 2 Priority Employee Claims.

The Disclosure Statement is not being transmitted to holders of Claims or Existing Equity Interests in Class 5 (Existing Common Stock), Class 6 (Existing Stock Options), or Class 7 (Other Equity Interests). The Plan provides that holders of Class 5 Existing Common Stock will receive one share of New Common Stock for each five shares held of Existing Common Stock. Holders of Claims and Equity Interests in Classes 6 and 7 will receive no distributions under the Plan and thus the Debtor is not soliciting the votes of these Classes. Instead, the Debtor is only distributing to Persons within Classes 5, 6, and 7 the summary disclosures set forth at pages viii through xvi hereof.

C. Voting Procedures, Ballots, and Voting Deadline

After carefully reviewing the Plan, the Disclosure Statement, and accompanying documents, Persons entitled to vote on the Plan should indicate their acceptance or rejection of the Plan on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

Each Ballot has been coded to reflect the Class of Claims or Equity Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

In order for your vote to be counted, your original Ballot must be properly completed in accordance with the voting instructions on the Ballot and received no later than May 28, 2002, at 4:30 p.m. (Central time) (the "Voting Deadline") at the offices of the Clerk of the Bankruptcy Court, 219 South Dearborn, Room 710, Chicago, Illinois 60604. Fax copies of ballots will not be accepted. Do not return any stock certificates, debt instruments, or Claims forms with your Ballot.

If you have any questions about the Ballot transmitted to you, the procedure for voting your Claims or Existing Equity Interests, or the Scheduled amount of your Claims or Equity Interests, you should contact Debtor's counsel.

III.

DESCRIPTION OF THE DEBTOR

A. Corporate History of the Debtor

The Debtor was incorporated in Delaware on April 29, 1998. Prior to November 4, 1999, the Debtor was known as Informatix Holdings, Inc., which was originally a public shell company (i.e., an inactive, publicly traded company with nominal assets and liabilities). On December 11, 1998, Mr. Charles Worden, Sr. ("Worden") and certain other Persons formed an unrelated Arkansas corporation named Autologous Wound Therapy, Inc. ("AWT"). On November 4, 1999, AWT merged with and into another company named Informatix Holdings, Inc. ("Informatix"). Simultaneous with the merger, the name of the surviving corporation, Informatix, was changed to Autologous Wound Therapy, Inc. On March 30, 2000, the surviving entity changed its name to Cytomedix, Inc. The principal executive offices are presently located at Eden Tower Plaza, 790 Frontage Road, Northfield, Illinois 60093. The Debtor expects to move its corporate headquarters following the Effective Date to San Diego, California, where the Persons contemplated to serve as the Reorganized Debtor's chief executive officer and chief financial officer to the Reorganized Debtor presently reside.

Effective January 2, 2001, the Debtor acquired certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc. (collectively, "Curative") pursuant to an amended and restated asset purchase agreement (the "Procuren Acquisition"). The technology and other assets acquired by the Debtor in the Procuren Acquisition included the intellectual property rights related to the development and production of platelet-derived growth factors and certain tangible assets related to the production and sale of Curative's leading proprietary wound treatment agent, Procuren. From the outset of the Procuren Acquisition, the Debtor sustained recurring losses, leading it in May, 2001, to begin shutting down the entire Procuren operation.

B. Description of the Debtor's Business

1. Operations

The Debtor is a biotechnology company whose business model is premised upon developing, producing, licensing, and distributing autologous cellular therapies (i.e., therapies using the patient's own body products) for the treatment of chronic, non-healing wounds using the Debtor's proprietary platelet gel and related product therapies. To create the proprietary platelet gel product, the patient's own platelets and other essential blood components for the healing process are separated through centrifugation and formed into a gel (hereinafter, "AutoloGelTM") that is topically applied to a wound (under the direction of a physician).

The Debtor's present procedure for producing AutoloGel, which contrasts markedly with the cumbersome, expensive, and capital intensive procedures practiced by former management, begins with four small tubes of the blood being drawn from a patient through a standard blood-draw procedure. Platelet rich plasma from the drawn blood is then separated through pre-use centrifugation using a small, specialized table-top sized centrifuge. The separated platelet rich plasma is then mixed with pre-measured quantities of activating compounds to produce a solution that, when agitated, congeals into AutoloGel, a stable therapeutic product. The AutoloGel is then applied topically to the wound bed and covered with a contact layer and secondary occlusive dressing to hold it in place.

The competitive advantages of the Debtor's present method of producing AutoloGel over competing and former methods are substantial. The entire procedure takes less than five minutes and is done at the point of care by a health care professional (operating under the direction of a physician). Also, because the patient's own blood is used, a significant source of potential infection is thereby eliminated (compared with the use of donor platelets). Further, application at the point of care eliminates issues regarding shelf life, bio-packaging, or transportation of the product (a problem that plagued the Procuren operations). In addition, because each component of the process has been approved by the Food and Drug Administration ("FDA"), the Debtor does not believe that this process requires any FDA pre-marketing approvals.

In company-sponsored retrospective studies, AutoloGel has been shown to be better and more cost-effective than competitive therapies in promoting the healing of chronic and other wounds. The Debtor believes that these competitive advantages, coupled with the Debtor's proprietary rights to the patents underlying this process, should enable the Reorganized Debtor to achieve business success.

2. Sales and Marketing

An estimated six million people in the United States suffer from chronic wounds such as pressure ulcers, diabetic ulcers, and venous stasis ulcers. In 1998, there was an average of 183 amputations a day in the United States due to diabetic ulcers, accounting for more than half of all such non-trauma related procedures. Venous stasis disease and pressure ulcers often afflict the elderly, who constitute the most rapidly growing segment of the U.S. population and account for a large share of total global and U.S. health care expenditures.

The wound care segment of the U.S. healthcare industry is estimated at between $5 billion and $7 billion. Global wound care expenditures are presently estimated at two to three times the U.S. share of this segment. More than five million chronic wound patients (representing an estimated 90% of the total U.S. market) are treated at a local hospital, by a local physician, or in a local extended care facility. Growth factor therapies--like AutoloGel--have not been used extensively in these settings due to the high cost and complexities previously associated with isolation of platelet enriched plasma from a patient. The Debtor believes that it is well-positioned to introduce AutoloGel into these markets and achieve significant market penetration through use of a low-cost method that, based on recent trials, have shown significantly superior healing results to those of competitive wound-healing products and procedures. The Debtor's formula of low price and superior results will hopefully translate into future revenues and profits no worse than the Projections.

The significant price advantage of AutoloGel over its competition is particularly important given that long term care facilities and home health agencies (both of which care for a large number of wound care patients) often operate in an reimbursement environment that fixes wound care reimbursement at a set amount, regardless of the cost to the health care provider. As such, substantial economic incentives exist among these providers to switch to a cheaper, effective substitute like AutoloGel. Recent testing conducted by the Debtor (in conjunction with the New Orleans-based Life Care Hospitals of Louisiana, LLC) suggests that cost savings and therapeutic benefits from using AutoloGel are substantial.

Over the past several years, as wound care has moved from an inpatient to an outpatient setting, new specialty centers have been created specifically to address chronic or non-healing wounds. There are approximately 400 of these chronic wound centers in the United States. With an average of 1,000 patients treated per year per facility, the Debtor estimates that approximately 12% of patients in these specialty clinic patients presently receive cellular growth factor treatments. This percentage, while greater than the overall average, is still limited by the high costs of these competitive biological products, the lack of Medicare reimbursement in a market dominated by the elderly, and the absence of a significantly differentiated product.

The Debtor initially plans to market AutoloGel into the chronic wound care market through the sale of disposable kits that provide the supplies for processing a single treatment for wound application. The end-user would purchase kits at a fixed price, which will vary depending on that customer's size, supply needs, term of contract, and related factors. The Debtor believes that through the sale and distribution of single-use, wound therapy kits containing the materials necessary to produce AutoloGel, the Debtor is well-positioned to capture significant sales in the chronic wound care market because of the product's therapeutic and price advantages.

As of this writing, the Debtor has targeted four types of healthcare providers within the chronic wound market. The first target is Long Term Care Acute facilities ("LTAC's"), where the comparative positive product cost and the faster time to heal patients wounds have made AutoloGel an attractive alternative to current therapies. Currently, representative facilities with two of the larger LTAC's have signed multi-year contracts with the Debtor or its licensed representatives. Discussions will begin later this year toward group purchasing options representing more than 300 such facilities.

The next targeted segment is the Home Health Care facilities, both public and private. Currently, nurses need to visit patient's homes to provide the needed once-a-day dressing changes for their chronic wounds. With Home Health Care facilities now being reimbursed under a so-called "prospective payment system," whereby they receive a standard payment for the care of a wound patient, the use of AutoloGel once a week eliminates both the cost of dressings and attendant nurse labor costs for these chronic wound patients. In addition, the regulations mandate that there needs to be evidence of progress in healing the wound by 21 days or Medicare may discontinue payment. Many traditional wound care treatments do not provide that healing progress whereas AutoloGel has shown significant healing progress in this time frame.

Long Term Care facilities comprise the Debtor's third targeted market. Given the large number of in-house driven pressure ulcers, the Debtor has discussions ongoing with one large national long term care chain to provide AutoloGel to reduce the recurring percentage of these long-term wounds.

Traditional hospital affiliated wound care centers make up the last targeted market for the Debtor. As of this writing, the Debtor or its licensed representatives have signed three long term contracts with wound care centers and have initiated discussions with another six facilities. As of today, these facilities are using AutoloGel on the hard-to-treat chronic wounds that make up a small percentage of their total wound population. Since most of these centers are reimbursement driven, the Debtor has also started a process to provide a localized reimbursement pathway for the use of AutoloGel to address the greater percentage of the chronic wounds with an expectation of having success in 2003.

The business model of the Debtor's former management was almost entirely premised upon obtaining a national Medicare reimbursement code for AutoloGel. While the Debtor believes obtaining this code will significantly improve sales, its present business model (upon which the Projections are premised) does not assume that such a code will be obtained in the near-term and instead relies on gaining increasing shares of the select markets described above.

3. Competition

It has become generally accepted that growth factors can aid significantly in wound healing. Many physicians believe that multiple growth factors can be more effective than the action of a single growth factor alone. The current market leader, Regranex, marketed by a division of Johnson & Johnson, Inc. ("J&J"), contains a single recombinant growth factor. Having been introduced after a lengthy clinical trial two years ago, it has captured approximately 2% of the chronic wound care market. Revenues have grown to $120 million annually. According to recent data, however, the product experienced only single digit growth for 2001. The Debtor perceives Regranex as a less desirable method of healing chronic wounds. While the Debtor acknowledges the success of the Regranex product in the marketplace, it believes that AutoloGel can capture significant share from Regranex in the Medicare exempt long-term acute care market and in the physician office market.

Currently in the marketplace is the cultured skin graft product, Apligraf, which is produced by Organogenesis, an American Stock Exchange company. The Debtor believes that this product is also expensive and difficult to use, currently requiring application under the same conditions as a skin graft (i.e., in a surgery suite). Medicare does reimburse for Apligraf treatments, and sales appear to be lagging (only approximately $4.2 million in sales for the first six months of 2001).

Recently approved for sale in the United States is a new product called Dermagraft, which is produced by Advanced Tissue Sciences, a Nasdaq company. Dermagraft is a dermal fibroblast skin substitute used to help in the wound closure of diabetic foot ulcers. It is made from human cells known as fibroblasts, placed on a dissolvable mesh material. The product is being marketed by Smith & Nephew, a large health care company with an established wound care presence. Dermagraft is easier to apply than Apligraf in that it can be applied in a physician's office. A significant drawback to Dermagraft, however, is that it requires storage in a minus 70 degree centigrade freezer, which most physicians do not own.

The table that follows shows how AutoloGel compares with other products, and illustrates AutoloGel's competitive advantages (note that the data is approximate as reported from multiple sources):

Product Cost Frequency of Use Potential Aggregate Cost Efficacy*

Apligraf $995 / Treatment 3-6 Treatments $2,985 - $5,970 56.3% in 12 wks.

Dermagraft $485 / Treatment 4-6 Treatments $1,940 - $2,910 27.9% - 39% in 12 wks.

Regranex $450 / Tube 2-5 Tubes $ 900 - $2,250 40% - 43% in 20 wks.

AutoloGel $250 / Treatment 2-6 Treatments $ 500 - $1,500 62% in 12 wks. and 91%

in 20 wks.

* Efficacy determined from respective companies' submissions to the FDA and from retrospective studies conducted by the Debtor (data on file at the corporate office).

Two other wound products/systems may be used for severe wounds. The VAC (Vacuum Assisted Closure), marketed by KCI, uses sponges which are placed in the wound, with tubing attached to a negative pressure pump. This has been used especially with cavernous wounds. Another treatment resource is Hyperbaric Oxygen (HBO). Patients are placed in either a monoplace or multiplace chamber and provided inspired oxygen under pressure to increase the tissue saturation of oxygen.

The table that follows shows how AutoloGel compares with these two other products:

Product Cost Frequency of Use Potential Aggregate Cost Efficacy*

VAC $110 / Treatment 14 - 30 Treatments $1,540 - $3,330 Not Available

HBO $450 / Treatment 10 - 20 Treatments $4,500 - $9,000 Not Available

AutoloGel $250 / Treatment 2 - 6 Treatments $ 500 - $1,500 62% in 12 wks. and 91%

in 20 wks.

* Efficacy determined from respective companies' submissions to the U.S. Food and Drug Administration (the "FDA") and from retrospective studies conducted by the Debtor (data on file at the corporate office).

In order to achieve a national reimbursement code for AutoloGel, the Debtor will have to undertake a prospective, randomized, multi-site clinical trial so as to provide the necessary data as required by the Center for Medicare and Medicaid Services ("CMS"), formerly known as the Healthcare Financing Agency ("HCFA"). In addition, a 1994 HCFA ruling prohibiting the reimbursement of growth factor products for chronic wounds will have to be dismissed. The Debtor believes, based on past and present discussions with CMS, that within two years following the Effective Date, the Debtor should be well-positioned to obtain a national reimbursement code from CMS, thereby substantially increasing the Debtor's market penetration based on the ability of end users to obtain federal reimbursement for AutoloGel treatments. The Projections assume that, even at the minimum $3.0 million (net) raised through the Private Placement Offering, no additional financing is necessary to conduct the clinical testing necessary to obtain such a national reimbursement code.

4. Intellectual Property Rights

a. Generally. The Debtor regards its patents, trademarks, trade secrets, and other intellectual property (collectively, the "Intellectual Property Assets") as critical to its success. The Debtor relies on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect its Intellectual Property Assets. The Debtor has in the past several years filed numerous patent applications worldwide seeking protection of its technologies. As of October 16, 2001, the Debtor owned five U.S. patents (including U.S. Patent No. 5,165,938 (the "Knighton Patent") and U.S. Patent No. 6,303,112 (the "Worden Patent")), various corresponding foreign patents, and various trademarks. The Debtor has filed or received trademarks for the names "Cytomedix," "Procuren," AutoloGel, and a few variants thereof. In addition, the Debtor has numerous pending trademark applications and foreign patent applications.

The Debtor has endeavored to inhibit disclosure of its trade secrets through a number of means, including restricting access to the Debtor's proprietary information and requiring substantially all of its employees, consultants, and other persons with access to the Debtor's proprietary information to execute confidentiality agreements with the Debtor.

Despite these efforts, the Debtor may not be able to prevent misappropriation of its technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of its Intellectual Property Assets is difficult. Litigation may be necessary to enforce the Debtor's Intellectual Property Assets, which could result in substantial costs and diversion of resources.

b. The Worden Patent and the Claims of Charles E. Worden, Sr. Charles E. Worden Sr., currently an interim director of the Debtor, is the sole inventor of U.S. Patent No. 6,303,112 (the "Worden Patent") as well as the sole inventor and initial applicant on the first non-provisional patent application (PCT/US99/02981), the parent application to the submission from which the Worden Patent was issued. Mr. Worden also invented all of the technology described in the various United States and foreign patent applications listing Mr. Worden as sole inventor. The Worden Patent and the technology described in the various applications are referred to collectively as the "Worden-Related Patents."

Mr. Worden was an officer, director and majority shareholder of the Debtor's predecessor, AWT. On or about April 27, 1999, Mr. Worden and AWT executed a Royalty Agreement providing for payments and accountings by AWT to Mr. Worden. On or about June 2, 1999, Mr. Worden assigned the Worden Patent and related intellectual property to AWT, including the exclusive right to utilize the process embodied by the Worden Patent, subject to reversion should the Debtor not fulfill its obligations thereunder. Pursuant to the royalty agreement with Mr. Worden, as amended, in consideration for the assignment by Mr. Worden to the Debtor of his right, title, and interest in all intellectual property covered by the Worden Patent, the Debtor agreed to pay Mr. Worden a royalty equal to 5% of the gross profit derived by the Debtor from the sale or use of the intellectual property rights represented by the Worden Patent, not to exceed $1,000,000 in any four consecutive quarters. The Debtor also had a consulting arrangement with Mr. Worden providing for a maximum payment of $50,000 per year until such time as royalties paid exceeded $150,000 during any four consecutive calendar quarters. In November 1999, following AWT's merger into the public shell, Mr. Worden was no longer an officer, director or majority shareholder of the Debtor.

As a result of defaults claimed by Mr. Worden under his agreements with the Debtor, Mr. Worden claimed a reversionary ownership interest in the Worden Patent and, on this basis, caused the Worden Patent to be issued in his name by the U.S. Patent & Trademark Office on October 16, 2001. When issued, the Worden Patent listed Mr. Worden, and not the Debtor, as the owner of the Worden Patent.

Following the Petition Date, the Debtor's old management alleged certain claims against Worden, including potential causes of action arising out of alleged theft of property from the Little Rock office premises, patent infringement, breaches of contract, and other unspecified acts and/or omissions. Mr. Worden vigorously denied such allegations.(1) During the time of this dispute with the Debtor's old management, Mr. Worden also was a soliciting shareholder in a consent solicitation undertaken to replace the Debtor's former management.

The Debtor and Mr. Worden subsequently resolved their differences through execution of a letter of understanding, dated November 14, 2001. This letter of understanding delineated the terms to be included in a plan of reorganization regarding Mr. Worden's claimed intellectual property rights in the Worden Patent and the treatment of Claims he asserted against the Debtor. Pursuant to this letter of understanding, Mr. Worden assigned the Worden-Related Patents to the Debtor, subject to a condition subsequent reversionary interest during the Reorganization Case should certain projected events (such as confirmation of a plan of reorganization incorporating the terms of the letter of understanding) fail to materialize.

The parties also agreed in the letter of understanding to the terms and conditions of the following three agreements (the "Worden Agreements"), which would become effective on the Effective Date:

(i) a patent license agreement (attached as Exhibit I.A.106(A) to the Plan), whereby the Debtor would license to Mr. Worden and his assigns the use of the Worden-Related Patents for veterinary applications;

(ii) a substitute royalty agreement (attached as Exhibit I.A.106(B) to the Plan), whereby the Debtor would (A) pay a 5% royalty from profits derived by the Debtor from the sale, licensing, or other exploitation of the Worden-Related Patents (with a minimum of $6,250 per month and up to a maximum of $600,000 per year), and (B) grant Mr. Worden a security interest in the Worden-Related Patents to secure payment of these royalties only; and

(iii) mutual general releases (attached as Exhibit I.A.106(C) to the Plan) (the "Mutual Releases").

The security interest granted in the Substitute Royalty Agreement to secure payment of royalties thereunder cannot be foreclosed or otherwise executed upon until all holders of New Series A Convertible Preferred Stock (granted under the Plan to holders of the 12% Senior Notes) and New Series B Convertible Preferred Stock (granted under the Plan to holders of 10% Junior Notes) shall have converted their preferred shares to shares of New Common Stock. Mr. Worden and the Debtor have further agreed to amend the Substitute Royalty Agreement such that, if the holders of newly issued preferred shares have not converted these preferred shares to New Common Stock, but Mr. Worden desires to exercise his secured rights under the Substitute Royalty Agreement, Mr. Worden shall have the right to demand that the Reorganized Debtor exercise its call rights with respect to the newly issued preferred shares. The Debtor shall honor this demand right as soon as practicable after receipt, provided that the entire redemption price payable by the Reorganized Debtor in exercising such call rights shall have been delivered to the Reorganized Debtor by Mr. Worden at the time such demand is made. In such event, the Reorganized Debtor shall (following said redemption) issue to Mr. Worden an identical number of shares of New Series A or New Series B Convertible Preferred Stock as were so redeemed by the Reorganized Debtor.

The Debtor and Mr. Worden further agreed in the letter of understanding to Allow certain other Claims of Mr. Worden Claims as Secured Claims and other of his Claims as General Unsecured Claims. The Debtor also promised, following the Effective Date, to use its best efforts to relet the previously rejected leased facility in Little Rock, Arkansas (on which Mr. Worden remains personally obligated and continues to make monthly lease payments to the landlord of approximately $3,800) as part of the Reorganized Debtor's growing business activities in the area.

c. The Curative Royalty Agreement. The Debtor signed a prepetition royalty agreement, as later amended, with Curative (the "Curative Royalty Agreement") in connection with the Debtor's purchase of certain intellectual property and assets from Curative. Under this royalty agreement, the Debtor agreed to pay Curative a 6% royalty for sales of Procuren made to customers other than Curative. The Curative Royalty Agreement also (i) established Curative as a senior secured creditor and lienholder with regard to the patents acquired from Curative, (ii) provided Curative with rights to 30% of all aggregate proceeds from infringement actions arising from the patents transferred in the Procuren Acquisition, and (iii) granted Curative rights to 20% of any up-front license fees received by the Debtor for future licenses of Procuren. The Curative Royalty Agreement also obligated the Debtor to pay Curative royalties for sales of "future products" (defined as any future products which "embody any of the patents or are covered by any claim of the patents").

On March 21, 2001, the Debtor signed an exclusive licensing agreement with DePuy AcroMed, Inc., a subsidiary of DePuy, Inc. Under this agreement, the Debtor granted to DePuy an exclusive, worldwide license relating to platelet-based growth factors in the specific field of use covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery. Under the terms of the Curative Royalty Agreement, as amended, the Debtor is required to pay Curative and its assigns approximately 92.3% of the royalties collected from DePuy (the "DePuy Royalty"). The monies to which Curative is entitled from the DePuy Royalty have been held by the Debtor as cash collateral and have not been released pending resolution of the Debtor's various disputes with Curative, as described herein.

Under a separate agreement (the "Curative Note Purchase Agreement") dated effective as of August 9, 2001, between Curative and Waverly Holdings, LLC ("Waverly"), Curative assigned to Waverly (i) all of Curative's rights as holder of $881,552 in principal amount of 10% Junior Notes and (ii) all royalties in excess of three percent (3%) of the Debtor's aggregate net sales of Procuren and/or "Future Products" (as defined in the Curative Royalty Agreement). Waverly further obtained from Curative in this August 9, 2001 agreement a covenant that in the event Curative should become the sole owner or possessor of any patents covered by the security interests granted under the Curative Royalty Agreement, Curative will transfer ownership of such patents to Waverly, reserving for itself only its rights to payments of amounts due thereunder.(2)

Claims arising under the Curative Royalty Agreement are classified in Class 1D of the Plan. These Claims are Impaired under the Plan and will be voted entirely by Curative. The Debtor believes that even if Curative votes its Class 1D Secured Claims to reject the Plan, the Debtor will be able to establish at the Confirmation Hearing that the "cram down" provisions of Bankruptcy Code section 1129(b)(2)(A) enable the Plan to be confirmed despite Class 1D's rejection of the Plan. Curative disputes this assertion.

d. Potential Infringers of the Debtor's Patents. The Debtor has identified a number of persons that it believes may potentially be infringing the Debtor's patents or trademarks. The Debtor has hired the law firm of Cummins & Cronin of Chicago, Illinois, which has substantial patent litigation expertise, to act as co-counsel with the Debtor's counsel in assisting the Debtor in analyzing causes of action against these potential infringers.

A number of Persons have been identified that the Debtor believes may be (i) infringing the Debtor's proprietary rights to AutoloGel and other patented technologies or (ii) violating the terms of licensing, confidentiality, nondisclosure, or noncompetition agreements with the Debtor. These Persons are listed on Appendix F to this Disclosure Statement. The Debtor's investigation of such potential infringers or contract violators continues. The Plan expressly reserves within the Debtor all rights before and after the Effective Date to pursue actions against any Persons who at any time directly, indirectly, or contributorily infringed the Debtor's Intellectual Property Assets or breached licensing, confidentiality, nondisclosure, or noncompetition agreements with the Debtor.

To assist Debtor's counsel in prosecuting these infringement-related Causes of Action, the Debtor anticipates filing a motion shortly hereafter to retain a law firm that concentrates its practice in the area of complex patent litigation.

5. Government Regulation

The FDA regulates drugs, biologics, and medical devices that move in interstate commerce. The FDA generally requires that such products receive pre-marketing approval based on evidence of safety and efficacy. The FDA has publicly stated that it believes that if any component of a drug or biological or if any patient receiving such substance moves in interstate commerce, a sufficient nexus with interstate commerce exists for FDA to require pre-marketing approval and licensing.

Though the Debtor does not have FDA approval for use of AutoloGel, it believes that FDA approval is not required because the treatment falls within recognized exceptions to the requirement of FDA approval (i.e., it is "autologous" and its application, being directed by a physician, falls within the realm of the practice of medicine). No assurances can be given, however, that the Debtor's use of AutoloGel will not be challenged or threatened by the FDA based on the Debtor's failure to obtain FDA approval for use of AutoloGel.

6. Properties

The Debtor presently has one leased facility in Northfield, Illinois, which serves as the Debtor's corporate headquarters. In the Procuren Acquisition, the Debtor entered into a lease assignment and assumption agreement with Curative, which assigned to the Debtor Curative's interest in approximately thirty leased facilities housing the Procuren operations (the "Procuren Facilities"). Few of these leases, however, were formally assigned with the landlord's consent. As such, few property owners became the Debtor's contractual landlord.

In the months preceding the Petition Date, the Debtor closed all the Procuren Facilities and sent notices of abandonment to all landlords of the Procuren Facilities. Because Curative remained liable under the leases, Curative has asserted a General Unsecured Claim against the Debtor in excess of $600,000 for out-of-pocket costs related the Procuren shutdown.

The Debtor disputes Curative's Claim. The Debtor asserts setoff rights against Curative for breaches of representations and warranties in connection with the Procuren Acquisition. The Debtor also asserts potential Avoidance Actions against Curative, the recoveries of which take precedence under Bankruptcy Code section 502(d) over payments to Curative on account of any General Unsecured Claim that may be Allowed by the Bankruptcy Court. Curative disputes that the Debtor has valid setoff rights or potential Avoidance Actions against Curative.

C. Prepetition Debt Financings

The Debtor was effectively debt-free until the close of the Procuren Acquisition on January 2, 2001. The Debtor financed the $3,782,571 cash portion of the purchase price through the following: (i) a loan from Curative evidenced by a 10% Junior Note in the aggregate principal amount of $1,682,571.00 and (ii) loans from two other third-party lenders, also evidenced by the 10% Junior Notes, in the aggregate principal amount of $2,100,000.

Principal and interest on the 10% Junior Notes were scheduled to come due on the April 15, 2001 maturity date, but was extended for one year pursuant to a "Consent, Waiver, Payoff and Exchange Agreement" with Curative and each of holders of the 10% Junior Notes (the "10% Note Extension"). Holders of 10% Junior Notes were partially paid down at the time of the 10% Note Extension with $1,325,000, representing approximately all of the net proceeds obtained in the 12% Senior Note offering that closed on April 23, 2001. Additionally, on or about this time, several other third party investors purchased the 10% Junior Notes not held by Curative and all holders of 10% Junior Notes contractually subordinated their Liens to those of the 12% Senior Note holders.

The 10% Junior Notes also had a conversion feature associated therewith that enabled the holder thereof to elect to convert its debt into shares of Existing Common Stock at the lesser of $1.00 and 80% of the average three lowest reported intraday sale prices during the twenty (20) trading days immediately preceding the date on which the debt is surrendered for conversion. Through the date hereof Disclosure Statement, only $5,000 in aggregate 10% Junior Note Claims had been so converted. To preserve the status quo in respect of the relative rights among the various Classes to the Plan, the Debtor will object to the request of any holder of 10% Junior Notes to exercise such conversion rights following approval of the Disclosure Statement and will not honor such conversion request absent entry of the Final order requiring the Debtor to honor such request.

The Debtor has learned that some of 12% Senior Notes were perfected with UCC-1 filings within the 90 days preceding the Petition Date, arguably giving rise to a right to avoid the security interests underlying these Claims as preferential transfers. The Debtor has reviewed the issue of the potential avoidability of these Claims with representatives of the 12% Senior Notes and 10% Junior Notes. The strongest arguments asserted against the avoidability of these Claims as preferences were (i) that the perfection of the security interests underlying these Claims occurred within 30 days following the Debtor's receipt of funds, thus providing contemporaneous value in exchange for the perfection of the security interest, and (ii) that because the proceeds of the 12% Senior Note offering went to pay off perfected secured claims under the 10% Junior Notes, the 12% Senior Note holders were subrogated into the lien rights of the 10% Junior Note holders who had been paid off. As it is the Debtor's view that the defenses of the 12% Senior Note holders would prevail in any such Avoidance Action, the Debtor does not ascribe in its Liquidation Analysis (at Appendix D hereto) any value to potential Avoidance Actions against the holders of 12% Senior Notes.

The Debtor in the Plan proposes a restructuring of the obligations to holders of 10% Junior Notes and 12% Senior Notes on the terms described in Sections III.B.1.a and III.B.1.b of the Plan. The Secured Claims represented by the 12% Senior Notes are classified in Class 1A of the Plan. The Secured Claims represented by the 10% Junior Notes are classified in Class 1B of the Plan. As more fully described herein and in the Plan, if the Plan is confirmed and becomes effective, then the holders of these Secured Claims in Classes 1A and 1B will convert at least 25% of their Allowed Claims to common stock at the Administrative Rate, and will convert the remainder of their Allowed Claims to New Series A Convertible Preferred Stock (in the case of the 12% Senior Notes) and New Series B Convertible Preferred Stock (in the case of the 10% Junior Notes). The Plan also provides that, if Classes 1A and 1B vote to accept the Plan, then all Causes of Action of the Debtor or the Estate against any holder on the Effective Date of an Allowed Class 1A or 1B Claim (including any of their representatives, collateral agents, or trustees) shall be fully, finally, and forever released, relinquished, and discharged.

Insiders beneficially own $250,000 in principal amount of 12% Senior Notes and $300,000 in principal amount of the 10% Junior Notes. $881,552 in principal amount of 10% Junior Notes are also owned by Waverly, a minority member of which is also a member of the Debtor's board. Waverly's interest in the 10% Junior Notes was purchased shortly after the Petition Date as part of the Curative Note Purchase Agreement described above. Mr. Swink and his Affiliates have no ownership interest in Waverly.

D. The Debtor's Prepetition Board of Directors and Committees

From April 2000 through June 2001, the Debtor's board of directors consisted of five members. Three outside board members resigned in June 2001, purportedly claiming that they had a conflict of interest that prevented their continuing to serve arising from their desire to pursue an acquisition of the Debtor in liquidation. These directors, who also served as members of the Debtor's audit committee and/or compensation committee included Arthur F. Staubitz, R. Douglas Armstrong, and Fabrizio Bonanni. These directors are described in the Debtor's prepetition filings with the SEC under Form 10-KSB.

The Debtor's certificate of incorporation in effect at the Petition Date limited the liability of directors to the maximum extent permitted by Delaware law. The Debtor's former management claimed in prepetition public filings with the SEC that Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: any breach of their duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit. In addition, the Debtor claimed in these filings that this limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Debtor has not completed its review of the extent to which any of the Debtor's prepetition board members or officers may have breached their fiduciary duties to the Debtor or otherwise may have engaged in inequitable conduct. The Plan provides that the Reorganized Debtor shall have the exclusive right to prosecute, and retain the benefits of, such potential Causes of Action, including those generally described herein.

E. Events Leading to the Filing of the Reorganization Case

Beginning in April, 2000, the Debtor's management team consisted primarily of former senior executives of Baxter International ("Baxter") who had resigned from their positions at Baxter in order to join the Debtor. Upon their arrival, the Debtor changed its name to Cytomedix, Inc., and moved its principal executive offices to Deerfield, Illinois. At the time, the Debtor had over $7 million in cash reserves, almost no debt on its balance sheet, and its stock was trading as high as $28 per share.

The Debtor's management team failed to focus on the company's existing revenue generating wound care product line. Instead, the Debtor committed substantial resources to development of cellular technology that would take a long time to develop. Also, the Debtor's senior officers devoted substantial time and effort to the creation of complex tax-avoidance and asset reallocation strategies (including strategies to transfer Intellectual Property Assets to an offshore corporation wholly-owned by the Debtor's former chief executive officer without secured creditor consent). Then, the Debtor committed itself to the Procuren Acquisition before it had lined up the financing to fund the acquisition. In the weak financing environment facing bio-tech startups in late 2000, the Debtor was only able to arrange high-yield, short-term bridge financings to finance the acquisition. Immediately following the acquisition, the Procuren operations declined sharply, leading the Debtor's former management to commence a shut down of the operations in May, 2001.

Even worse, the tangible equipment purchased in the Procuren Acquisition, which was ascribed nearly $3 million of the total purchase price, yielded only a fraction of the total purchase price in liquidation. Notably, these sales occurred without the Debtor first having obtained the consents to these sales from the holders of the 12% Senior Notes or the 10% Junior Notes, all of whom had Liens on these assets. Potential Avoidance Actions against the purchasers of these assets based on inadequacy of price and potential Causes of Action against the Debtor's former management for wrongful conversion, corporate waste, and breach of fiduciary duty based on the Debtor's failure to obtain the consent of its Secured Creditors to the asset sales will vest in the Reorganized Debtor after the Effective Date.

As a result, by the spring of 2001, the Debtor was in the midst of a severe liquidity crisis. It had lost $33.34 million in the prior fiscal year, stemming primarily from expenditures of $22 million in salaries and $8 million in consulting fees and de minimus offsetting revenues (which only totaled approximately $350,000 in 2001). In June 2001, the Debtor's former management laid off all but three full-time employees. At or around that time, the Debtor's former board members also were presented with a report from former management that the Debtor's assets might have to be auctioned. Three of the Debtor's board members immediately resigned, alleging they had conflicts of interest arising from their possible desire to bid on the Debtor's assets in liquidation.

In addition, the Debtor's former management, in soliciting interest for a liquidation sale of the Debtor's assets, outlined strategies to buyers that kept former management in their executive positions with the acquiring company while concurrently wiping out equity holders and challenging the rights of Secured Creditors on seemingly specious grounds. The Plan provides that potential Causes of Action by the Debtor (whether individually or derivatively) against the Debtor's former directors and officers for breaches of their duty of loyalty and/or professional malpractice will vest exclusively in the Reorganized Debtor.

IV.

SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

A. Commencement of the Reorganization Case

The Debtor filed its chapter 11 petition for relief with the Bankruptcy Court on August 7, 2001 (the "Petition Date"). Since the Petition Date, the Debtor has continued to conduct its business as debtor and debtor in possession. No trustee or creditors' committee was appointed in the case. The Debtor's bankruptcy counsel at the Petition Date was Adelman, Gettleman, Merens, Berish & Carter, Ltd., which remained the Debtor's counsel through October 25, 2001.

The United States Trustee held a meeting of Creditors pursuant to Bankruptcy Code section 341 upon notice to Creditors identified in the Debtor's mailing matrix. Only one unsecured creditor appeared at the meeting and the United States Trustee determined not to appoint a committee of Creditors holding General Unsecured Claims against the Debtor.

B. The Shareholders' Consent Solicitation, Resignation of Former Management, and Appointment of New Management

Attendant with the chapter 11 filing, the Debtor moved to retain a business broker that would market the Debtor's assets, including its Intellectual Property Assets, with a view towards conducting an auction of the Debtor's assets within sixty days. A group of shareholders objected to this contemplated disposition of the Debtor's assets and sought to remove the Debtor's management and board pursuant to a consent solicitation. At September 27, 2001, 18,629,935 shares of Debtor's Equity Interests were eligible to vote to remove and replace the Debtor's directors.

Pursuant to that consent solicitation, shareholders representing a majority of the Debtor's voting shares submitted written consents for the removal of the Debtor's board of directors and the election of following three new members to the board: Mr. Robert Burkett, Mr. Charles Worden, Sr., and Mr. David Crews. Former management withdrew its objections to the consent solicitation and announced in a Filed pleading that they had tendered their resignations "as of the date the consent solicitation became effective."

The consent solicitation became effective on September 28, 2001. The new board members elected in the consent solicitation assumed managerial control over the Debtor on October 16, 2001, the date the Bankruptcy Court was advised by that former management's objections to the implementation of the consent solicitation would be withdrawn.

The Debtor's newly installed board appointed Mr. Kent Smith as President and Chief Executive Officer. Mr. Smith had served as the Debtor's vice president of sales and marketing from July 2000 until being laid-off in June 2001. The Board also approved the hiring of Mr. Jimmy D. Swink, Jr., as the Debtor's reorganization manager. Mr. Swink was a contract consultant with the Debtor since its inception. Mr. Swink is also managing member of Quasar Investments, which was the Debtor's largest voting shareholder as of the Petition Date. As of 12/31/2000, BDR controlled 28.5% of the outstanding stock of the Debtor. Mr. Swink's wholly-owned Affiliate, BDR Consulting, Inc. ("BDR"), is the collateral agent for the 10% Junior Notes. BDR also holds $100,000 of 10% Junior Notes.

After the new management team assumed managerial control, the Debtor hired John D. Connally, III, as its financial consultant and Lee Wilcox, a licensed CPA, as its accounting consultant and acting controller. The Debtor's present management team is expected to join the Reorganized Debtor following the Effective Date. Additional information regarding these individuals is set forth at Appendix E to this Disclosure Statement.

The Debtor's new management team also retained, with Bankruptcy Court approval, Robert F. Coleman & Associates as the Debtor's bankruptcy counsel and Williams & Anderson LLP as the Debtor's corporate and securities counsel.

C. Debtor in Possession Financing and Continued Use of Cash Collateral

Pursuant to orders of the Bankruptcy Court following commencement of the Reorganization Case, the Debtor was authorized to use the cash collateral held on the Petition Date that stood as security for the 12% Senior Notes and the 10% Junior Notes. The Debtor, however, did not seek authority to use the proceeds of the DePuy Royalty that served as cash collateral for the Debtor's obligations under the Curative Royalty Agreement. Pursuant to these cash collateral orders (the "Cash Collateral Orders"), the secured noteholders were granted continuing and replacement postpetition Liens on the Debtor's assets to the same extent as existed on the Petition Date.

Pursuant to orders entered in November 2001 and March 2002, the Bankruptcy Court authorized the Debtor under Bankruptcy Code sections 364(d) and 364(f) to borrow up to $600,000 in credit through the issuance of certain debt securities (the "Postpetition Senior Secured Notes"). These sums have been raised from the following Persons: Asset Factoring International, Ltd.; Renny Probst; William Tennison; Kent Smith; Pruett Manufacturing; Shirley Pruett; Gail Capers; Jack Crouse; Robert Brookshire; Dr. William Kremper; and Wilbur Davis. The Debtor anticipates having borrowed by the Effective Date the entire $600,000 authorized by the Bankruptcy Court in these orders.

The Postpetition Senior Secured Notes accrue interest at a rate of ten percent (10%) per annum. They are an Administrative Claim payable on the earlier of (i) six months following the date of said note, (ii) the effective date of a plan of reorganization involving the Debtor, (iii) appointment of a chapter 11 trustee over the Debtor, (iv) conversion of the case to a chapter 7 liquidation, or (v) dismissal of the Reorganization Case. By their terms, $200,000 in Postpetition Senior Notes comes due on June 3, 2002; $12,500 comes due on June 24, 2002; $87,500 comes due on August 5, 2002; the remainder comes due in September and October, 2002.

The Debtor's obligations under the Postpetition Senior Secured Notes are secured (on a pari passu basis with all other holders of such notes) by a first priority and senior lien on all assets that secure the Claims of the holders of the 12% Senior Notes and the 10% Junior Notes.

D. Liquidation of Procuren-Related Assets

During the four months preceding the filing, the Debtor shut down 36 Procuren sites scattered around the country. Approximately $3 million of the purchase price in the Procuren Acquisition was allocated to these tangible assets. During the shutdown, the Debtor's former management instructed its personnel to sell all a significant portion of these assets. The assets yielded only a fraction of the book value ascribed to these tangible assets in the Procuren Acquisition. Despite the fact that the equipment sold had been pledged to secure the 12% Senior Notes and the 10% Junior Notes, the Debtor's former management failed to obtain the consent of these Secured Creditors to the asset sales. The Debtor preserves its rights against former management for breaches of fiduciary duty and related Causes of Action (including professional malpractice) against all Persons who participated in the wrongful disposition of these assets.

When the Debtor's new management assumed control of the Debtor's operations, only 15 of these facilities still had any equipment left. Much of the equipment was blood-processing related equipment, which was expensive (and hence had a high book value) but also is specialized in nature and thus cannot be readily sold. Because the equipment had been used to process blood, it could not be disposed of without potentially large decontamination costs. In addition, because the equipment was scattered across the nation, expenses of disposition were projected to be high.

To resolve this situation comprehensively, the Debtor retained Einstein's Garage of North Carolina as its liquidation consultant and, on March 7, 2002, received Bankruptcy Court approval to liquidate and decontaminate (as necessary) all remaining Procuren-related equipment. Einstein's Garage has agreed to sell and decontaminate the remaining equipment and (where necessary) leasehold premises without recourse to the Debtor. The fees and expenses of Einstein's Garage will be subject to Bankruptcy Court approval upon submission of a final fee application and will be limited solely to the available proceeds from liquidation of the assets (except as otherwise agreed by the Debtor).

E. Filing of Schedules; Claims Bar Dates for Prepetition and Postpetition Claims

The Debtor's former management filed the Schedules with the Bankruptcy Court on September 20, 2001. The Schedules showed $815,253 in assets and $7,745,598 in liabilities. The Schedules ascribed an "unknown" value to the Debtor's Intellectual Property Assets. Most of the assets listed (i) were consumed by the Debtor during the Reorganization Case under the Cash Collateral Orders, (ii) are subject to offsetting Creditor Claims, or (iii) were described as having "indeterminate value."

The Bankruptcy Court established February 8, 2002, as the date by which all Creditors were to File proofs of Claim with the Clerk of the Bankruptcy Court or be barred from asserting any Claim against the Debtor. Creditors whose Claims were Scheduled for a liquidated amount and not identified as disputed, contingent, or unliquidated were not required to file proofs of Claim.

The Debtor has analyzed the Filed proofs of Claim. In the initial summary section and in the sections hereafter that address the treatment of Allowed Claims under the Plan, the Debtor has estimated the total amount of Claims that will be Allowed against the Debtor, after taking into account defenses, counterclaims and offsets that would be asserted by the Debtor against Claims that the Debtor considers objectionable. Readers of this Disclosure Statement are cautioned that the projected Allowed amounts are estimates only and that the actual Allowed amounts may differ materially from those estimated.

The Bankruptcy Court also has set May 30, 2002, as the last day for filing requests for payment of an Administrative Claim (other than trade payables, certain Professionals' Fees, or other postpetition Claims arising in the ordinary course) or similarly be barred from asserting any Administrative Claim against the Debtor. As stated in the Administrative Bar Date Order, including within a Filed Proof of Claim a request for payment of an Administrative Claim does not constitute compliance with the requirements for seeking allowance of an Administrative Claim.

In the event that the Debtor or Reorganized Debtor objects to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtor in the ordinary course of business.

The Debtor reserves the right to object to any Claims, subject to the provisions of the Plan regarding objections to Claims. The Plan provides the Reorganized Debtor with exclusive authority to compromise and settle Disputed Claims without the need for further approval of the Bankruptcy Court. To expedite the Claims resolution process, while giving the Reorganized Debtor sufficient time to settle and compromise Disputed Claims without the need for judicial intervention, the Plan provides that if an objection to a Disputed Claim is to be Filed, it must be Filed within six months following the Effective Date.

F. Significant Business Developments

During the period since the new management took over, the Debtor has made substantial progress in developing a new business model. This model is premised upon advances in technology that enable the Debtor to deliver AutoloGel in a simple, low cost manner at the point of care through single-use, licensed disposable packs. The Debtor has conducted ongoing testing of the new method's effectiveness, which have borne out the Debtor's assertions regarding the product's price, ease of use, and therapeutic advantages. Also, the Debtor has (directly and indirectly) entered into license agreements that have enabled the Debtor to test AutoloGel's effectiveness on patients being treated in nationally recognized wound care treatment centers. Based on the limited results achieved to date, the Debtor believes that its business prospects will substantially improve following the Effective Date as the cloud of the bankruptcy will have been lifted and third parties gain confidence in the Debtor's financial viability.

As the Debtor's historical financial statements for the postpetition period attached as Appendix C indicate, the Debtor has suffered a net operating loss of $1,014,758 between the Petition Date and March 31, 2002. This loss is primarily attributed to (i) the losses incurred by former management in vigorously fighting to retain control and force a quick sale of the assets, (ii) the significant expenses associated with implementing the Debtor's revised business model, and (iii) the sizable nonrecurring attorney and consulting costs attendant to the reorganization.

G. Executory Contracts and Unexpired Leases

All the leases of the Debtor, to the extent not terminated prepetition, were rejected by motion or operation of law within sixty days following the Petition Date. Because the leases to the Procuren sites had been terminated prepetition, the Debtor intends to object to all requests for Administrative Claims by the landlords to these properties. Only one such landlord has so requested payment of administrative rent.

Treatment of the Debtor's executory contracts is addressed in Article V of the Plan. Executory contracts to be assumed under the Plan are listed on Exhibit V.A to the Plan. Executory contracts to be rejected under the Plan are listed on Exhibit V.B of the Plan.

The Debtor entered prepetition into a number of prepetition confidentiality, nondisclosure, and noncompetition agreements. The rights of the Debtor under these agreements will vest in, and be enforced by, the Reorganized Debtor on the Effective Date. A number of Persons covered by such agreements are listed in the Debtor's Schedules.

During the Reorganization Case, the Debtor proposed in a motion filed on January 22, 2002 to enter into an executory distributorship agreement with 21st Century Wound Care of Louisiana, LLC ("21st Century") and an executory sales contract with Life Care Hospitals of Louisiana, LLC ("Life Care"). As noted in that motion, agreements among the parties were still being negotiated and had not yet been finalized. Because obtaining DIP financing (which required substantial advance notice) was a precondition to the Debtor's ability to perform under the contemplated arrangements, the Debtor sought approval to enter into the agreements and obtain DIP financing before the agreements had been finalized.

Following the filing of the motion, the Debtor entered into discussions with representatives and counsel for the senior secured lenders. As a result of these discussions, the Debtor became concerned about its ability to obtain the consent of these lenders to the proposed $100,000 priming lien necessary to support the Debtor's entry into the proposed arrangements. The Debtor accordingly determined to withdraw the motion and pursue an alternative structure.

Because of the importance to the Debtor of having its proprietary wound care product used in Life Care's facilities, certain other interested parties in the Debtor's reorganization case were given the opportunity to contract with 21st Century and Life Care, supported by the Debtor's commitment to provide a license agreement necessary to enable the Debtor's product to be used in treating patients at Life Care.

Ultimately, the Debtor entered into a contract (approved by the independent members of the Debtor's board of directors) that licensed use of the Debtor's intellectual property assets to Waverly Investments III, LLC ("Waverly Investments"), a member of which is a member of the Debtor's board and a holder of 12% Senior Notes and 10% Junior Notes. The arrangements between the Debtor and Waverly Investments provide that the Debtor or the Reorganized Debtor may purchase Waverly Investments' rights under its contractual arrangements with 21st Century and Life Care at any time upon payment to Waverly Investments of its out-of-pocket costs in purchasing the rights to 21st Century's contract with Life Care (which costs presently stand at approximately $75,000). Should this purchase option be exercised, Waverly Investments would retain a residual right to payment of $10 per treatment delivered under the Life Care contract.

H. Extensions of the Debtor's Exclusivity Period

The Bankruptcy Code gives a debtor the exclusive right to file a plan for 120 days after the filing of a bankruptcy petition. It also gives a debtor the exclusive right to solicit acceptances for the plan filed within that period for 180 days following the filing of the petition. Each of these exclusivity periods may be extended for cause prior to their expiration. The Bankruptcy Court has extended these exclusivity periods to April 30, 2002 and June 30, 2002, respectively.

I. Negotiations Leading to the Filing of the Plan

Shortly after removal of prior management, the Debtor's new management focused on the formulation of a plan of reorganization that would enable it to reorganize and emerge quickly from chapter 11 in order to preserve its value as a going concern. The Debtor's limited available funds mandated that the Debtor move swiftly to reorganize.

The Debtor and its representatives engaged in negotiations with several interested parties in the case, including holders of 12% Senior Notes and 10% Junior Notes, Worden, Curative, and others. Concurrently, the Debtor has had numerous discussions with prospective New Investors about the terms of an investment in the Debtor on the Effective Date to fund the Debtor's reorganization. Among the myriad factors considered in these various discussions and negotiations were the Debtor's business plan and projected financial results, the amounts and nature of Claims asserted, the time, expense, and risks involved in failing to obtain consensus on a Plan, the adverse impact of a prolonged case, and the alternatives to reorganization.

The Plan reflects understandings reached with certain note holders, prospective New Investors, and Worden regarding the terms to be incorporated in a plan of reorganization to be Filed by the Debtor. The compromises reached, therefore, necessarily reflect certain assumptions regarding the treatment of other Classes of Allowed Claims and Equity Interests under the Plan. The Debtor has developed this Plan in a manner that it believes most fairly treats all Classes, taking into consideration the relative rights and negotiating positions of New Investors and various competing Claimants and Equity Interest holders. The Filing of the Plan and Disclosure Statement was approved by unanimous vote of the Debtor's board of directors.

V.

FINANCIAL PROJECTIONS FOR THE REORGANIZED DEBTOR

As a condition to Confirmation, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtor and certain of its advisors have analyzed the ability of the Reorganized Debtor to meet its obligations under the Plan and retain sufficient liquidity and capital resources to conduct its business.

In this regard, the Debtor has developed certain projections of earnings, cash flows, financial position, and total equity outstanding (the "Projections") for the three years ended December 31, 2004 (the "Projection Period"). These Projections are set forth as Appendix B to the Disclosure Statement. Two sets of Projections are attached at Appendix B. One set assumes that the minimum of $3.0 million is all that is raised in the Private Placement Offering. The second set assumes that the maximum of $5.0 million is raised in the Private Placement Offering.

The Projections show that the Reorganized Debtor is expected to generate positive earnings and cash flows at both the minimum and maximum ranges of funds invested in the Private Placement Offering to support confirmation of the Plan. Because the Plan contemplates that the Debtor will be essentially debt-free, the benefits realized from the Debtor's positive earnings and cash flow will inure to the shareholders of the Reorganized Debtor in the form of higher shareholder values. The Debtor does not anticipate paying dividends on New Common Stock during the Projection Period.

The Projections were not prepared with a view toward complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. Further, independent accountants have neither examined nor compiled the accompanying prospective financial information and, accordingly, no opinion or any other form of assurance is expressed with respect thereto.

The Debtor does not, as a matter of course, publish its business plans and strategies or projections of its anticipated financial position or results of operations. Accordingly, the Debtor and the Reorganized Debtor do not intend, and disclaim any obligation to, (i) furnish updated business plans or projections to holders of Claims or Equity Interests prior to the Effective Date (except as otherwise required by the Bankruptcy Court), or to holders of New Common Stock or any other party after the Effective Date, (ii) include such updated information in documents required to be filed with the SEC, or (iii) otherwise make such updated information publicly available.

The Projections provided in the Disclosure Statement, while presented with numerical specificity, are based upon a variety of estimates and assumptions that, though considered reasonable by management, may not be realized. Further, the Projections are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtor. The Debtor cautions that no representations can be made as to the accuracy of these financial projections or as to the Reorganized Debtor's ability to achieve the projected results. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which these projections were prepared may be different from those assumed or may be unanticipated and thus may affect financial results in a material and possibly adverse manner. The Projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur.

The foregoing assumptions and resultant computations were made solely for purposes of preparing the Projections. The Reorganized Debtor may be required to determine its "reorganization value," which entails evaluation of the fair value of assets as of the Effective Date. Although the Reorganized Debtor expects to utilize a consistent methodology, material differences from the projected values may result.

VI.

SUMMARY OF THE REORGANIZATION PLAN

This section provides a summary of the structure, classification, treatment and implementation of the Plan and is qualified in its entirety by reference to the Plan, which accompanies this Disclosure Statement, and to the appendices and exhibits attached thereto.

Although the statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein, this Disclosure Statement does not purport to be a precise or complete statement of all the terms and provisions of the Plan or documents referred to therein, and reference is made to the Plan and to such documents for the full and complete statements of such terms and provisions.

The Plan itself and the documents referred to therein will control the treatment of Claims and Equity Interests under the Plan and will, on the Effective Date, be binding upon holders of Claims and Equity Interests and other interested Persons.

A. Overall Structure of the Plan

Under the Plan, Claims and Equity Interests are divided into Classes according to their relative seniority and other criteria. The Classes of Claims and Equity Interests, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.

The terms of the Plan are based upon, among other things, the Debtor's assessment of its ability to achieve the goals of its business plan, make the distributions contemplated under the Plan, and pay its continuing obligations in the ordinary course of its business after the Effective Date.

B. Classification and Treatment of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify Claims and Equity Interests. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, a plan of reorganization may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims of such Class.

The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each Claim or Equity Interest of a particular Class unless the holder of a particular Claim or Equity Interest agrees to a less favorable treatment. The Debtor believes that the Plan complies with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims and Equity Interests affected do not consent to the treatment afforded them under the Plan.

The Debtor believes that it has classified all Claims and Equity Interests in compliance with the requirements of section 1122 of the Bankruptcy Code. If a holder of a Claim or Equity Interest challenges such classification and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtor, to the extent permitted by the Bankruptcy Court, shall endeavor to make such reasonable modifications to the classifications of Claims or Equity Interests to satisfy the Bankruptcy Court's concerns.

Except to the extent that such modification of classification adversely affects the treatment of a holder of a Claim or Equity Interest and requires resolicitation, acceptance of the Plan by any holder of a Claim or Equity Interest solicited through this Disclosure Statement will be deemed to be a consent to the Plan's treatment of such holder of a Claim or Equity Interest regardless of the Class as to which such holder ultimately is deemed to be a member.

The Plan separates the classified Claims and Existing Equity Interests into the following Classes:

Class 1A 12% Senior Noteholders

Class 1B 10% Junior Noteholders

Class 1C Secured Claims of Charles Worden, Sr.

Class 1D Secured Claims Under the Curative Royalty Agreement

Class 1E Other Secured Claims

Class 2 Priority Employee Claims

Class 3 General Unsecured Claims

Class 4A Existing Series A Preferred Stock

Class 4B Existing Series B Preferred Stock

Class 5 Existing Common Stock

Class 6 Existing Stock Options

Class 7 Other Equity Interests

The Plan also provides treatment for certain unclassified Claims represented by Administrative Claims, Postpetition Senior Secured Notes, and certain Tax Claims.

C. Treatment of Unclassified Claims

Administrative Claims, Priority Tax Claims, and Secured Tax Claims have not been classified and are excluded from classification in accordance with Bankruptcy Code section 1123(a)(1). The treatment under the Plan of these unclassified Claims is set forth below.

1. Allowed Administrative Claims

a. Generally. Administrative Claims represent Claims for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, Postpetition Senior Secured Notes, the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (including wages, salaries, or commissions for services rendered after the Petition Date), Professional Claims, and all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.

The Debtor estimates total Allowed Administrative Claims, including Professional Claims and Claims arising under the Postpetition Senior Secured Notes, will equal approximately $1,245,150. Approximately $620,000 of this amount represents Claims anticipated owing to holders of Postpetition Senior Secured Notes as of the Effective Date (including accrued and unpaid interest). Approximately $50,150 of this amount represents expected Allowed Administrative Claims for unpaid administrative rent and royalties (including $16,223.50 to CarrAmerica Realty Corporation). The remaining $575,000 represents estimated Allowed Professional Claims remaining owing in the Reorganization Case as of the Confirmation Date. The Plan provides that Claims of Professional Persons for services rendered after the Effective Date that relate to the closing of the Reorganization Case shall be considered Administrative Claims against the Estate payable pursuant to the terms of the Plan, without the need for further order of the Bankruptcy Court.

The Plan provides that each holder of an Allowed Administrative Claim that has not been satisfied during the Reorganization Case will receive, on account of and in full satisfaction of such Allowed Administrative Claim, Cash equal to the Allowed amount of such Claim on the latest of (i) the Effective Date, (ii) if disputed (or in the case of a Professional Claim not yet Allowed), upon entry of a Final Order of the Bankruptcy Court Allowing such Claim, and (iii) the date on which the Allowed Administrative Claim becomes due and payable in the ordinary course.

In lieu of receiving Cash on account of its Allowed Administrative Claim, if agreed to by the Reorganized Debtor in its sole and absolute discretion, each holder of an Allowed Administrative Claim (or such holder's successors or assigns) may elect in writing on or before the Effective Date (or if disputed or not yet Allowed, within three business days after becoming Allowed) to exchange its Allowed Administrative Claim for shares of New Common Stock at the Administrative Rate. If any holder of an Allowed Administrative Claim against the Debtor fails to make such election in a timely manner, such holder's right to make such election shall terminate, unless otherwise agreed to in writing by the Reorganized Debtor in its sole and absolute discretion.

b. Manner of Distribution of New Common Stock to Converting Holders of Allowed Administrative Claims. Except with regards to distributions of New Common Stock to holders of Postpetition Senior Secured Notes, as hereinafter provided, the New Common Stock to be issued to holders of Allowed Administrative Claims electing conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said holders shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

c. Special Provisions for Distribution of New Common Stock and New Warrants for Converting Holders of Postpetition Senior Secured Notes. Holders of Postpetition Senior Secured Notes that elect to convert their Allowed Administrative Claim at the Administrative Rate shall receive, in addition to shares of New Common Stock at the Administrative Rate, (A) one (1) New Class A Warrant for each four (4) shares of New Common Stock received pursuant to said conversion and (B) three (3) New Class B Warrants for each twenty shares (20) of New Common Stock received pursuant to said conversion.

The New Common Stock to be issued to holders of Postpetition Senior Secured Notes shall be distributed to such holders on the Effective Date, but shall be subject to customary lock-up provisions agreed to at the time of issuance that (i) prohibit the sale of such shares until the date the New Registration Statement is declared effective (i.e., the Initial Distribution Date) and (ii) thereafter the lock-up restrictions shall not apply to ten percent (10%) of the shares of New Common Stock so received, cumulatively applied, on each of the Initial Distribution Date and the next succeeding nine (9) Monthly Distribution Dates.

The New Warrants to be issued to holders of Postpetition Senior Secured Notes shall be distributed in ten (10) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding nine (9) Monthly Distribution Dates.

Upon receipt of shares of New Common Stock as provided hereunder, said holders of Postpetition Senior Secured Notes shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

d. Statutory Fees. On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Reorganized Debtor in accordance therewith until the earlier of the closing of the Reorganization Case pursuant to Bankruptcy Code section 350(a), dismissal of the Reorganization Case, or conversion of the Reorganization Case to a chapter 7 liquidation.

2. Allowed Tax Claims

Allowed Tax Claims are unclassified if they are Allowed Priority Tax Claims (defined as a Claim entitled to priority under Bankruptcy Code section 507(a)(8)) or Allowed Secured Tax Claims (defined as a Claim of any taxing authority that is a Secured Claim). Based on the Debtor's review of Filed proofs of Claim, the Debtor estimates total Allowed Priority Tax Claims at $16,840 for purposes of the Projections. This figure primarily represents Claims for unpaid withholding or sales taxes. Several of these Filed proofs of Claim, however, are based on projected withholding taxes owed for the Procuren operations, which were shut down before the period reflected in several of these Filed proofs of Claim. As such, the Debtor believes that the actual Allowed Tax Claims will be lower than reflected in Filed proofs of Claim. The Debtor is not aware of any taxing authority asserting a Secured Tax Claim.

The Plan provides that each holder of an Allowed Tax Claim shall receive deferred cash payments over a period not exceeding six years from the date of assessment of such Allowed Tax Claim, in an aggregate amount equal to the amount of such Allowed Tax Claim, plus interest from the beginning of the month following entry of the Confirmation Order on the unpaid portion thereof, without penalty of any kind, at a rate of four percent (4%) per annum. The payment of each such Allowed Tax Claim shall be made in equal semi-annual installments, with the first installment due on the latest of (i) the first business day following the end of the first full fiscal quarter following the Effective Date, (ii) the first business day following the end of the first full fiscal quarter following the date on which an order Allowing such Tax Claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such Allowed Tax Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Tax Claim, without penalty of any kind. In exchange for the treatment provided herein, all Liens securing an Allowed Secured Tax Claim shall be deemed discharged and released as of the Effective Date.

D. Treatment of Classified Claims

The following sets forth the treatment of classified claims under the Plan:

1. Treatment of Allowed Secured Claims (Class 1)

Claims of Secured Creditors, except for Secured Tax Claims, are classified in separate subclasses within Class 1 of the Plan. Each subclass within Class 1 is deemed a separate Class for purposes of voting on the Plan. The five subclasses within Class 1 are as follows:

Class 1A - Holders of 12% Senior Notes: Class 1A is comprised of the Allowed Secured Claims of the holders of the 12% Senior Notes. Claims in Class 1A are Impaired under the Plan.

Class 1B - Holders of 10% Junior Notes: Class 1B is comprised of the Allowed Secured Claims of the holders of the 10% Junior Notes. Claims in Class 1B are Impaired under the Plan.

Class 1C - Secured Claims of Worden: Class 1C is comprised of the Allowed Secured Claims of Worden. Claims in Class 1C are Impaired under the Plan.

Class 1D - Secured Claims Under the Curative Royalty Agreement: Class 1D is comprised of the Allowed Secured Claims Under the Curative Royalty Agreement. Claims in Class 1D are Impaired under the Plan. Class 1D Secured Claims at present total approximately $206,303, but are expected to be approximately $300,000 by the projected Effective Date.

Class 1E (Other): Class 1E is comprised of Allowed Secured Claims against the Debtor that are not included in any of Classes 1A through 1D of the Plan (excluding Secured Tax Claims). Each Allowed Secured Claim in Class 1E will be considered to be in its own separate subclass within Class 1E, and each such subclass shall be deemed to be a separate Class for purposes of the Plan. Claims in Class 1E are Impaired under the Plan.

a. Allowed Secured Claims in Class 1A (12% Senior Notes). Claims in Class 1A are Impaired under the Plan. The Debtor estimates total Allowed Class 1A Claims as of the Effective Date at approximately $2,384,000. This estimate includes projected accrued interest through an expected Effective Date of 5/31/2002 on the principal balance of $2,235,000 plus $115,000 in projected Class 1A Reimbursement Claims. The treatment of Class 1A Secured Claims shall be as follows:

(1) Partial Conversion into New Common Stock at the Administrative Rate. On the Effective Date, a minimum of 25% of each holder's Allowed Class 1A Claim (and, at the election of such holder, up to 50% of its Allowed Class 1A Claim) shall be converted into shares of New Common Stock at the Administrative Rate. The right of said holder to elect to convert more than 25% of its Allowed Class 1A Claims into New Common Stock at the Administrative Rate shall terminate on the Effective Date (unless otherwise agreed to by the Reorganized Debtor in its sole and absolute discretion).

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

(2) Partial Conversion into New Series A Convertible Preferred Stock. On the Effective Date, all remaining Allowed Class 1A Claims (except Class 1A Reimbursement Claims) not converted to shares of New Common Stock at the Administrative Rate (as provided in Section III.B.1.a.(1) of the Plan) shall be converted to New Series A Convertible Preferred Stock at a rate of one (1) share of New Series A Convertible Preferred Stock for each one dollar ($1.00) of said remaining Allowed Class 1A Claim. The New Series A Convertible Preferred Stock shall be distributed to such holders of remaining Allowed Class 1A Claims on the Initial Distribution Date.

As described generally at Section VIII.B to the Disclosure Statement, the Restated Certificate of Designation shall provide with respect to the New Series A Convertible Preferred Stock that the Reorganized Debtor shall be prohibited, so long as any New Series A Convertible Preferred is outstanding, from granting any security interest, lien, or encumbrance on any of the Reorganized Debtor's Intellectual Property Assets (other than those Liens contemplated by the Plan as being in existence on the Effective Date).

(3) Release of All Causes of Action Against Certain Holders of Class 1A Claims". If Class 1A votes to accept the Plan, all Causes of Action of the Debtor or the Estate against any holder on the Effective Date of an Allowed Class 1A Claim (including any of their representatives, collateral agents, or trustees) shall be fully, finally, and forever released, relinquished, and discharged.

(4) Effect of Acceptance of the Plan by Class 1A: the "Cramdown Alternative". If Class 1A votes to accept the Plan, that acceptance shall also constitute the express affirmation by Class 1A that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent Class 1A's surrender of its recovery rights.

b. Allowed Secured Claims in Class 1B (10% Junior Notes). Claims in Class 1B are Impaired under the Plan. The Debtor estimates total Allowed Class 1B Claims as of the Effective Date at approximately $2,865,170. This estimate includes projected accrued interest through an expected Effective Date of 5/31/2002 on the principal balance of $2,526,552 plus $85,965 in Class 1B Reimbursement Claims. The treatment of Class 1B Secured Claims shall be as follows:

(1) Partial Conversion into New Common Stock at the Administrative Rate. On the Effective Date, a minimum of 25% of each holder's Allowed Class 1B Claim (and, at the election of such holder, up to 50% of its Allowed Class 1B Claim) shall be converted into shares of New Common Stock at the Administrative Rate. The right of said holder to elect to convert more than 25% of its Allowed Class 1B Claims into New Common Stock at the Administrative Rate shall terminate on the Effective Date (unless otherwise agreed to by the Reorganized Debtor in its sole and absolute discretion). Class 1B Reimbursement Claims shall be converted into shares of New Common Stock at the Administrative Rate.

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

(2) Partial Conversion into New Series B Convertible Preferred Stock. On the Effective Date, all remaining Allowed Class 1B Claims not converted to shares of New Common Stock at the Administrative Rate (as provided in Section III.B.1.b.(1) of the Plan) shall be converted to New Series B Convertible Preferred Stock at a rate of one (1) share of New Series B Convertible Preferred Stock for each one dollar ($1.00) of said remaining Allowed Class 1B Claim. The New Series B Convertible Preferred Stock shall be distributed to such holders of remaining Allowed Class 1B Claims on the Initial Distribution Date.

As described generally at Section VIII.C to the Disclosure Statement, the Restated Certificate of Designation shall provide with respect to the New Series B Convertible Preferred Stock that the Reorganized Debtor shall be prohibited, so long as any New Series B Convertible Preferred is outstanding, from granting any security interest, lien, or encumbrance on any of the Reorganized Debtor's Intellectual Property Assets (other than those Liens contemplated by the Plan as being in existence on the Effective Date).

(3) Release of All Causes of Action Against Certain Holders of Class 1B Claims". If Class 1B votes to accept the Plan, all Causes of Action of the Debtor or the Estate against any holder on the Effective Date of an Allowed Class 1B Claim (including any of their representatives, collateral agents, or trustees) shall be fully, finally, and forever released, relinquished, and discharged.

(4) Effect of Acceptance of the Plan by Class 1B: the "Cramdown Alternative". If Class 1B votes to accept the Plan, that acceptance shall also constitute the express affirmation by Class 1B that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent Class 1B's surrender of its recovery rights.

c. Allowed Secured Claims in Class 1C (Worden). Claims in Class 1C are Impaired under the Plan. The Debtor estimates total Allowed Class 1C Claims as of the Effective Date at approximately $110,025. This estimate includes projected accrued interest through an expected Effective Date of 5/31/2002 on the principal balance of $72,100 and reimbursement claims of $22,125. The treatment of Class 1C Secured Claims shall be as follows:

Each holder of an Allowed Class 1C Claim shall receive New Common Stock at the Administrative Rate in full and complete satisfaction of such holder's Allowed Class 1C Claim. In addition, the Worden Agreements shall become effective by their terms on the Effective Date.

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

If Class 1C votes to accept the Plan, that acceptance shall also constitute the express affirmation by Class 1C that it consents to the surrender of rights of recovery to which it is entitled to the junior Classes of Allowed Claims and Allowed Equity Interests in Classes 3, 4A, and 5, who otherwise would not be entitled to any recoveries absent Class 1C's surrender of its recovery rights.

d. Allowed Secured Claims in Class 1D (Curative Royalty Agreement). The Debtor estimates total Allowed Class 1D Secured Claims as of the Effective Date at approximately $300,000 based on estimated payments on the DePuy Royalty received through the period ending March 31, 2002, that have not been distributed to the holders of Class 1D Secured Claims.

Class 1D Secured Claims are Impaired by the Plan and will be voted exclusively by Curative. The Plan provides that each holder of an Allowed Class 1D Secured Claim shall receive Cash on the Effective Date in an amount equal to the Allowed Amount of its Class 1D Secured Claim; provided, however, that the Debtor shall, in lieu of releasing such funds on the Effective Date to a holder of an Allowed Class 1D Secured Claim who is also a defendant in any Avoidance Action Filed against said holder on or before the Effective Date (a "Class 1D Avoidance Action Defendant"), establish a separate interest bearing escrow account (the "Class 1D Escrow") in respect any funds payable to such Class 1D Avoidance Action Defendant. Such escrowed funds (included accrued interest earned thereon) shall only be released pursuant to Final Order of the Bankruptcy Court (which Order shall not be entered except (i) upon notice to counsel for the Debtor and the Class 1D Avoidance Action Defendant and (ii) after entry of Final Orders in respect of each Avoidance Action count asserted against said defendant).

The Plan further provides that, from and after the Effective Date, all rights under the Curative Royalty Agreement shall continue in full force and effect, and the legal, equitable, and contractual rights arising thereunder shall be unaltered (including the retention of all prepetition Liens granted under the Curative Royalty Agreement); provided, however, that the Debtor shall, in lieu of releasing such post-Effective Date royalties to a Class 1D Avoidance Action Defendant, place such accruing royalties in the Class 1D Escrow. Said escrowed funds (included accrued interest earned thereon) shall not be released from escrow until entry of a Final Order of the Bankruptcy Court (which shall not occur until after entry of Final Orders in respect of all Avoidance Actions asserted). Such escrowed funds shall only be released pursuant to Final Order of the Bankruptcy Court (which Order shall not be entered except (i) upon notice to counsel for the Debtor and the Class 1D Avoidance Action Defendant and (ii) after entry of Final Orders in respect of each Avoidance Action count asserted against said defendant).

e. Allowed Secured Claims in Class 1E. Claims in Class 1E are Impaired under the Plan. Holders of Allowed Class 1E Secured Claims shall receive no distributions from the Debtor or the Reorganized Debtor and all such Claims and all related Liens, mortgages, deeds of trust, encumbrances, and charges against the Debtor and the Reorganized Debtor, or any of their properties, by Holders of any such Claims shall be fully and completely discharged, released, and extinguished.

The Debtor is not aware of any Claims that would be Classified in Class 1E Claim and thus estimates Class 1E Claims at zero.

2. Allowed Priority Unsecured Claims of Employees (Class 2)

Class 2 is comprised of the Allowed Claims of employees against the Debtor that are specified as having priority in Bankruptcy Code sections 507(a)(3) or 507(a)(4), not to exceed $4,650 per Person. Such Claims include certain Claims against the Reorganized Debtor by its employees for unpaid prepetition wages, salaries, or commissions. Claims in Class 2 are Unimpaired under the Plan. The Debtor estimates total Allowed Class 2 Claims as of the Effective Date at approximately $110,949.

Claims in Class 2 are Unimpaired under the Plan. Each holder of an Allowed Class 2 Priority Claim shall receive deferred cash payments over a period of six years from the Effective Date, in an aggregate amount equal to the amount of such Allowed Class 2 Claim, plus interest at four percent (4%) per annum from the Effective Date on the unpaid portion thereof, without penalty. The payments thereon shall be made in equal quarterly installments, with the first installment due on the latest of (i) the first business day following the end of the first full fiscal quarter following the Effective Date, (ii) the first business day following the end of the first full fiscal quarter following the date on which an order Allowing such Class 2 Claim becomes a Final Order, and (iii) such other time or times as may be agreed with the holder of such Allowed Class 2 Claim. Each installment shall include simple interest on the unpaid balance of the Allowed Class 2 Claim, without penalty of any kind. Allowed Class 2 Claims may be prepaid at any time on or after the Effective Date without penalty.

In lieu of receiving Cash on account of its Allowed Class 2 Claim, if agreed to by the Reorganized Debtor in its sole and absolute discretion, each holder of an Allowed Class 2 Claim (or its successors or assigns) may elect in writing before or after the Effective Date to exchange each $1.00 of its Allowed Class 2 Claim into shares of New Common Stock at such rate as is agreed to by the Reorganized Debtor in its sole and absolute discretion. If any holder of an Allowed Class 2 Claim against the Debtor fails to make such election in a timely manner, such holder's right to make such election shall terminate, unless otherwise agreed to in writing by the Reorganized Debtor in its sole and absolute discretion.

The New Common Stock to be issued as a result of said conversion shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing on each of the eleven (11) succeeding Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

3. Allowed General Unsecured Claims (Class 3)

a. General Information and Instructions. Class 3 is comprised of the Allowed General Unsecured Claims of the Debtor that are not cured, paid, released, or waived pursuant to the Plan, assumed by the Reorganized Debtor pursuant to the Plan or agreements incorporated in the Plan, or classified in any other Class of Claims. Class 3 Claims include, without limitation, (i) Claims for goods sold and services rendered, (ii) Claims for monies lent, (iii) Claims based upon guarantees of performance or payment of the obligations or duties of any Person, (iv) Claims for contribution, reimbursement, or indemnity (excluding Claims for Indemnification Rights), (v) Claims for fines, penalties, or assessments, (vi) Claims for tort liability, (vii) Claims arising from the rejection of executory contracts and unexpired leases, and (viii) Claims arising for environmental or bio-hazardous remediation at locations that are not included in the assets vesting in the Reorganized Debtor on the Effective Date.

The Debtor has reviewed the Schedules and Filed proofs of Claim, and has determined at the outset of the Claims Allowance process, to Allow $1,131,581 in Class 3 Claims. The Debtor intends to file objections to other Filed or Scheduled Class 3 Claims representing by the following:

(i) Claims of Messrs. Cour and Demarest (the Debtor's former chief executive officer and general counsel, respectively) for $1.75 million in the aggregate (primarily for severance pay and employment contract termination damages);

(ii) Claims by Curative for approximately $600,000 based on Curative's assertion that the Debtor (A) assumed in the Procuren Acquisition certain obligations of Curative, including obligations under certain real and personal property leases assigned by Curative to the Debtor, (B) defaulted on these assumed obligations and (C) agreed to indemnify and hold Curative harmless, and to reimburse Curative, from damages arising from or in connection with the assumed liabilities;

(iii) Claims of landlords to rejected leases in the amount of approximately $520,000;

(iv) alleged breach of contract and related Claims of Dr. Keith Bennett and his Affiliates for approximately $1 million;

(v) Claims of other former executives for severance pay of approximately $900,000; and

(vi) Claims of approximately $460,000 asserted by various professionals employed by the Debtor prepetition.

As regards the foregoing six specific categories of Claims, the Debtor's objections are briefly summarized as follows:

(i) The Claims of Messrs. Cour and Demarest failed to account for the limitations of Bankruptcy Code section 502(b)(6) to employment termination Claims. This would limit their termination damages to a maximum of one year's salary. Also, the Debtor has potential offsetting Causes of Action relating to, among others, (A) their handling of the sales of assets during the Procuren shutdown, (B) their possible breaches of duties of loyalty in connection with the filing of the Reorganization Case and their attempting to sell the Debtor's assets under fire sale conditions, and (C) their possible violations of restrictive covenants and noncompete agreements contained in their employment contracts.

(ii) The Claims of Curative are subject to potentially offsetting Causes of Action for (A) an approximately $138,000 unpaid prepetition receivable owing from Curative to the Debtor and (B) possible breaches of representations, warranties, and other requirements of the Procuren Acquisition agreement. In addition, the Debtor may assert Avoidance Actions relating to the Procuren Acquisition, the recoveries for which take precedence under Bankruptcy Code section 502(d) over distributions on account of Curative's Claims.

(iii) The Claims of landlords for rejection may be subject to defenses of accord and satisfaction (based on releases of co-debtors granted by the landlords but not consented to by the Debtor), mitigation of damages through reletting of the premises to another tenant, and lack of privity of contract based on the landlord's never having consented to the assignment of the lease to the Debtor in the Procuren Acquisition.

(iv) The Debtor does not believe Dr. Bennett's unsubstantiated Claims have any merit. In addition, the Debtor believes Dr. Bennett may owe money to the Debtor based on his apparent commercial use of AutoloGel contrary to the contractual terms governing his business relationship with the Debtor.

(v) The Debtor believes it may have defenses and offsetting Claims that would significantly reduce the severance Claims of other former executives to approximately $250,000 in the aggregate.

(vi) The Debtor believes that several professionals retained were overpaid and failed to deliver services reasonably equivalent in value to the Claims asserted. The Debtor hopes to compromise these Claims at a lesser amount than so asserted.

For purposes of the Projections, the Debtor has assumed that Allowed Class 3 Claims, after resolution of all objections, will be $2,650,000.

Class 3 is Impaired under the Plan. If the holders of Allowed Claims in Class 3 do not accept the Plan, then the Debtor shall seek confirmation of the Plan with regard to Class 3 under Bankruptcy Code section 1129(b).

NOTE TO HOLDERS OF ALLOWED CLASS 3 CLAIMS AGGREGATING IN EXCESS OF $1,000: Any holder of an Allowed Class 3 Claim aggregating in excess of $1,000.00 shall be treated under Option 3B (described below) in respect of all such Claims if it fails to make a timely election on the Ballot for treatment under Option 3A. Holders of Allowed Class 3 Claims aggregating in excess of $1,000.00 that desire treatment under Option 3A (described below) must make such election on the Class 3 Ballot for accepting or rejecting the plan and return such Ballot by the Voting Record Date. The making of such election under Option 3A by a holder of an Allowed Class 3 Claim in excess of $1,000.00 in aggregate shall be deemed to constitute such Creditor's consent to treatment of all such Allowed Class 3 Claims under Option 3A.

Should the Plan be "crammed down" over the rejecting vote of Class 3 pursuant to Bankruptcy Code section 1129(a), the Debtor still shall honor the election of each member of Class 3 that votes on the Plan for treatment under Option 3A. Therefore, it is important that holders of Class 3 Claims who vote to reject the Plan still make an election under Option 3A in Item 2 of their Class 3 Ballot if they desire to receive the Cash distribution provided under Option 3A in lieu of the New Common Stock distribution provided under Option 3B.

NOTE TO HOLDERS OF ALLOWED CLASS 3 CLAIMS AGGREGATING LESS THAN $1,000: Holders of Allowed Class 3 Claims aggregating less than $1,000.00 shall be treated under Option 3A in respect of such Claims and may not elect treatment of such Claims under Option 3B.

b. Option 3A (Distribution of Cash Only). The Reorganized Debtor shall pay to holders of Allowed Class 3 Claims under Option 3A a sum of Cash equal to twelve percent (12%) of such Allowed Class 3 Claim according to the following distribution schedule: one-third shall be paid on the Initial Distribution Date; one-third on the sixth month anniversary of the Initial Distribution Date; and one-third on the first anniversary of the Initial Distribution Date.

Holders of Allowed Class 3 Claims aggregating in excess of $1,000.00 that desire treatment under Option 3A must make such election on the Ballot for accepting or rejecting the Plan and return such Ballot by the Voting Record Date.

c. Option 3B (Distribution of New Common Stock Only). The holders of Allowed Class 3 Claims under Option 3B shall receive one share for each $5.00 of Allowed Class 3 Claims under Option 3B, with the New Common Stock to be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing on each of the eleven (11) succeeding Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

Holders of Allowed Class 3 Claims aggregating less than $1,000.00 shall be treated under Option 3A in respect of such Claims and may not elect treatment of such Claims under Option 3B.

4. Allowed Preferred Stock Interests (Class 4)

a. Class 4A (Existing Series A Preferred Stock). Class 4A is comprised of all Allowed Equity Interests represented by the 1,625,000 shares of Existing Series A Preferred Stock issued and outstanding prior to the Effective Date. The Existing Series A Preferred Stock had a liquidation preference in the event of the Debtor's liquidation, dissolution, or winding up of $1.00 per share in all assets remaining after payment of liabilities. Additionally, the Debtor was required to redeem the Existing Series A Preferred Stock on the earlier of the seventh anniversary of the date of issuance of the securities or the end of the fiscal quarter at which the Debtor had gross revenues for four consecutive fiscal quarters of not less than $50 million.

Class 4A is Impaired under the Plan. If the holders of Allowed Class 4A Equity Interests do not accept the Plan, then the Debtor shall seek confirmation of the Plan with regard to Class 4A under Bankruptcy Code section 1129(b).

At such time, if at all, that the Reorganized Debtor shall have attained aggregate gross revenues for four consecutive fiscal quarters of not less than $10 million (the "Series A Preferred Revenue Precondition"), holders of Allowed Class 4A Equity Interests shall receive one (1) share of New Common Stock for every five (5) shares of Existing Series A Preferred Stock held as of the Effective Date.

The New Common Stock to be issued hereunder shall be distributed in twelve equal monthly installments commencing on the ninetieth (90th) day following satisfaction of the Series A Preferred Revenue Precondition and continuing on each of the succeeding eleven (11) monthly anniversaries that follow said initial distribution. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

b. Class 4B (Existing Series B Preferred Stock). Class 4B is comprised of all Allowed Equity Interests represented by the Existing Series B Preferred Stock issued and outstanding prior to the Effective Date. There are approximately 5,115,000 shares of Existing Series B Preferred Stock issued and outstanding. The Existing Series B Preferred Stock had a liquidation preference in the event of the Debtor's liquidation, dissolution, or winding up of $0.0001 per share in all assets remaining after payment of liabilities and the liquidation preference of the Existing Series A Preferred Stock.

Class 4B is Impaired under the Plan. All holders of Allowed Class 4B Equity Interests shall be redeemed in Cash by the Reorganized Debtor on the Effective Date at the stipulated liquidation preference of $0.0001 per share, or $511.50 in the aggregate.

5. Existing Common Stock (Class 5)

Class 5 is comprised of all Allowed Equity Interests represented by the Existing Common Stock of the Debtor that is issued and outstanding as of the Effective Date. Class 5 is Impaired under the Plan. The votes of holders of Allowed Class 5 Existing Common Stock are not being solicited and Class 5 will be deemed to have rejected the Plan. Accordingly, the Debtor shall seek confirmation of the Plan with regard to Class 5 under Bankruptcy Code section 1129(b).

Holders of Allowed Class 5 Existing Common Stock shall receive one share of New Common Stock for every five (5) shares of Existing Common Stock. As a result of this exchange, if effected, holders of Allowed Class 5 Equity Interests would receive approximately 2,336,215 shares of New Common Stock in exchange for the estimated 11,681,073 shares of Existing Common Stock outstanding on the Petition Date.

The New Common Stock to be issued hereunder shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing on each of the eleven (11) succeeding Monthly Distribution Dates. Upon receipt of shares of New Common Stock as provided hereunder, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

6. Existing Stock Options (Class 6)

Class 6 is comprised of all Allowed Equity Interests represented by the Existing Stock Options. The Debtor had over six (6) million warrants or options representing contractual rights of Persons prior to the Effective Date to purchase or acquire Existing Common Stock.

Class 6 is Impaired under the Plan. Holders of Allowed Class 6 Existing Stock Options shall receive or retain no property or distributions on account of such Allowed Claims or Allowed Equity Interests. The Debtor is not soliciting the votes of Class 6 and shall seek confirmation of the Plan with respect to Class 6 under Bankruptcy Code section 1129(b).

7. Other Equity Interests, Including Section 510(b) Claims (Class 7)

Class 7 is comprised of all other Allowed Claims or Equity Interests in the Debtor, including Allowed Section 510(b) Claims, any Allowed Claims arising from the rejection of agreements granting Existing Stock Options (to the extent, if any, that they constitute executory contracts), and any Claims based upon Indemnification Rights. The Debtor is not aware of any Filed or Scheduled Class 7 Claims and estimates these Claims at zero.

Class 7 is Impaired under the Plan. Holders of Class 7 Claims and Equity Interests, if any, shall receive or retain no property or distributions on account of such Allowed Claims or Allowed Equity Interests. The Debtor is not soliciting the votes of Class 7 and shall seek confirmation of the Plan with respect to Class 7 under Bankruptcy Code section 1129(b).

E. Assumption of Executory Contracts and Unexpired Leases

1. Assumptions Generally

Except as otherwise provided in the Plan, in any Order of the Bankruptcy Court, or in any contract, instrument, or other agreement or document incorporated into the Plan or entered into in connection with the Plan or the Reorganization Case, pursuant to Bankruptcy Code section 365, each of the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts attached as Exhibit V.A to the Plan and incorporated herein by this reference shall be assumed by the Reorganized Debtor on the Effective Date on the specific terms and conditions as set forth in Exhibit V.A, subject to the same rights as the Debtor or the Reorganized Debtor held or hold at, on, or after the Petition Date to modify or terminate such agreements under applicable nonbankruptcy law. Each contract and lease listed on Exhibit V.A shall be assumed only to the extent, if any, that it constitutes an executory contract or unexpired lease, and the listing of such contract or lease on Exhibit V.A shall not constitute an admission by the Debtor or the Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that any of the Debtor or the Reorganized Debtor has any liability thereunder. The Debtor may amend the list of assumed executory contracts and unexpired leases on Exhibit V.A to the Plan at any time up to sixty (60) days following the Effective Date with appropriate notice to the affected party or parties and the Persons on the Master Service List.

Each executory contract and unexpired lease assumed pursuant to Article V of the Plan by the Reorganized Debtor shall be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any Order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law. To the extent that the Bankruptcy Court, or any other court of competent jurisdiction, determines, either before, on, or after the Effective Date, that any agreement in the form of a lease of real or personal property previously assumed or assumed pursuant to the Plan, is, in fact, a disguised secured transaction, the resulting secured indebtedness arising from such determination shall be treated in accordance with Class 1E of the Plan. Any resulting deficiency Claim shall be afforded treatment as a Class 3 Claim, subject to general equitable principles and the provisions of the Bankruptcy Code.

2. Approval of Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan, the Confirmation Order shall constitute an order of the Bankruptcy Court, pursuant to Bankruptcy Code section 365, approving the assumption as of the Effective Date of the executory contracts and unexpired leases listed on Exhibit V.A to the Plan. To the extent that assumption of an executory contract or unexpired lease on Exhibit V.A is conditioned on the modifications specified in Exhibit V.A, the Confirmation Order shall constitute an Order of the Bankruptcy Court pursuant to Bankruptcy Code section 365 approving the assumption as of the Effective Date of said executory contract or unexpired lease as modified pursuant to the terms specified in Exhibit V.A.

3. Objections to Assumption of Executory Contracts and Unexpired Leases

To the extent any party to an executory contract or unexpired lease identified for assumption asserts arrears or damages pursuant to Bankruptcy Code section 365(b)(1) in an amount different from the amount set forth on Exhibit V.A to the Plan, or has any objection to the proposed adequate assurance of future performance or the proposed assumption and cure regarding the executory contracts or unexpired leases on the terms and conditions provided for in the Plan, all such asserted arrears and any other objections shall be filed and served within the same deadline and in the same manner established for filing objections to Confirmation.

Failure to assert any arrearage different in amount from the applicable amount set forth on Exhibit V.A to the Plan, or to File an objection within the time period set forth above, shall constitute consent to the assumption and Cure on the terms provided for in the Plan and Exhibit V.A, including acknowledgment that (i) the proposed assumption provides adequate assurance of future performance, (ii) the amount identified for "cure" is the amount necessary to compensate for any and all outstanding defaults under the respective executory contract or unexpired lease to be assumed, (iii) no other defaults exist under such executory contract or unexpired lease, and (iv) to the extent Exhibit V.A calls for assumption of an executory contract or unexpired lease as modified, the party or parties thereto have no objection and irrevocably consent to the assumption of said executory contract or unexpired lease as so modified.

If an objection is Filed to assumption based upon lack of adequate assurance of future performance or otherwise, and the Bankruptcy Court determines that the Reorganized Debtor shall not assume the executory contract or unexpired lease, then the executory contract or unexpired lease in question shall automatically thereupon be deemed to have been included on Exhibit V.B to the Plan and rejected pursuant to Section V.B of the Plan.

4. Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the default amount in Cash within 120 days following the Effective Date, unless otherwise provided on Exhibit V.A or otherwise agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding (i) the amount of any Cure payment, (ii) the ability of the Reorganized Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the Cure payments required by Bankruptcy Code section 365(b)(1) shall be made following entry of a Final Order of the Bankruptcy Court resolving the dispute and approving assumption.

F. Executory Contracts and Unexpired Leases to Be Rejected

As of the Confirmation Date, each executory contract or unexpired lease of the Debtor that has not been previously assumed pursuant to Order of the Bankruptcy Court and is not assumed under Section V.A of the Plan (including, without limitation, the executory contracts and unexpired leases listed on the Schedule of Rejected Contracts attached as Exhibit V.B to the Plan, all agreements pursuant to which Existing Stock Options were granted, all Existing Stock Options, and all Equity Interests or rights to acquire any Equity Interests) shall be rejected effective on the Petition Date to the extent, if any, that any of the foregoing constitute executory contracts or unexpired leases; provided, however, that in so doing, the Debtor is not conceding that they constitute executory contracts or unexpired leases or that the Debtor has any liability thereunder.

The Confirmation Order shall constitute an Order of the Bankruptcy Court approving such rejections, pursuant to Bankruptcy Code section 365, as of the Petition Date. Any party to an executory contract or unexpired lease identified for rejection in the Plan shall, within the same deadline and in the same manner established for Filing objections to confirmation, File any objection to such rejection. Failure to File any such objection within the time period set forth above shall constitute consent to the rejection. The Debtor may amend the list of rejected executory contracts and unexpired leases on Exhibit V.B to the Plan at any time up to ninety (90) days following the Effective Date with appropriate notice to the affected party or parties and the Persons on the Master Service List.

G. Claims Bar Date for Rejection Damages

If the rejection of an executory contract or unexpired lease pursuant to Section V.B of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim, to the extent that it is timely Filed and is an Allowed Claim, shall be classified in Class 3, Class 6, or Class 7; provided, however, that any Claim arising from rejection shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor, or their successors or properties, unless a proof of Claim is Filed and served on the Reorganized Debtor within thirty (30) days after the date of notice of the entry of the Confirmation Order (or, if Exhibit V.B is amended on or after the Confirmation Date, within thirty (30) days after the Debtor or the Reorganized Debtor serves notice of such amendment to the affected party or parties to the Plan).

H. Corporate Action

The entry of the Confirmation Order shall constitute an Order of the Bankruptcy Court authorizing (without the need for any further action by the Bankruptcy Court or any officers, directors, or shareholders of the Debtor or the Reorganized Debtor) the Debtor and the Reorganized Debtor to take all actions necessary or appropriate to complete, enter into, implement, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan or to be executed and delivered pursuant to the Plan before, on, or after the Effective Date (including, without limitation, effecting any change of name of the Reorganized Debtor, adopting the Restated Certificate of Incorporation, the Restated Bylaws, and the Restated Certificate of Designation, adopting the Long Term Incentive Plan, selecting the initial directors and officers for the Reorganized Debtor, removing any directors or officers of the Reorganized Debtor, distributing Cash, issuing New Securities, paying the Reorganization Bonus, implementing the Worden Agreements, and implementing such other matters provided for under or contemplated by the Plan involving the corporate affairs or structure of the Debtor or the Reorganized Debtor and the corporate action to be taken or required by Debtor or the Reorganized Debtor).

Entry of the Confirmation Order shall further constitute an Order of the Bankruptcy Court authorizing and granting attorney-in-fact powers to the Debtor's chief executive officer to file or cause to be filed such termination statements, releases, or such other documentation with any applicable public agency deemed necessary in his sole discretion to effect releases authorized by the Plan of Liens, mortgages, claims, and encumbrances against the Reorganized Debtor and its properties.

I. Cancellation and Surrender of Instruments, Securities, and Other Documentation

On the Effective Date, except as otherwise expressly provided in the Plan, all instruments, securities, and other documentation or agreements representing or giving rise to Claims against or Equity Interests in the Debtor (including any rights to acquire Equity Interests in the Debtor) shall be deemed canceled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any Person. Further, on the Effective Date, all outstanding Existing Equity Interests shall be canceled on the books of the Debtor and the Reorganized Debtor and become settled and compromised solely as provided herein and, with respect to the Debtor or the Reorganized Debtor, in consideration of the right to participate in distributions provided by the Plan. The holders of such canceled instruments, securities, and other documentation shall have no rights arising from or relating to such instruments, securities, or other documentation.

Except to the extent, if any, otherwise provided in the Plan, agreements entered into in connection herewith, and the Confirmation Order, as a condition to participation under the Plan, each holder of an Allowed Claim or Allowed Equity Interest classified in Classes 1A, 1B, 1C, 4, and 5 shall surrender Existing Securities representing said holder's Allowed Claim or Allowed Equity Interest as a precondition to receiving a distribution under the Plan on account of said Allowed Claim or Allowed Equity Interest. Any such holder that fails to surrender said instruments or Existing Securities (or be deemed to have so surrendered said instruments or securities) within one year after the Effective Date will have its right to distributions pursuant to the Plan on account of such instruments or securities discharged and will be forever barred from asserting any such Claim or Equity Interest against the Debtor, the Reorganized Debtor, or their respective properties. In such case, any distributions reserved for such holder shall be treated pursuant to the provisions set forth in Section VII.D.5 of the Plan.

Unless waived by the Reorganized Debtor or the Disbursing Agent, any Person seeking the benefits of being a holder of Existing Securities who is unable to surrender the necessary instrument shall supply, if required by the Reorganized Debtor or the Disbursing Agent, an indemnity bond acceptable to the Reorganized Debtor or the Disbursing Agent, which indemnity bond shall hold harmless the Debtor, the Reorganized Debtor, and the Disbursing Agent from any damages, liabilities, or costs incurred in treating such Person as the record holder of such Existing Securities, together with appropriate evidence satisfactory to the Reorganized Debtor or the Disbursing Agent of the destruction, loss, or theft of such instrument. Once accepted, such Person shall be treated as the record holder of such Existing Securities for purposes of the Plan.

J. Applicability of Bankruptcy Code Sections 1125 and 1145 to Certain New Securities to Be Issued Under the Plan

The protection afforded by Bankruptcy Code section 1125 with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the replacement notes, New Common Stock, New Warrants, New Series A Convertible Preferred Stock, or New Series B Convertible Preferred Stock issued and distributed to the holders of Claims and Administrative Claims under or in connection with the Plan, shall apply to the Debtor and the Reorganized Debtor and their officers, directors, employees, attorneys, and agents.

The entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Reorganized Debtor, the Debtor, and all of their respective officers, directors, partners, employees, members, attorneys, agents, or Professional Persons shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Section 1125(e) and the federal securities laws.

Entry of the Confirmation Order shall constitute an Order of the Bankruptcy Court that the exemption from the requirements of Section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security provided for in Bankruptcy Code section 1145 shall apply all New Securities to be issued under the Plan; provided, however, that such exemption shall not apply to the New Securities to be issued to New Investors pursuant to the Private Placement Offering. Under the terms of the Private Placement Offering, the Reorganized Debtor shall be required to file a New Registration Statement with the SEC for purposes of registering the New Securities to be issued to New Investors under the Plan and pursuant to the terms of the Private Placement Offering.

K. Revesting of Property of the Estate and Release of Liens

Except as otherwise provided in the Plan, any contract, instrument, or other agreement or document created in connection with the Plan, or the Confirmation Order, on the Effective Date, all property of the Estate of each Debtor, including all Causes of Action, wherever situated, shall revest in the Reorganized Debtor free and clear of all Claims, mortgages, deeds of trust, Liens, security, interests, encumbrances, and other interests of any Person. Following the Effective Date, the Reorganized Debtor may operate its business, use, acquire, and dispose of property, prosecute Causes of Action, and compromise or settle any Claims, Equity Interests, or Causes of Action without the supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules of the United States Bankruptcy Court for the Northern District of Illinois, and the guidelines and requirements of the Office of the United States Trustee for the Northern District of Illinois.

L. Setoffs

Except as otherwise provided in the Plan, agreements entered into in connection therewith, the Confirmation Order, or in agreements previously approved by Final Order of the Bankruptcy Court, the Reorganized Debtor may, pursuant to Bankruptcy Code section 553 or applicable nonbankruptcy law, set off against any Allowed Claim or Allowed Equity Interest (before any distribution is made on account of such Claim or Equity Interest) any and all of the Claims, rights and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the holder of such Allowed Claim or Equity Interest; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such Claims, rights, and Causes of Action that the Debtor or the Reorganized Debtor may possess against such holder. To the extent the Reorganized Debtor fails to set off against a third party and seeks to collect a Claim from such third party after a distribution to such third party pursuant to the Plan on account of its Allowed Claim, the Reorganized Debtor shall be entitled to full recovery on its Claim against such third party without the right of setoff by the third party. Acceptance of such distribution by the third party constitutes an acknowledgment by said Person of the validity and enforceability of this provision against it.

The right of the Debtor or the Reorganized Debtor to assert such setoff shall include the right to assert Avoidance Actions as a setoff, regardless of whether the applicable limitations periods set forth in Bankruptcy Code section 546(a) shall have expired.

M. Preservation of Causes of Action

Except as provided in any other contract, instrument, or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b), the Reorganized Debtor shall retain and may enforce any Claims, rights, and Causes of Action, that the Debtor or its Estate may hold against any Person. Only the Reorganized Debtor or its successor(s) may pursue such retained Claims, rights or Causes of Action, as appropriate, in each case in accordance with the best interests of the Reorganized Debtor or its successor(s). Entry of the Confirmation Order shall be deemed to constitute an Order of the Bankruptcy Court that the Debtor's failure to take any action prior to the Effective Date to enforce any such Claims, rights, and Causes of Action did not in any manner whatsoever constitute a waiver (whether under the doctrine of estoppel, laches, res judicata or otherwise) of the Debtor's or the Reorganized Debtor's rights in respect thereof.

The Confirmation Order shall be deemed to constitute an Order of the Bankruptcy Court, as is authorized under Bankruptcy Code section 502(d), disallowing in full any Claim of (i) any Person from which property is recoverable under Bankruptcy Code sections 542, 543, 550, or 553, or (ii) any Person that is a transferee of a transfer avoidable under Bankruptcy Code section 544, 545, 547, 548 or 549, unless (in either case) such Person has paid the amount or turned over any such property for which such Person is so liable.

Among the potential Causes of Action to be retained by the Reorganized Debtor after the Effective Date are:

Potential Causes of Action against Curative, including, without limitation, (i) potential Avoidance Actions associated the Procuren Acquisition, the first amendment to the Curative Royalty Agreement, and payments on debt obligations incurred in the Procuren Acquisition, (ii) actions for breaches of representations and terms of the Procuren Acquisition agreements, (iii) actions relating to Curative's sales of Existing Common Stock in the public markets in the spring of 2001, and (iv) unpaid receivable offsets;(3)

Potential Avoidance Actions and breach of fiduciary duty actions against any Persons involved in any tax strategies and subsidiary repurchases relating to any offshore entities;

Potential Avoidance Actions arising under Bankruptcy Code section 547 against any Person that received preferential transfers on account of an antecedent debt within 90 days of the Petition Date (in the case of non-Insiders) or within 1 year of the Petition Date (in the case of Insiders). The Debtor has not undertaken an analysis of the extent to which preferential transfers occurred and thus cannot identify any particular preferential transfers that are the target of a potential Avoidance Action. The Debtor reserves its rights to bring any actions to avoid such preferential transfers within the time limits prescribed by the Bankruptcy Code;

Potential Causes of Action arising from any Person's infringement of the Debtor's Intellectual Property Assets (including, without limitation: Persons identified on Appendix F hereto; any other unlicensed users of AutoloGel, related autologous therapies, or other proprietary rights; any Persons contributing to or inducing such unlawful use; and any violators of contractual confidentiality, nondisclosure, or noncompetition agreements with the Debtor);

Potential Causes of Action arising from a Person's breach (or participation therein) of any license, services, confidentiality, or noncompetition agreement (including those agreements identified in the Schedules) regarding the use of AutoloGel or other products or proprietary rights of the Debtor (including, without limitation, potential Causes of Action against Dr. Keith Bennett, Bennett Medical, Safeblood Technologies, and Turning Point Wound Management);

Potential professional malpractice actions against any Person retained by the Debtor prepetition (including, without limitation, the Debtor's former general counsel);

Potential actions for breaches of fiduciary duty (including breaches of the duty of loyalty) by former officers and directors of the Debtor for actions before or after the Petition Date; and

Potential Causes of Action against any Person that may be asserted as a setoff against any Claims contained in the Schedules or asserted against the Debtor in Filed proofs of Claim or in Existing Equity Interests (including, without limitation, those defenses and rights of setoff described in Section VI.D.3 hereof in respect of certain Disputed Class 3 General Unsecured Claims).

The Debtor has not ascribed any recoveries for Causes of Action preserved under the Plan that are to vest in the Reorganized Debtor. The Projections, however, do reflect the projected costs of pursuing Causes of Action post-confirmation. The Projections do not assume that the Reorganized Debtor will succeed in prosecuting these preserved actions. Accordingly, the Debtor does not believe that failure in such prosecution would have a material impact on the Debtor's ability to achieve projected results.

N. Claims Administration Responsibility; The Disbursing Agent

The Reorganized Debtor (or its designees) shall retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of the Claims against and Equity Interests in the Debtor. The Reorganized Debtor and such other Person(s) as may be approved by the Reorganized Debtor shall act as Disbursing Agent(s) under the Plan. Any such Disbursing Agent may, with the prior approval of the Reorganized Debtor, employ or contract with other Persons to assist in or to perform the distribution required. Each third-party hired as a Disbursing Agent shall receive from the Reorganized Debtor, and on terms acceptable to the Reorganized Debtor without the need for further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services.

O. Objections to Disputed Claims and Disputed Interests

All objections to Disputed Claims and Disputed Interests shall be Filed and served on the holders thereof by the Claims Objection Deadline; provided, however, that nothing contained herein shall limit the right of the Debtor or the Reorganized Debtor to object to Claims or Equity Interests, if any, Filed or amended after the Claims Objection Deadline, or to assert rights of setoff as provided in Section VI.I of the Plan.

After the Effective Date, only the Reorganized Debtor, by and through any of its attorneys (whose representation before the Bankruptcy Court on behalf of the Debtor or the Reorganized Debtor after the Effective Date need not be approved in advance by Order of the Bankruptcy Court) shall have authority to File objections, or settle, compromise, withdraw, or litigate to judgment objections to or proceedings to estimate Claims. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, from and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim without the approval of the Bankruptcy Court and without notice to any other Person.

P. No Distributions Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or an Allowed Equity Interest. All objections to Claims or Equity Interests must be Filed on or before the Claims Objection Deadline.

Q. Timing, Calculation, and Manner of Amounts to Be Distributed

1. Cash Payments

Cash payments made pursuant to the Plan will be in U.S. dollars by check drawn on the account of the Debtor or the Reorganized Debtor. However, Cash payments to foreign Claimants may be made, at the option of the Debtor or the Reorganized Debtor, in such currency and by such means as are necessary or customary in a particular foreign jurisdiction.

2. Transmittal of Distributions

Notwithstanding anything in the Plan or any agreement, document, or instrument contemplated under the Plan, all non-Cash distributions shall be deemed made at the time such distribution is deposited in the United States mail, postage prepaid. Except as otherwise agreed with the holder of an Allowed Claim or Allowed Equity Interest, any property to be distributed on account of an Allowed Claim or Allowed Equity Interest shall be distributed by mail to (a) the latest mailing address Filed of record for the party entitled thereto or to a holder of a power of attorney designated by such holder to receive such distributions, or (b) if no such mailing address has been so Filed, the mailing address reflected in the Schedules.

3. Estimation of Disputed Claims and Disputed Interests

In order to effectuate and expedite the distributions to be made on or after the Effective Date, the Debtor or the Reorganized Debtor may seek the entry of one or more Orders seeking estimation of Disputed Claims or Disputed Interests for purposes of allowance. Upon the entry of an Order of the Bankruptcy Court estimating such Disputed Claim or Disputed Interest, regardless of whether such Order becomes Final, unless a stay of distribution is obtained, the Disbursing Agent may proceed with distribution based upon the estimated amount of any such Claim. The initiation of distributions under the Plan prior to the completion of any appeal of or further proceedings with respect to any Disputed Claim or Disputed Interests that is the subject of a such an estimation Order by the Bankruptcy Court shall render any such appeal or further proceeding moot.

4. Distributions After Allowance of Disputed Claims or Disputed Interests

Payments and distributions shall be made as appropriate to the holder of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Equity Interest on the next Monthly Distribution Date (or if such dates have passed, as soon as practicable after the date such Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Equity Interest).

5. Undeliverable Distributions

If any distribution is returned to a Disbursing Agent as undeliverable, no further distributions shall be made to the holder of the Allowed Claim or Allowed Equity Interest on which such distribution was made unless and until the Disbursing Agent or the Reorganized Debtor are notified in writing of such holder's then-current address. Undeliverable distributions shall remain in the possession of the Disbursing Agent until such time as a distribution becomes deliverable or is deemed canceled (as hereinafter provided). Any unclaimed distribution held by a Disbursing Agent shall be accounted for separately, but the Disbursing Agent shall be under no duty to invest any such unclaimed distribution in any manner. Any holder of an Allowed Claim or Allowed Equity Interest that does not present a claim for an undeliverable distribution within one year after the date upon which a distribution is first made available to such holder shall have its right to such distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against any of the Reorganized Debtor or its property or against any other Person, including the Disbursing Agent(s). All unclaimed or undistributed distributions shall, pursuant to Bankruptcy Code section 347(b), be the property of the Reorganized Debtor and shall be treated and allocated as determined by the Reorganized Debtor in their sole and absolute discretion.

R. Fractional Securities

Notwithstanding any other provision of the Plan, only whole numbers of shares of New Securities shall be issued. As a result, if the calculated distribution on account of Allowed Claims and Allowed Equity Interests based upon the record holders thereof on the Distribution Record Date would otherwise result in the issuance to any Person of a number of shares of New Securities that is not a whole number, then the actual distribution of such New Securities shall be rounded up (if the fraction equals or exceeds one-half) or down (if the fraction is less than one-half). No consideration shall be provided in lieu of fractional shares of New Securities that are rounded down. Any surplus of fractional shares of New Securities existing as a result of the rounding process shall be retained by the Reorganized Debtor as treasury stock.

S. Distribution Record Date

The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders of Allowed Claims and Allowed Equity Interests that are holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date.

As of the close of business on the Distribution Record Date, the respective transfer registers for the Existing Securities as maintained by the Debtor or by other Persons (including, any collateral agents in respect of any Existing Securities) shall be closed. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of Existing Securities that occur after the close of business on the Distribution Record Date. The Disbursing Agent will be entitled for all purposes herein to recognize and make distributions only to those holding their Existing Securities on the close of business on the Distribution Record Date.

Except as otherwise provided in an order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

T. Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Reorganization Case and the Plan, including, among other things, the following matters:

1. to Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Equity Interest;

2. to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which the Debtor is a party or with respect to which any the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to such Claim holders;

3. to construe and to take any action to enforce and execute the Plan, the Confirmation Order, or any other Order of the Bankruptcy Court, including entering such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

4. to adjudicate any and all Causes of Action, adversary proceedings, applications, or contested matters that have been or hereafter are commenced, maintained in, or related to the Reorganization Case or the Plan, including, without limitation, any adversary proceeding or contested matter, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

5. to resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is entered into or delivered pursuant to the Plan or any Person's rights arising from or obligations incurred in connection with the Plan or such documents;

6. to hear and determine all matters involving Claims or Causes of Action involving the Debtor or its properties;

7. to issue such Orders as may be necessary for the implementation, interpretation, execution, performance, and consummation of the Plan;

8. to protect the property of the Estate revesting in the Reorganized Debtor from Claims against, or interference with such property, including actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan;

9. to determine any and all applications for allowance of compensation and expense reimbursement of Professional Persons;

10. to determine any other request for payment of Administrative Claims;

11. to determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted prior to the closing of the Reorganization Case (regardless of whether initiated prior to or after the Effective Date), including litigation commenced to set aside or avoid any transfers pursuant to Bankruptcy Code sections 544, 545, 547, 548, 549, 550, and 553;

12. to modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code;

13. to modify the Disclosure Statement, the Confirmation Order, or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

14. to remedy any defect or omission or reconcile any inconsistency in any Order of the Bankruptcy Court, the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan or to carry out its intents and purposes;

15. to issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation, or enforcement of the Plan or the Confirmation Order;

16. to enter a final decree closing the Reorganization Case;

17. to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

18. to determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for taxes; and

19. to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement, or the Confirmation Order.

If the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtor chooses to pursue any Claim (as applicable) in another court of competent jurisdiction, the Reorganized Debtor will have authority to bring such action in any other court of competent jurisdiction.

VII.

CONFIRMATION OF THE PLAN AND CONDITIONS

PRECEDENT TO EFFECTIVENESS OF THE PLAN

A. Confirmation Hearing and Objections to Confirmation

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing on whether the Plan and the Plan proponents have fulfilled the Confirmation requirements of Bankruptcy Code section 1129. The Bankruptcy Court has scheduled the Confirmation Hearing for June 6, 2002, at 10:00 a.m. (Central Time) before the Honorable Eugene R. Wedoff, United States Bankruptcy Judge, at the Dirksen Federal Building, 219 South Dearborn, Courtroom 744, Chicago, Illinois. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing. At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Bankruptcy Code section 1129 have been satisfied, and if appropriate, the Bankruptcy Court will enter the Confirmation Order approving the Plan.

As indicated in the Order Approving Disclosure Statement and Scheduling Confirmation Hearing, any objection to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, grounds for the objection, evidentiary support therefor, and the amount of the objector's Claim or such other grounds as give the objector standing to assert any objection to the Plan. Any such objection must be Filed and served on the following in the manner described in the Order Approving Disclosure Statement and Scheduling Confirmation Hearing so that it is received by them on or before May 28, 2002:

Counsel for the Debtor:

ROBERT F. COLEMAN & ASSOCIATES

77 West Wacker Drive

Suite 4800

Chicago, Illinois 60601

Telephone: (312) 444-1000

Facsimile: (312) 444-1028

Attn: Steven R. Jakubowski, Esq.

Counsel for the 12% Senior Note Holders:

JENNER & BLOCK LLC

One IBM Plaza

333 North Wabash Avenue

38th Floor

Chicago, Illinois 60611

Telephone: (312) 222-9350

Facsimile: (312) 840-7352

Attn: Catherine L. Steege, Esq.

Counsel for the United States Trustee:

OFFICE OF THE UNITED STATES TRUSTEE

227 West Monroe Street

Suite 3350

Chicago, Illinois 60606

Telephone: (312) 886-3320

Facsimile: (312) 886-5794

Attn: Richard C. Friedman, Esq.

Pursuant to the Order Approving Disclosure Statement and Scheduling Confirmation Hearing, failure to File and serve a timely written objection and other required papers shall be deemed by the Bankruptcy Court to be consent to the Bankruptcy Court's entry of the Confirmation Order.

B. Conditions to Confirmation Contained in the Bankruptcy Code

1. Generally

Bankruptcy Code section 1129(a) sets forth certain requirements that must be satisfied in order for the Plan to be confirmed. Creditors and Equity Interest holders in Impaired Classes entitled to vote on the Plan are urged to consult with their counsel to evaluate every one of the standards for confirmation of the Plan under the Bankruptcy Code.

The Debtor believes that it will make the requisite showing at the Confirmation Hearing to permit the Bankruptcy Court to make the necessary findings under Bankruptcy Code section 1129(a) with respect to the Plan. The following discussion highlights the manner by which the Plan satisfies certain of these requirements.

2. Financial Feasibility

The Plan may be confirmed only if the Bankruptcy Court finds, pursuant to Bankruptcy Code section 1129(a)(11), that Confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor. The Projections described in Section V of the Disclosure Statement and attached as Appendix B to the Disclosure Statement indicate that the Reorganized Debtor should have sufficient Cash to maintain its operations during the period of the Projections ending December 31, 2004.

Cash payments required by the Plan shall be provided from the funds of the Estate, from funds generated by the Debtor's and the Reorganized Debtor's business, and from funds raised through the Private Placement Offering (which shall be escrowed by confirmation and released on the Effective Date).

It is a condition precedent to Confirmation that at least $3.0 million in fresh capital (net of fees and commissions) shall have been raised and escrowed pursuant to the Private Placement Offering, with such escrowed funds to be released to the Reorganized Debtor on the Effective Date, subject to the terms and conditions of the Private Placement Offering.

3. Acceptance by Impaired Classes

Except as described herein with regard to the "cramdown" alternative, pursuant to Bankruptcy Code section 1129(a)(8), the Plan may not be confirmed unless it is accepted by each Impaired Class of Creditors and Equity Interest holders. Classes of Allowed Claims that are Unimpaired under the Plan are deemed to have accepted the Plan. Creditors and Equity Interest holders who fail to vote are not counted as either accepting or rejecting the Plan.

A Class of Allowed Claims accepts the Plan if holders of at least two-thirds in dollar amount and a majority in number of Claims of that Class vote to accept the Plan, counting only the votes of those holders of Claims that actually vote on the Plan, and excluding certain Claims, if any, designated under Bankruptcy Code section 1126(e).

A Class of Allowed Equity Interests accepts the Plan if holders of at least two-thirds of the number of Equity Interests in that Class vote to accept the Plan, counting only those Equity Interests actually voted.

Holders of Allowed Claims or Allowed Equity Interests in Classes 1A, 1B, 1C, 1D, 3, 4A, and 4B are Impaired under the Plan and the votes of these Classes are being solicited by the Debtor.

Holders of Allowed Claims or Equity Interests in Class 2 are Unimpaired and thus are not entitled to vote on the Plan. Their acceptance of the Plan is presumed under the Bankruptcy Code.

Holders of Allowed Claims or Equity Interests in Classes 6 and 7 and holders of Existing Common Stock in Class 5 are also Impaired by the Plan. The votes of these Classes are not being solicited by the Debtor. As discussed below, the Debtor intends to seek confirmation as to these Classes pursuant to the "cram down" provisions of Section 1129(b)(2)(C)(ii) of the Bankruptcy Code, which permit confirmation over the deemed rejection of the Plan by these Classes on the basis that the holder of any interest that is junior to the Equity Interests of these Classes will not receive or retain any property under the Plan on account of such junior interests.

4. Confirmation Without Acceptance by All Impaired Classes: The "Cramdown" Alternative

Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm the Plan, even if it has not been accepted by all Impaired Classes entitled to vote on the Plan, provided that the Plan has been accepted by at least one Impaired Class. The Debtor reserves its right to seek the application of the statutory requirements set forth in Bankruptcy Code section 1129(b) for confirmation of the Plan despite lack of acceptance by all Impaired Classes entitled to vote on the Plan.

Further, pursuant to Bankruptcy Code section 1129(b), notwithstanding the failure of an Impaired Class to accept the Plan, it may be confirmed, on request of the Plan proponent, through a procedure commonly known as a "cramdown," if the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting Class of Impaired Claims or Equity Interests. As indicated below, the cramdown requirements differ depending upon the specific Class being crammed down.

a. Nonacceptance by an Impaired Class of Secured Claims. Under Bankruptcy Code section 1129(b), a plan is "fair and equitable" to any Class of nonaccepting Secured Claims if, among other things, the Plan provides for the realization by such holders of the indubitable equivalent of such Secured Claims. The Plan does not "discriminate unfairly" and is "fair and equitable" with respect to a Class of Secured Claims if no such Class of Secured Claims receives more than it is legally entitled to receive for its Allowed Claims and if the legal rights of that Class are treated in a manner consistent with the treatment of other Classes whose legal rights are similar to those of the dissenting Class.

The cramdown requirements applicable to Secured Creditors can also be satisfied if the Secured Creditors within the nonaccepting Class (i) retain the Liens securing such Claims to the extent of the Allowed amount of their Claims and (ii) receive deferred cash payments totaling at least the Allowed amount of such Claims and having a present value, as of the Effective Date, at least equivalent to the value of the Secured Creditor's interest in the Debtor's property subject to the Liens.

Secured Claims are classified in Classes 1A through 1E. In the event that any such Class rejects the Plan, the Debtor will contend at the Confirmation Hearing that the Plan should be confirmed even though that Class has rejected the Plan because, pursuant to standards set forth in Bankruptcy Code section 1129(b), the Plan's treatment of that Class does not "discriminate unfairly" against, and is "fair and equitable" with respect to, that Class of Secured Creditors. There can be no assurance, however, that the Bankruptcy Court will find that the cramdown requirements of Bankruptcy Code section 1129(b) have been satisfied with respect to such nonaccepting Class.

As regards the Impaired Secured Claims of Curative in Class 1D, the Debtor believes that even if Curative votes its Class 1D Secured Claims to reject the Plan, the Debtor will be able to establish at the Confirmation Hearing that the "cram down" provisions of Bankruptcy Code section 1129(b)(2)(A) enable the Plan to be confirmed despite Class 1D's rejection of the Plan. Curative disputes this assertion.

b. Nonacceptance by Class 3 (General Unsecured Claims) or Class 4A (Existing Series A Preferred). If Classes 3 or 4A vote to reject the Plan, the Plan still could be confirmed if the Bankruptcy Court finds that the Plan does not "discriminate unfairly" as to these dissenting Classes and is "fair and equitable" to such Classes. Application of the "fair and equitable" standard, also known as the "absolute priority rule," to these Classes requires in certain circumstances that unless a dissenting Class receives full compensation for its Allowed Claims or Allowed Interests, no holder of Allowed Claims or Interests in any junior Class may receive or retain any property on account of such Claims or Interests. Because holders of Existing Common Stock will receive or retain property under the Plan on account of such Existing Equity Interests, an argument could be raised that, if Class 3 or Class 4A votes to reject the Plan, the Plan does not satisfy the absolute priority rule and cannot be confirmed.

If Classes 3 or 4A vote to reject the Plan, the Debtor will argue that the Plan still is "fair and equitable" to these Classes so long as Classes 1A through 1C have voted to accept the Plan. In such event, the Debtor will contend that holders of Secured Claims in Classes 1A through 1C, by voting to accept the Plan, have affirmatively agreed in their accepting ballot to surrender rights of recovery to which they are entitled to junior Classes who otherwise would not be entitled to any recovery absent this surrender. The Debtor will further contend that, as a matter of law, this surrender of rights satisfies the "fair and equitable" requirement as to Classes 3 and 4A even if holders of Existing Equity Interests in junior Classes receive distributions under the Plan.

Should the Plan be crammed down over the rejecting vote of Class 3, the Debtor still shall honor the election of each member of Class 3 that votes on the Plan for treatment under Option 3A of the Plan. Therefore, it is important that holders of Class 3 General Unsecured Claims who vote to reject the Plan still make an election under Option 3A in Item 2 of the Class 3 Ballot if they desire, in the event of a "cram down" to receive the Cash distribution provided under Option 3A of the Plan with respect to Class 3 in lieu of the New Common Stock distribution provided under Option 3B of the Plan with respect to Class 3.

c. Nonacceptance by Class 4B (Existing Series B Preferred). If Class 4B votes to reject the Plan, the Plan still could be confirmed if the Bankruptcy Court finds that the Plan does not "discriminate unfairly" as to this dissenting Classes and is "fair and equitable" to such Class. Under Bankruptcy Code section 1129(b), the Plan would be "fair and equitable" to this Class because the Plan provides that each holder of an Equity Interest in this Class shall receive on account of such Equity Interest property of a value, as of the Plan Effective Date, equal to the fixed liquidation preference or fixed redemption price to which such holder is entitled.

d. Deemed Nonacceptance by Classes 5, 6, and 7 (Existing Common Stock, Existing Stock Options, and Other Equity Interests). The votes of Classes 5, 6, and 7 are not being solicited by the Debtor. Thus, these Classes will be deemed to have rejected the Plan. The Plan, however, still can be confirmed as "fair and equitable" with respect to these Classes because, among other things, no Class junior to these Class shall receive or retain any property under the Plan and there is no senior Class that will receive distributions under the Plan in excess of the amount of Allowed Claims or Equity Interests in that Class. Further, the Plan does not "discriminate unfairly" against these Classes because, among other things, there are no other Classes containing Equity Interests or Claims whose legal rights are similar to those of these Classes.

e. Other Considerations. The Debtor reserves the right to modify the Plan to the extent that confirmation under Bankruptcy Code section 1129(b) requires such modification in a manner that does not require amendment of the Disclosure Statement and resolicitation of acceptances and rejections of the Plan should any Class vote to reject the Plan. There can be no assurance, however, that the cramdown requirements of Bankruptcy Code section 1129(b) would be satisfied as to such other Classes if the Debtor were to request that the Bankruptcy Court confirm the Plan with a cramdown alternative with respect to such Classes or, even if such requirements could be satisfied, that such alternative treatment would not materially adversely affect (i) the distributions proposed to be made pursuant to the Plan to other Creditors or Equity Holders in Impaired Classes or (ii) the projected financial condition or results of operations of the Reorganized Debtor.

5. The "Best Interests" Test: the Debtor's Liquidation Analysis

Notwithstanding acceptance of the Plan by an Impaired Class, if the Bankruptcy Court is to confirm the Plan, the Bankruptcy Court must find, pursuant to Bankruptcy Code section 1129(a)(7), that the Plan is in the "best interests" of each holder of a Claim or Equity Interest in any such Impaired Class who has not voted to accept the Plan. Accordingly, if an Impaired Class does not unanimously accept the Plan, this so-called "best interests" test requires that the Bankruptcy Court find that the Plan provides to each member of such Impaired Class, on account of each holder's Claim or Equity Interest within that Class, a recovery that has a value, as of the Effective Date, at least equal to the value of the distribution that each such holder would receive if the Debtor were to be liquidated under chapter 7 of the Bankruptcy Code on such date. Bankruptcy Code section 1129(a)(7) does not require the recovery under the Plan to be in Cash, but merely requires that the value of the property distributed under the Plan to each such holder exceed the value of the property that would be distributed to such holder upon the Debtor's liquidation under chapter 7 of the Bankruptcy Code.

To calculate what members of each Impaired Class of Creditors or Equity Holders would receive if the Debtor were liquidated as part of a chapter 7 case, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if the Debtor's Reorganization Case were to be converted to a chapter 7 case under the Bankruptcy Code and the Debtor's assets were to be liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any Cash held by the Debtor. The Liquidation Value available to Creditors and Equity Interest holders would then be reduced by, among other things, (i) the Claims of Secured Creditors to the extent of the value of their collateral, (ii) the costs, fees, and expenses of the liquidation, as well as other administrative expenses of the chapter 7 case, (iii) unpaid Administrative Claims of the case, including Claims of holders of Postpetition Senior Secured Notes and of Professional Persons retained postpetition.

The Debtor's costs of liquidation in a chapter 7 case would include the compensation of a trustee, counsel, and other professionals retained by such trustee, asset disposition expenses, litigation costs, and Claims arising from the operation of the Debtor during the pendency of the chapter 7 case.

A liquidation analysis of the Debtor (the "Liquidation Analysis") was prepared by certain of the Debtor's management and consultants. This Liquidation Analysis is attached as Appendix D to the Disclosure Statement. As more fully described therein, the Liquidation Analysis is based on a number of estimates and assumptions which are subject to significant uncertainties, including estimates and assumptions relating to potential recoveries for the sale of the Debtor's Intellectual Property Assets and the timing of such sale. While the Debtor believes that these estimates and assumptions are reasonable for the purpose of preparing a hypothetical chapter 7 Liquidation Analysis, there can be no assurance that such estimates and assumptions would be valid if the Debtor were, in fact, to be liquidated. Moreover, a chapter 7 liquidation might result in substantial litigation, particularly in respect of whether the Secured Claims should be Allowed, which could further delay the distribution of liquidation proceeds beyond the periods assumed in the Liquidation Analysis. This delay could reduce materially the amount determined on a present value basis to be available for distribution to Creditors and Equity Holders.

Based on the Liquidation Analysis, the Debtor believes that a chapter 7 liquidation of the Debtor would result in the total elimination of any value for General Unsecured Creditors and any Equity Interest holders. In reaching the conclusion that there is no residual value in the Debtor's Intellectual Property Assets after payment of the Claims secured by those assets, the Debtor notes that at the commencement of the Reorganization Case, as described above, the Debtor attempted to liquidate its Intellectual Property Assets in a sale pursuant to Bankruptcy Code section 363. A business broker retained prepetition by the Debtor mailed approximately 1,500 notices to potentially interested buyers, published an advertisement in the national edition of The Wall Street Journal offering the Debtor's assets for sale, and solicited offers to purchase the Debtor's assets from entities specifically targeted by Debtor's management as having a potential interest in buying the Debtor's assets. The Debtor has been informed by Persons involved in this sales effort that while a few entities responded seeking additional information, not a single offer to purchase the Debtor's assets was made. Consequently, the Debtor believes that the Plan, which grants holders of pre-existing Claims and Equity Interests a share of the equity of the Reorganized Debtor will provide a substantially greater return to them than they would receive in a chapter 7 liquidation. The Debtor, therefore, believes that the Plan satisfies the "best interests" test.

C. Conditions Precedent to Effectiveness of the Plan

The occurrence of the Effective Date shall be conditioned upon satisfaction of each of the following conditions, any one of which may be waived at the sole and absolute discretion of the Debtor:

1. the Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtor (in its sole and absolute discretion), which Order shall have become Final;

2. the Plan shall not have been amended, altered, or modified from the Plan as Filed and disseminated with the Disclosure Statement, unless such amendment, alteration, or modification is, and all Exhibits to the Plan are, in form and substance satisfactory to the Debtor in its sole and absolute discretion;

3. at least $3.0 million in fresh capital (net of fees and commissions) shall have been escrowed pursuant to the Private Placement Offering, and such escrowed funds shall be designated to be irrevocably released to the Reorganized Debtor on the Effective Date, subject to the terms and conditions of the Private Placement Offering;

4. Classes 1A and 1B shall have voted to accept the Plan;

5. holders of Class 5 Equity Interests shall receive the distributions contemplated by the Plan so that the Reorganized Debtor has sufficient shareholders of record and shares of New Common Stock in float to qualify for listing on a national securities exchange such as Nasdaq or the American Stock Exchange; and

6. the Confirmation Order shall have been become Final no later than June 30, 2002.

The Debtor retains the right to withdraw or revoke the Plan in its sole discretion at any time prior to the Confirmation Date.

D. Effect of Nonoccurrence of Conditions Precedent to the Effective Date

If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.A of the Plan, then upon motion by the Debtor made before the time that each such condition has been satisfied or duly waived and upon notice to the parties to the Master Service List, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated, then (i) the Plan will be null and void in all respects, including with respect to (x) the discharge of Claims and termination of Equity Interests pursuant to section 1141 of the Bankruptcy Code and (y) the assumptions, assignments or rejections of executory contracts and unexpired leases pursuant to Article V of the Plan, and (ii) nothing contained in the Plan shall (x) constitute a waiver or release of any Claims by or against, or any Equity Interest in, the Debtor or (y) prejudice in any manner the rights of the Debtor or any other Person.

E. Legal Effects of Confirmation and Effectiveness of the Plan

1. Discharge and Injunction

Entry of the Confirmation Order shall constitute an Order of the Bankruptcy Court that, except as otherwise provided in the Plan or in agreements or Final Orders entered in connection therewith, on and after the Effective Date--

1. the rights afforded in the Plan and the treatment of all Claims and Equity Interests thereunder (a) shall be in exchange for, and in complete satisfaction, discharge, and release of all such Claims and Equity Interests against the Debtor and the Reorganized Debtor, or any of their assets or properties, and (b) shall terminate all rights as of the Effective Date of all Existing Securities of any nature whatsoever;

2. the Debtor shall be deemed discharged and released to the fullest extent permitted by Bankruptcy Code section 1141 from all Claims or Equity Interests that arose prior to the Effective Date against the Debtor or their property or assets;

3. all Persons and Governmental Units shall be permanently enjoined by Bankruptcy Code section 524 from asserting against the Reorganized Debtor, its successors, or its assets or properties, any other or further Claims or Equity Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. The discharge shall void any judgment against the Debtor or the Reorganized Debtor any time obtained to the extent that it relates to a Claim or Equity Interest that has been discharged or terminated;

4. all Persons and Governmental Units who have held, currently hold, or may hold a Claim or Equity Interest discharged or terminated pursuant to the terms of the Plan shall be permanently enjoined by Bankruptcy Code section 524 from taking any of the following actions on account of any such discharged Claim or terminated Equity Interest: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, their successors, assets, or properties; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, their successors, assets, or properties; (c) creating, perfecting, or enforcing any Lien or encumbrance against the Debtor, the Reorganized Debtor, their successors, assets, or properties; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due to the Debtor, the Reorganized Debtor, their successors, assets, or properties; and (e) commencing or continuing any action, in any manner or place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any Person or Governmental Unit violating such injunction may be liable for actual damages, including costs and attorneys' fees and, in appropriate circumstances, punitive damages; and

5. all Persons and Governmental Units who have held, currently hold, or may hold a Claim or Equity Interest discharged or terminated pursuant to the terms of the Plan shall be permanently enjoined by Bankruptcy Code section 524 from commencing or continuing in any manner any action or other proceeding against any party on account of a Claim or Cause of Action that was property of the Estate, including, without limitation, any derivative Claims capable of being brought on behalf of the Debtor or the Reorganized Debtor, and all such Claims and causes of action shall remain exclusively vested in the Reorganized Debtor to the maximum extent such Claims and Causes of Action were vested in the Debtor or Debtor in Possession. The Plan shall be binding upon and govern the acts of all Persons including, without limitation, all holders of Claims and Equity Interests, all filing agents or officers, title agents or companies, recorders, registrars, administrative agencies, Governmental Units and departments, agencies or officials thereof, secretaries of state, and all other Persons who may be required by law, the duties of their office, or contract to accept, file, register, record, or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of the Debtor or the Reorganized Debtor.

In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, as of the Effective Date, the Confirmation Order will be a judicial determination of a discharge of all Claims and other debts and liabilities against the Debtor and a termination of all Existing Securities pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtor or the Reorganized Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Equity Interest.

By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Equity Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions and other related provisions set forth in Section VI.G of the Plan.

In the event an action, suit or proceeding is brought against a Person in respect to a claim, demand, right, cause of action, liability or other matter in respect to which such Person has been released, waived, or discharged under the Plan, including the Confirmation Order, the reasonable attorneys' fees and costs of such Person in successfully defending such action, suit, or proceeding will be paid by the party or parties commencing such action, suit, or proceeding and, as a condition to going forward with such action, suit, or proceeding at the outset thereof, the party or parties commencing such action, suit, or proceeding shall be required to provide adequate assurance of their capacity to make such payment of reasonable attorneys' fees and costs.

2. Contribution Bar

The Confirmation Order shall constitute an Order forever barring Claims (including Claims described in Bankruptcy Code section 502(e)(1)(B)) for contribution, reimbursement, Indemnification Rights, subrogation, or indemnity against the Debtor by any Person. All such Claims shall be automatically discharged and forever barred upon entry of the Confirmation Order, without the necessity of the filing or adjudication of any objection to such Claims.

3. Termination of Subordination Rights and Settlement of Related Claims and Controversies

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against other holders of Claims or Equity Interest with respect to any distribution made pursuant to the Plan. All subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims or Allowed Equity Interests will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Equity Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtor and the Reorganized Debtor, and is fair, equitable, and reasonable.

Nothing in the Plan, however, shall in any way limit the rights of the Debtor or the Reorganized Debtor to seek subordination under Bankruptcy Code section 510 or other applicable law of any Claims asserted against or Equity Interests asserted in the Debtor.

F. Limitation of Liability

The officers, directors, attorneys, accountants, financial advisors, and agents of the Debtor that assumed their managerial or agency roles pursuant to the consent solicitation described in Section IV.B of the Disclosure Statement shall not be liable to any holder of a Claim or Equity Interest, or any other party with respect to any action, forbearance from action, decision, or exercise of discretion taken in good faith during the period from October 16, 2001, to the Effective Date in connection with (i) the operation of the Debtor, (ii) the proposal or implementation of any of the transactions provided for, or contemplated in, the Plan or the Disclosure Statement, (iii) any act taken or omission made in connection with or related to the Reorganization Case, or in connection with or related to formulating, distributing, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections thereof), the Disclosure Statement, the Private Placement Offering, or any contract, instrument, or other agreement or document entered into in connection with the Plan for any act taken or not taken in connection with or relating to the Reorganization Case, or (iv) the administration of the Plan or the Assets and property to be distributed pursuant to or as contemplated by the Plan and the Disclosure Statement.

G. Amendment and Modification of the Plan

The Debtor may alter, amend or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of the Plan with respect (as defined in section 1101(2) of the Bankruptcy Code), the Debtor or the Reorganized Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan with respect to the Debtor or Reorganized Debtor, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or pursuant to Order of the Bankruptcy Court. The Plan may be amended or modified before the Effective Date only by the Debtor, or following the Effective Date, only by the Debtor or the Reorganized Debtor, to the extent provided in Bankruptcy Code section 1127.

H. Withdrawal, Revocation, or Non-Consummation of the Plan

The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date for any reason whatsoever. If the Debtor revokes or withdraws the Plan, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (iii) nothing contained in the Plan shall (A) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor or any other Person, (B) prejudice in any manner the rights of the Debtor or any other Person, or (C) constitute an admission of any sort by the Debtor or any other Person.

I. Alternatives to Confirmation and Consummation of the Plan; Benefits of Plan Over Alternative Competing Plans

In formulating and developing the Plan, numerous other alternatives were considered, including a sale of the Debtor's assets. As the Debtor's primary assets are represented by its Intellectual Property Assets, the Debtor believes that if a sale of the assets were consummated in the Reorganization Case, that the maximum net proceeds of the sale would be insufficient to cover the Allowed Claims of the holders of Postpetition Senior Notes, 12% Senior Notes, 10% Junior Notes, and Administrative Claims. Additionally, as no third party has approached the Debtor seeking to obtain confirmation of an alternative plan, the Debtor believes that liquidation is the only practical option to Confirmation. The Debtor believes that pursuing the liquidation alternative would only result in significant additional administrative expenses, complex litigation among competing claimants, and distribution delays.

Under a sale scenario, the Debtor believes, there would be no proceeds left to satisfy General Unsecured Creditors or Existing Equity Interests. The Debtor believes that the Plan, by providing for distributions to holders of certain Allowed General Unsecured Claims and Existing Equity Interests, enables such holders to receive substantially more than could ever be achieved under a sale or liquidation scenario.

VIII.

DESCRIPTION OF SECURITIES

TO BE ISSUED UNDER THE PLAN

The following description is a summary of the material terms of the New Securities. For a complete description of all of the terms of the New Securities, you should refer to descriptions contained herein and to the forms of New Series A Convertible Preferred and the New Series B Convertible Preferred attached as Exhibits I.A.70 and I.A.71 to the Plan. In addition, you should refer to the Delaware General Corporation Law and to the forms of the Restated Certificate of Incorporation and Restated Certificate of Designation attached as Exhibits I.A.92(A) and I.A.92(B) to the Plan.

A. New Common Stock

Holders of the New Common Stock will be entitled to one vote per share on all matters on which the holders of New Common Stock are entitled to vote and will not have any cumulative voting rights or preemptive, conversion, redemption or sinking fund rights. Holders of New Common Stock will be entitled to receive dividends as may from time to time be declared by the Reorganized Debtor's board of directors out of funds legally available therefor. Declaration of dividends on New Common Stock will be subject to the discretion of the Reorganized Debtor's board of directors and will depend upon a number of factors, including the future earnings, capital requirements and financial condition of Reorganized Debtor. The Reorganized Debtor will be prohibited from paying dividends on the New Common Stock as long as shares of New Series A Convertible Preferred or New Series B Convertible Preferred remain outstanding.

In the event of a liquidation, dissolution or winding up of Reorganized Debtor, holders of New Common Stock are entitled to share equally and ratably in the assets of Reorganized Debtor, if any, remaining after the payment of all our liabilities and the liquidation preference of any then outstanding class or series of preferred stock. The shares of New Common Stock to be issued under the Plan are, and the New Common Stock offered by the selling stockholders in this offering when issued upon conversion of the convertible secured promissory notes and upon exercise of the warrants will be, fully paid and nonassessable. The rights, preferences and privileges of holders of New Common Stock are subject to any series of preferred stock currently outstanding or that we may issue in the future as described below. Holders of New Common Stock have no preemptive rights.

B. New Series A Convertible Preferred Stock

As provided in the Restated Certificate of Designation at Exhibit I.A.92(A) to the Plan, holders of the New Series A Convertible Preferred will be entitled to one vote per share on all matters on which the holders of New Common Stock will be entitled to vote. Dividends shall accrue at the rate of eight percent (8%) per annum, payable quarterly in arrears. Dividends paid on the New Series A Convertible Preferred are cumulative and must be paid before any dividends may be paid on the New Common Stock. The dividend paid in the first year shall be paid in additional shares of New Series A Convertible Preferred. After the first anniversary, the dividend paid shall, at the election of the Reorganized Debtor's board of directors, either in the form of shares of New Series A Convertible Preferred or Cash.

In the event of Reorganized Debtor's liquidation, dissolution or winding up, holders of New Series A Convertible Preferred will be entitled to a liquidation preference of $1.00 per share (the "New Convertible Preferred Liquidation Preference") in all assets remaining after payment of liabilities in preference over the New Class B Convertible Preferred Stock and New Common Stock. The Reorganized Debtor may redeem the New Series A Convertible Preferred any time after issuance as follows: (i) during the first 12 months following the Effective Date, at 105% of the New Convertible Preferred Liquidation Preference; (ii) thereafter at 104% of the New Convertible Preferred Liquidation Preference.

On and after the first anniversary of the Effective Date, (and on each six month anniversary thereafter), the holder of New Series A Convertible Preferred may convert up to 25% of its New Series A Convertible Preferred holdings into New Common Stock at a conversion price equal to greater of (i) 90% of the average 20-day closing ask price for the New Common stock, and (ii) $3.00 per share so converted. Holders of Series A Preferred Stock have no preemptive rights.

The Restated Certificate of Designation in respect of the New Series A Convertible Preferred shall also contain negative covenants that prohibit, so long as any New Series A Convertible Preferred is outstanding, the Reorganized Debtor from incurring any security interests, Liens, or encumbrances on any of the Reorganized Debtor's Intellectual Property Assets (other than those Liens contemplated by the Plan as being in existence on the Effective Date).

C. New Series B Convertible Preferred Stock

As provided in the Restated Certificate of Designation at Exhibit I.A.92(B) to the Plan, holders of the New Series B Convertible Preferred will be entitled to one vote per share on all matters on which the holders of New Common Stock will be entitled to vote. Dividends shall accrue at the rate of eight percent (8%) per annum, payable quarterly in arrears. Dividends paid on the New Series B Convertible Preferred are cumulative and must be paid before any dividends may be paid on the New Common Stock. The dividend paid in the first year shall be paid in additional shares of New Series B Convertible Preferred. After the first anniversary, the dividend paid shall, at the election of the Reorganized Debtor's board of directors, either in the form of shares of New Series B Convertible Preferred or Cash.

In the event of Reorganized Debtor's liquidation, dissolution or winding up, holders of New Series B Convertible Preferred will be entitled to the New Convertible Preferred Liquidation Preference in all assets remaining after payment of liabilities in preference over the New Common Stock. The Reorganized Debtor may redeem the New Series B Convertible Preferred any time after issuance as follows: (i) during the first 12 months following the Effective Date, at 105% of the New Convertible Preferred Liquidation Preference; (ii) during the 12 months following the first anniversary of the Effective Date, at 104% of the New Convertible Preferred Liquidation Preference, and (iii) thereafter, at 103% of the New Convertible Preferred Liquidation Preference.

On and after the first anniversary of the Effective Date, (and on each six month anniversary thereafter), the holder of New Series B Convertible Preferred may convert up to 25% of its New Series B Convertible Preferred holdings into New Common Stock at a conversion price equal to greater of (i) 90% of the average 20-day closing ask price for the New Common Stock, and (ii) $3.00 per share so converted. Holders of New Series B Convertible Preferred Stock shall have no preemptive rights.

The Restated Certificate of Designation in respect of the New Series A Convertible Preferred shall also contain negative covenants that prohibit, so long as any New Series B Convertible Preferred is outstanding, the Reorganized Debtor from incurring any security interests, Liens, or encumbrances on any of the Reorganized Debtor's Intellectual Property Assets (other than those Liens contemplated by the Plan as being in existence on the Effective Date).

D. New Warrants

The New Class A Warrants and New Class B Warrants to be issued to New Investors and holders of Postpetition Senior Secured Notes that exercise their conversion rights under the Plan will represent the right to purchase shares of New Common Stock in the future.

The New Class A Warrant, the form of which is attached at Exhibit I.A.64 to the Plan, will represent the right to purchase one share of New Common Stock at an exercise price of $1.00 per share at any time commencing on the Initial Distribution Date and expiring on the second anniversary thereof.

The New Class B Warrant, the form of which is attached at Exhibit I.A.65 to the Plan, will represent the right to purchase one share of New Common Stock at an exercise price of $1.50 per share at any time commencing on the Initial Distribution Date and expiring on the third anniversary thereof.

E. Transfer Agent and Registrar

The transfer agent and registrar for the New Securities is expected to be StockTrans, Inc., who is the Debtor's transfer agent and registrar for the Debtor's Existing Common Stock.

IX.

CERTAIN MATTERS IN RESPECT OF THE REORGANIZED DEBTOR

A. Funding of the Plan

Cash payments required by the Plan shall be provided from the funds of the Estate, from funds generated by operation of the Debtor and the Reorganized Debtor's business, and from the fresh capital raised through the Private Placement Offering. Funds raised in the Private Placement Offering are designated to be escrowed prior to the Confirmation Date and turned over to the Reorganized Debtor on the Effective Date upon satisfaction of the other conditions precedent to Confirmation set forth in Article VIII of the Plan.

In the Private Placement Offering being conducted by the Debtor in conjunction with the Confirmation, the Debtor is offering to sell (net of fees and commissions) at least $3.0 million and no more than $5.0 million in New Securities to New Investors on the same terms and conditions offered to the holders of Postpetition Senior Secured Notes that elect under Section III.A.1.d to convert their Claims under the Plan into shares of New Common Stock and New Warrants. If the requisite minimum funds are committed, the closing of the Private Placement Offering will occur on the Effective Date.

The Debtor hopes to raise the entire $5.0 million in the Private Placement Offering. The Debtor will use additional capital raised to immediately commence following the Effective Date a planned two year clinical study at an estimated cost of approximately $2 million. The purpose of this study is to provide a basis for obtaining a medicare reimbursement code for AutoloGel. Additional capital, if raised, will also be used to add sales and support staff to increase the Debtor's market penetration efforts. The Debtor believes that raising additional capital in the private placement will enhance the overall value of the Reorganized Debtor by giving the Reorganized Debtor the ability to speed up implementation of its business plan and reach projected revenue levels earlier than projected under the minimum funding scenario. Extra available capital raised in the offering also provides the Debtor with added flexibility to cushion against adverse temporal fluctuations in cash flows and to take advantage of unanticipated opportunities that become available.

In determining the nature and extent of the consideration to be given to New Investors, the Debtor did not obtain a fairness opinion from an investment banker or valuation consultant. Instead the consideration to be given to New Investors was subject of extensive arm's length discussions and negotiations among prospective New Investors, certain Secured Creditors, and the Debtor. Among the factors considered in these discussions and negotiations were the Projections, the Debtor's corresponding business plans, the qualifications of the prospective management for the Reorganized Debtor, and personal evaluations by each separate negotiating party of the risks involved and the likelihood that the Projections and other aspects of the Reorganized Debtor's affairs could be achieved. As a result of these intensive negotiating efforts, the Debtor has determined to offer the consideration to be issued to New Investors on the terms provided herein and in the Plan. It is not anticipated that any Insiders of the Debtor will subscribe to the securities to be issued in the Private Placement Offering. The Debtor, however, does not know if, or the extent to which, New Investors will subscribe to the Private Placement Offering. Because the Disclosure Statement stands as the backbone of the disclosures in the Private Placement Offering, the Debtor's solicitation of funding under the Private Placement Offering will not proceed until the Disclosure Statement has been approved by the Bankruptcy Court.

B. Management of the Reorganized Debtor

Appendix E to this Disclosure Statement identifies those individuals who shall serve initially as directors, executive officers, or significant consultants to the Reorganized Debtor commencing on the Effective Date, and the contemplated terms of their employment or consulting arrangements. The Debtor reserves the right to be amend the information or Persons listed therein at any time prior to the Effective Date upon notice to the Persons listed on the Master Service List. Following the Effective Date, the Reorganized Debtor shall have the ability to cause changes in the composition of its board and management as are permitted under applicable federal and state laws.

Subject to Bankruptcy Court approval under Bankruptcy Code section 1129(a)(5), those Persons so designated shall be authorized to assume their offices on or before the Effective Date and shall be authorized to continue to serve in such capacities thereafter without the need for any further action by the Bankruptcy Court or any officers, directors, or shareholders of the Debtor or the Reorganized Debtor. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the terms of the certificates of incorporation and bylaws or similar constituent documents of the Reorganized Debtor and applicable state law.

C. Reorganization Bonus

Soon after the Court's authorization of the change of management on October 16, 2001, the Debtor's Board of Directors (the "Board") reached an agreement with Mr. Jimmy D. Swink, Jr. providing that in exchange for his full-time commitment to the Debtor's reorganization efforts as the Debtor's reorganization manager, the board would provide in any board-sponsored plan of reorganization for payment of a reorganization bonus to Mr. Swink, upon the effectiveness of that plan, equal to 4% of all Plan-Issued Securities. The Plan defines "Plan-Issued Securities" as all New Securities to be issued under the Plan, exclusive of the following: (i) the Reorganization Bonus; (ii) the Long Term Incentive Plan; (iii) New Warrants; and (iv) all shares issued to New Investors in excess of $1.7 million raised pursuant to the Private Placement Offering.(4)

At the time the board approved the filing of the Plan and Disclosure Statement, the board recognized Mr. Swink's achievements throughout the Reorganization Case and authorized inclusion of the proposed Reorganization Bonus for Mr. Swink in the filed documents. Among the achievements recognized were the following: his having organized the consent solicitation (which thwarted previous management's attempts to liquidate the Debtor); his having found the lenders who provided most of the DIP financing raised by the Debtor; his pivotal role in implementing a new business model and plan for the Reorganized Debtor; and his success in forging a confirmable Plan that (if approved) will extinguish the security interests of over $5 million in secured debt, provide the possibility (should the value of the New Securities obtained under the Plan appreciate in value after the Effective Date) for Creditors to achieve a premium return on their Claims, and give holders of Existing Common Stock a modicum return on shares that traded on the Petition Date at pennies on the dollar.

At the board meeting, the board also approved the payment of a reorganization bonus to Messrs. Burkett, Crews, and Smith of 1/3% of the Plan-Issued Securities based on their substantial efforts on the Debtor's behalf during the Reorganization Case. In reaching this decision, the board considered the absence of any payments to Messrs. Burkett and Crews for having served as a board member to the Debtor. In addition, the board considered the achievements of Mr. Smith in maintaining the Debtor as a going concern.

The New Common Stock to be issued pursuant to the Reorganization Bonus shall be distributed in twelve (12) equal monthly installments commencing on the Initial Distribution Date and continuing over the next succeeding eleven (11) Monthly Distribution Dates. Shares of New Series A Convertible Preferred Stock and New Series B Convertible Preferred Stock to be issued pursuant to the Reorganization Bonus shall be distributed on the Initial Distribution Date.

Upon receipt of shares of New Common Stock relating to the Reorganization Bonus, said recipient shall be deemed to have affirmatively covenanted to the Short-Selling Bar Representation and to be bound by its terms.

D. Long Term Incentive Plan of the Reorganized Debtor

One key element of the Reorganized Debtor's business strategy is the development of compensation arrangements that attract and retain top-quality management personnel, consultants, and directors. Accordingly, on the Effective Date, the Reorganized Debtor shall adopt a long-term incentive plan (the "Long Term Incentive Plan") providing for the issuance of various awards, as provided therein. A copy of the contemplated Long Term Incentive Plan is attached as Exhibit I.A.61 to the Plan.

Holders of Claims and Interests which may be entitled to receive shares of New Common Stock under the Plan should note that confirmation and effectiveness of the Plan shall satisfy the requirements under applicable law that the Long Term Incentive Plan be approved by shareholder vote.

The Long Term Incentive Plan will be administered by a committee of the Reorganized Debtor's board of directors, consisting of no fewer than two directors, none of whom may be employees of the Reorganized Debtor and each of whom will serve at the pleasure of the Reorganized Debtor's board of directors. This board committee will have full power to administer and to make all determinations as it deems necessary or advisable for the proper administration of the Long Term Incentive Plan, including, without limitation, the power to select from among the employees, consultants, and directors eligible for awards, those individuals to whom awards will be granted and the number of awards to be granted to such persons. This Board Committee will also be authorized to interpret the Long Term Incentive Plan and may at any time adopt such rules and regulations as it deems advisable.

The Long Term Incentive Plan shall provide for awards of stock appreciation rights, phantom stock, non-qualified options and incentive options, performance units, dividend equivalents and restricted and unrestricted stock. The Long Term Incentive Plan is limited to making awards up to 15% of the total represented by the sum of (i) all Plan-Issued Securities, (ii) securities issued pursuant to the Reorganization Bonus, and (iii) shares of New Common Stock issued upon exercise of the New Warrants.

E. The Restated Certificate of Incorporation, Restated Certificate of Designation, and Restated Bylaws of the Reorganized Debtor

The Reorganized Debtor will adopt the Reorganized Debtor's Restated Certificate of Incorporation, Restated Certificate of Designation, and the Reorganized Debtor's Restated Bylaws pursuant to Section 303 of the Delaware General Corporation Law and Bankruptcy Code section 1123(a)(5)(I). As a result thereof, neither the holders of New Common Stock nor the holders of Existing Common Stock will have an opportunity to vote separately on these charter documents.

As required by Bankruptcy Code section 1123(a)(6), the Reorganized Debtor's Restated Certificate of Incorporation shall prohibit the Reorganized Debtor from issuing nonvoting equity securities. After the Effective Date, the Reorganized Debtor may amend the Restated Certificate of Incorporation, the Restated Certificate of Designation, and Restated Bylaws as permitted by the Delaware General Corporation Law. The Restated Certificate of Designation and Restated Certificate of Incorporation and the Restated Certificate of Incorporation will become effective upon their filing with the Delaware Secretary of State.

F. Registration Rights Granted to New Investors

In raising the funds necessary for confirmation from the New Investors, the Debtor has agreed to register the shares of New Common Stock, New Warrants, and Warrant Shares to be issued to the New Investors pursuant to the Plan and the Private Placement Offering the pursuant to a registration statement filed with the SEC under the Securities Act (the "New Registration Statement"). The date the New Registration Statement is declared effective by the SEC shall be the Initial Distribution Date under the Plan.

G. Delaware Anti-Takeover Law

The Reorganized Debtor will be subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"). Subject to a number of exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring, or preventing a change of control of Reorganized Debtor without further action by the stockholders.

X.

CERTAIN RISK FACTORS TO BE CONSIDERED

Certain risks are associated with the New Securities to be issued pursuant to the Plan. The risk factors enumerated below assume confirmation and consummation of the Plan and do not include matters that could prevent or delay confirmation of the Plan. Prior to voting on the Plan, Creditors and Equity Interest holders in Impaired Classes that are eligible to vote on the Plan and other claimants who may elect to receive New Securities should carefully consider the risk factors enumerated below as well as all of the other information contained or referenced in the Disclosure Statement.

You should carefully consider the following risk factors and the other information in this disclosure statement before acquiring New Securities pursuant to the Plan. The Reorganized Debtor's business and its results of operations could be seriously harmed by the following risks. The trading price of our New Common Stock could decline due to any of these risks, and you could lose all or part of your investment. The risks described below are not the only ones the Reorganized Debtor will face.

A. Inherent Uncertainty of the Financial Projections; History of Losses

Since the Debtor's inception, it has incurred significant net losses. The Debtor lost $33 million in fiscal year 2000 alone and nearly $50 million from inception to date. The Projections set forth management's estimated statement of financial position, income, and cash flows through the end of 2004. The Projections are based on numerous assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtor and some or all of which may not materialize. Unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may also affect the actual financial results of the Reorganized Debtor's operations. These variations may be material and may adversely affect the ability of the Reorganized Debtor to realize the projected results. In addition, because the Reorganized Debtor will be implementing a new business model predicated upon significant penetration into various wound care submarkets in which the Debtor presently has marginal presence, actual results achieved could widely vary from the Projections. Thus, the Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur. Failure to achieve the projected results or maintain profitability could negatively impact the market price of the New Common Stock.

B. Absence of Established Market for New Common Stock

The Projections estimate that approximately 8.75 million shares in the aggregate will be issued pursuant to the terms of the Plan. The precise number issued depends in large part on the total funds raised from New Investors. If total Allowed Claims exceed those assumed in the Projections, that too may impact the number of shares of New Common Stock that will be issued under the Plan.

The Reorganized Debtor intends to take such steps as are necessary for its New Common Stock to qualify for listing on Nasdaq as soon as practicable after the Effective Date, including obtaining certified financial statements for fiscal year 2001 and bringing current the Securities Exchange Act filing required in respect of public companies. There can be no assurance that the New Common Stock will so qualify for inclusion on Nasdaq or any other established public market. As such, the New Common Stock may only trade on the OTC Bulletin Board or the "pink sheets," resulting in possibly extreme price and volume fluctuations unrelated to the Reorganized Debtor's operating performance.

Further, there can be no assurance that an active trading market in the New Common Stock will develop or continue, or that the market price of the Common Stock will not decline below the Administrative Rate. The trading price of the New Common Stock may further be pressured downward from a myriad of reasons including lack of demand based on inadequate analyst and media coverage and failure of the Reorganized Debtor to achieve its projected financial results.

Some Persons receiving such New Common Stock may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market for New Common Stock may be volatile for some period of time following the Effective Date, and indeed may be depressed for a period of time following the Effective Date until the market has had time to absorb these sales. No assurances can be given as to the market price of the New Common Stock that will prevail following the Effective Date.

The Debtor is attempting to give the nascent public market in the New Common Stock room to develop by causing all shares of New Common Stock to be issued under the Plan to be staggered over a ten month period commencing on the Initial Distribution Date. In addition, all holders of New Common Stock received under the Plan shall be subject to the Short-Selling Bar Representation that prevents any holder who receives New Common Stock under the Plan from engaging in short-selling (i.e., selling shares that the holder does not own in hopes that the stock price will decline) in the Reorganized Debtor's New Common Stock.

Additionally, there may be certain restrictions on the ability of certain holders of shares of New Common Stock to sell, transfer, or otherwise freely dispose of their shares of New Common Stock received pursuant to the Plan if such holders are "issuers" or "dealers" under sections 2(11) and 2(12), respectively, of the Securities Act, or by virtue of a state's blue sky laws.

C. Importance of Management

The success of the Reorganized Debtor depends, to a large extent, upon the success of the Persons identified in Appendix E of the Disclosure Statement as the contemplated officers, directors, managers, and consultants of the Reorganized Debtor. The Reorganized Debtor's continued growth also depends on its ability to attract and retain skilled technical, marketing, and sales personnel, and there can be no assurance that the Reorganized Debtor will be successful in doing so.

D. Assumptions Regarding the Value of the Reorganized Debtor's Assets

The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). In SOP 90-7, an entity should adopt "fresh-start" reporting upon its emergence from chapter 11 if (i) the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all postpetition liabilities and allowed claims, and (ii) the holders of existing voting shares immediately before plan confirmation receive less than 50 percent of the voting shares of the emerging entity.

The Debtor believes that, on the Effective Date, the Debtor shall adopt "fresh-start" reporting in accordance with SOP 90-7. Pursuant to SOP 90-7, all assets and liabilities of the Company shall be restated to reflect their "reorganization value" as of the Effective Date. The Projections reflect that the reorganization value of the Reorganized Debtor on the Effective Date will be in excess of $14 million if the minimum $3.0 million (net) is raised in the Private Placement Offering. There can be no assurance that the reorganization values settled upon in consultation with the Reorganized Debtor's auditors will be the same as those represented in the Projections.

E. Future Litigation Risks

Providing medical care entails an inherent risk of professional malpractice and other claims. The Reorganized Debtor will not control or direct the practice of medicine by physicians or health care providers who use its products and does not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. No assurances can be given that claims, suits, or complaints relating to the use of AutoloGel will not be asserted against the Reorganized Debtor in the future.

The Reorganized Debtor intends to maintain professional and product liability insurance coverage, but no assurances can be given that the coverage limits of this insurance would be adequate to protect the Reorganized Debtor against all potential claims or that such insurance can be obtained.

F. Absence of Dividends on the New Common Stock

The Reorganized Debtor does not anticipate paying any dividends on the New Common Stock in the foreseeable future and will be prohibited from paying dividends on the New Common Stock for as long as shares of New Series A Convertible Preferred or New Series A Convertible Preferred remain outstanding.. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in the New Common Stock.

XI.

RESALE OF SECURITIES RECEIVED UNDER THE PLAN

A. Issuance of New Common Stock

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in joint plan with the debtor, or of a successor to the debtor under the plan; (2) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

The Debtor believes that the offer and sale of the New Common Stock under the Plan to holders of Claims against and Equity Interests in the Debtor satisfies the requirements of section 1145(a)(1) of the Bankruptcy Code (except with respect to funds received pursuant to the Private Placement Offering) and that such offer and sale is, therefore, exempt from registration under the Securities Act and state securities laws.

B. Subsequent Transfers of Securities

The New Common Stock to be issued under the Plan pursuant to Bankruptcy Code section 1145(a)(1) registration exemption may be freely transferred by most recipients following initial issuance under the Plan, and all resales and subsequent transactions in the New Common Stock so issued are exempt from registration under federal and state securities laws, unless the holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

(1) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest;

(2) persons who offer to sell securities offered under a plan for the holders of such securities;

(3) persons who offer to buy such securities for the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; or (B) made under a distribution agreement; and

(4) a person who is an "Issuer" with respect to the securities, as the term "Issuer" is defined in Section 2(11) of the Securities Act.

Under Section 2(11) of the Securities Act, an "Issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.

To the extent that Persons who receive New Common Stock pursuant to the Plan are deemed to be "underwriters," resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters would, however, be permitted to sell such Securities without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by "underwriters" if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.

Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Holding Company Common Stock to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any particular Person receiving New Holding Company Common Stock under the Plan would be an "underwriter" with respect to such securities.

Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, the Debtor makes no representation concerning the right of any person to trade in the New Common Stock or other securities. The Debtor recommends that potential recipients of the New Common Stock consult their own counsel concerning whether they may freely trade the New Common Stock and other securities without compliance with the Securities Act or the Exchange Act.

XII.

CERTAIN TAX CONSEQUENCES OF

CONSUMMATION OF THE PLAN

The following discussion is a summary of certain selected significant federal income tax consequences but not state, local or foreign tax consequences, of the Plan to the Debtor, the Reorganized Debtor, and holders of Claims and Equity Interests. These tax consequences may be affected by such factors as changes in the structure of the Reorganized Debtor from that described herein. The federal income tax consequences to holders may vary significantly depending on the individual circumstances of each holder. Moreover, the federal income tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal precedent and the possibility of changes in federal income tax laws. Accordingly, each holder of an allowed claim or equity interest is strongly advised to consult with such holder's own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan.

In general, the federal income tax consequences to the Debtor and the Reorganized Debtor and to each holder of an Allowed Claim or Allowed Equity Interest will depend on numerous factors. These factors include but are not limited to the following:

1. The identity and status of the particular holder of the Claim or Equity Interest for federal income tax purposes;

2. The financial status of the holder of the Claim or Equity Interest and of the Debtor and the Reorganized Debtor, including the amount and character of any current tax attributes and tax attribute carryovers or carrybacks of the holder of a Claim or Equity Interest, and/or the Debtor or Reorganized Debtor;

3. The nature (recourse or nonrecourse) and terms of the debt instrument(s) to be restructured including the allocation of payments between principal and accrued but unpaid interest;

4. The accounting method of the holder of the holder of the Claim or Equity Interest;

5. The relationship, if any, between the Debtor, the Reorganized Debtor, and holder of a Claim or Equity Interest;

6. The residency, alienage or place of legal incorporation or formation (foreign or U.S.) of the holder of the Claim or Equity Interest; and

7. The type or method of restructure adopted by the Reorganized Debtor and Claimant or Equity Interest and the timing of such restructure.

The application of the factors to each Claimant will depend on the Claim or Equity Interest holder's individual facts and circumstances. In addition the federal income tax consequences to the Debtor, the Reorganized Debtor, and Claim or Equity Interest holders may depend on events which occur several years after the Plan is implemented.

The Debtor does not have sufficient information to determine all of the specific federal income tax consequences to each of the Claim or Equity Interest holders resulting from the Plan. Accordingly, each such holder is strongly advised to consult with its own tax advisor regarding the federal, state, local and foreign tax consequences of the Plan.

No rulings have been or are expected to be requested from the Internal Revenue Service (the "IRS") or any state tax agency concerning any of the tax matters described herein. There can be no assurance that the IRS or any state tax agency will not challenge the positions taken by the Reorganized Debtor with respect to any of the issues addressed herein or that a court of competent jurisdiction would not sustain such a challenge.

A. Federal Income Tax Consequences to the Debtor

1. Discharge or Cancellation of Indebtedness of the Debtor

The Debtor will be subject to the cancellation of debt rules and the corresponding tax attribute reduction provisions of the Internal Revenue Code as a result of the debt restructuring required under the Plan. Under the Internal Revenue Code and Treasury Regulations thereunder, gross income ("GI") of the Debtor will include income from the discharge or cancellation of indebtedness which (a) the Debtor as taxpayer is liable for or encumbers property owned by the Debtor. Although the Debtor should be allowed to avail itself of one or more of the cancellation of debt income ("CODI") exemptions to avoid reporting CODI for federal income tax purposes, the Debtor may be required to reduce certain of their tax attributes, including net operating losses and tax basis of assets.

2. Recognition of Gain or Loss by the Debtor

As noted above, under the terms of the Plan, Allowed Claim or Equity Interest holders may be entitled to foreclose on collateral securing debt owed by the Debtor. In addition, the Debtor will issue new debt instruments to Allowed Claim or Equity Interest holders and New Common Stock will be received by other Claim or Equity Interest holders. One or more of these actions by the Debtor may constitute a taxable exchange or disposition for federal income tax purposes.

Under Internal Revenue Code § 1032, the issuance by the Debtor of shares of its own stock (including treasury stock) for money or other property generally does not give rise to taxable gain (except for potential CODI) or deductible loss to the Debtor regardless of the nature of the transaction or the facts and circumstances involved. Thus, to the extent that the Debtor are treated as issuing their own stock to Claim or Equity Interest holders under the Stock for Debt Exception, the Debtor will not recognize gain or loss.

3. Amount and Utilization of Net Operating Loss Carryforwards and Other Federal Income Tax Attributes

Until the financial audit for fiscal year 2001 is completed, the Debtor will not know with certainty the exact amount of net operating loss carryforwards ("NOL") for regular federal income tax purposes that the Debtor has available. The Debtor expects, however, that NOL's could be at least $20 million. Because there is not expected to be a "change in control" of the Debtor under Section 382 of the Internal Revenue Code, it does not believe the Reorganized Debtor will be limited in its application of its NOL's, subject to any applicable alternative minimum tax. The Projections assume full utilization of the Debtor's NOL's and the absence of any alternative minimum tax.

B. Tax Consequences to Holders of Allowed Claims.

The federal income tax consequences with respect to payments of New Common Stock, cash, and/or property to Allowed Claim in partial or full satisfaction of debt, or pursuant to a tax free recapitalization or other restructuring, depend on the allocation of such payments to principal and interest (if any) owed on the debt.

An Allowed Claimant will recognize ordinary income to the extent that any stock, debt securities, other property, or cash received is attributable to interest (including original issue discount) which has accrued while the Claimant held the debt and which the Claimant has not previously included in income. A Claimant will recognize a loss (subject to the loss disallowance provisions of the Internal Revenue Code) to the extent that the interest (including original issue discount) which has accrued while the Claimant held the debt and which the Claimant previously included in income, exceeds the fair market value of stock, debt and cash received by the Claimant which is attributable to such accrued interest (including OID).

In addition, such Claim holder will realize gain on such amount equal to the excess of the fair market value of stock, debt, other property and cash received (excluding amounts attributable to interest as discussed above) over the cost or other tax basis of the debt claims surrendered (excluding any tax basis allocated to accrued interest). The gain may be a capital gain or ordinary gain unless the exchange has the effect of the distribution of a dividend under Internal Revenue Code § 305 (discussed below) in which case gain recognized that is not in excess of earning and profits of the Debtor will be treated as a dividend. A Claimant who receives a dividend may qualify for a dividend received with respect to the dividend.

The rules for taxation of payments to Claim holders which are attributable to other accrued but unpaid income items (e.g., rents, compensation, royalties, dividends, etc.) are similar to the rules described above for payments allocated to interest.

C. Tax Consequences to Holders of Allowed Existing Equity Interests.

Holders of Allowed Equity Interests in Classes 4A and 5 should not recognize gain or loss on the exchange of their Allowed Existing Equity Interests for shares of New Common Stock unless said holders had previously recognized a tax write-off in respect of Existing Equity Interests. Holders of Allowed Existing Equity Interests in Classes 6 and 7 may recognize a loss under certain circumstances depending on whether they had any basis in said Existing Equity Interests.

D. Importance of Obtaining Professional Tax Assistance

The foregoing is intended to be only a summary of selected federal income tax consequences of the Plan, and is not a substitute for careful tax planning with, and receipt of advice from, a tax professional. The federal income tax consequences of the Plan that are described herein and the state, local, and foreign tax consequences of the Plan that are not addressed herein, are complex and, in some cases, uncertain. Such consequences may also vary based on the individual circumstances of each holder of a Claim. Accordingly, each Claim and Equity Interest holder is strongly urged to consult with its own tax advisor regarding the federal, state, local, and foreign tax consequences of the Plan.

XIII.

RESERVATION OF CERTAIN RIGHTS

The information contained in this Disclosure Statement is included for purposes of soliciting acceptances of the Plan, is to be construed as a statement made in settlement negotiations, and may not be relied upon for any purpose other than to determine how to vote on the Plan. Neither the filing of the Plan or this Disclosure Statement, nor any statement or provision contained therein, nor the taking of any action by the Debtor or a holder of any Claim against or Equity Interest in the Debtor with respect to the Plan or this Disclosure Statement is or shall be deemed to be (i) an admission or a waiver of any rights or defenses of the Debtor, (ii) admissible in any proceeding involving the Debtor (other than the Confirmation Hearing), or (iii) conclusive advice on the tax, securities, or other legal effects of reorganization as to Confirmation Date holders of Allowed Claims or Allowed Equity Interests. If the Confirmation Hearing does not occur, or if the Plan does not become effective, no statement contained herein may be used or relied upon in any manner in any suit, action, proceeding, or controversy against the Debtor, and the Debtor hereby reserves any and all of its rights and defenses against any Person.

XIV.

ADDITIONAL INFORMATION

Additional information regarding the Debtor and certain documents relating to the Plan, this Disclosure Statement, and the Reorganization Case generally has been referred to throughout this Disclosure Statement. Orders of the Bankruptcy Court pertaining to the Reorganization Cases, the Debtor's Schedules of Assets and Liabilities, the Debtor's consolidated Statement of Financial Affairs and monthly operating reports, certain other lists, schedules, and statements that must be Filed pursuant to Bankruptcy Rule 1007, and any pleadings Filed in the Reorganization Case (including all exhibits thereto) may be inspected for a fee at the website of Bankruptcy Court for the Northern District of Illinois, Eastern Division, and may be reviewed and photocopied at the Office of the Clerk of the Bankruptcy Court, Dirksen Federal Building, 7th Floor, 219 South Dearborn Street, Chicago, Illinois during normal business hours.

Additional historical information regarding the Debtor is included in the filings of the Debtor with the Securities and Exchange Commission. All of the Debtor's public filings may be reviewed at the main or certain regional offices of the Securities and Exchange Commission during normal business hours. Copies of the Plan, Disclosure Statement, and various filings with the SEC relating to the Debtor may be obtained from the SEC's EDGAR database at (www.sec.gov/edgarph.htm).

Any statements contained in this Disclosure Statement concerning the terms or provisions of any document, agreement, instrument, or exhibit may not be complete. Each such statement is qualified in its entirety by reference to such document, agreement, instrument, or exhibit, which should be reviewed in its entirety for a more complete understanding of its contents.

Copies of the Disclosure Statement may also be obtained by contacting Elizabeth E. Richert, counsel for the Debtor, at (312) 606-8648.

XV.

RECOMMENDATION AND CONCLUSION

All Creditors and Equity Interest holders in Impaired Classes entitled to vote on the Plan should review the Disclosure Statement before voting to accept or reject the Plan. The Debtor believes that the treatment of Creditors and Equity Interests that are Impaired under and entitled to vote on the Plan contemplates a greater recovery for such Persons than would be available under any alternative plan or in a chapter 7 liquidation. Accordingly, the Debtor believes that confirmation of the Plan is in the best interests of Impaired Creditors and Equity Interest holders entitled to vote on the Plan and recommend that all such Persons vote to accept the Plan.

Respectfully submitted,

CYTOMEDIX, INC.

By: /s/ Kent T. Smith

Kent Smith

Its: Chief Executive Officer and President

Dated: April 24, 2002

Counsel for the Debtor

and Debtor in Possession:

Steven R. Jakubowski (ARDC NO. 6191960)

Elizabeth E. Richert (ARDC NO. 6275764)

ROBERT F. COLEMAN & ASSOCIATES

77 West Wacker Drive, Suite 4800

Chicago, Illinois 60601

Telephone: (312) 444-1000

Facsimile: (312) 444-1028

1. 1 As regards property at the Little Rock facility that former management accused Mr. Worden of stealing, Mr. Worden accounted to the Debtor for all property he took possession of from the premises (the "Bowman Park Property"). Mr. Worden found ironic the claim that he had stolen the Bowman Park Property given that his motive for taking the property was to prevent it from being stolen. Mr. Worden further claimed the right to take possession of the property based on the Debtor's having abandoned the Little Rock facility prepetition and having ceased paying rent and utilities. Mr. Worden is also a co-debtor on the lease, and has continued to make monthly rental payments to the landlord based on his guarantee of the Debtor's performance under the lease (which was rejected on November 6, 2001). Mr. Worden has asserted rights of setoff against the Bowman Park Property. The Debtor and Mr. Worden have agreed that Mr. Worden may assert a setoff right of $20,000 against his General Unsecured Claim and retain possession of, and title to, the Bowman Park Property; provided, however, that all property held by him that was leased by the Debtor prepetition shall remain subject to the lease rights of the lessors thereto and the Debtor shall have no liability therefor.

2. 2 One of Waverly's members is Mr. David Crews, a present member of the Debtor's board and a beneficial holder of interests in approximately 155,000 shares of Existing Common Stock, $250,000 in principal amount of 12% Senior Notes, and $200,000 in principal amount of 10% Junior Notes. Waverly is also a holder of $881,552 in principal amount of 10% Junior Notes, acquired in the Curative Note Purchase Agreement. At the time the Curative Note Purchase Agreement became effective, Mr. Jimmy D. Swink, Jr., was Waverly's agent for purposes of negotiating the Curative Note Purchase Agreement. Mr. Swink is no longer an agent of Waverly and has never been a member of Waverly.

3. 3 Curative disputes the merits of the Debtor's alleged Avoidance Actions. Curative asserts that the Procuren Acquisition was conducted at arms-length and that the Debtor made affirmative representations regarding the Debtor's solvency and the reasonable equivalency of the value of the assets purchased. The Debtor counters that such subjective representations do not qualify under the objective standards applied to such concepts under the constructive fraudulent transfer provisions of the Bankruptcy Code and applicable state law.

4. 4 The Board has also authorized (in lieu of a 5% Reorganization Bonus paid on funds raised in the Private Placement Offering in excess of $1.7 million) payment of a five percent (5%) finder's fee to any Insider on any funds raised in the Private Placement Offering in excess of $1.7 million, provided that (i) no commission shall otherwise be payable in the Private Placement Offering in respect of such excess funds, (ii) the New Investor whose funds are the subject of the finder's fee is not a member of any Impaired or Unimpaired Class under the Plan, and (iii) the Insider shall have initiated the contact between the Debtor and the New Investor, leading to the investment in the Private Placement Offering. The finder's fee shall be treated under the Plan as an Administrative Claim.